The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and each of the accompanying prospectuses are part of a registration statement filed with the SEC. This prospectus supplement and the accompanying prospectuses are not offers to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-121829

Pursuant to Rule 429, Includes

Securities Registered Under

Registration No. 333-96919

PROSPECTUS SUPPLEMENT (Subject to Completion) (To Prospectus dated February 8, 2005 and Prospectus dated September 3, 2003)	Issued February 15, 2005

6,000,000 Shares

COMMON STOCK

Headwaters Incorporated is offering 6,000,000 shares of common stock.

Our common stock is traded on the Nasdaq National Market under the symbol “HDWR.” On February 11, 2005, the reported last sale price of our common stock on the Nasdaq National Market was $32.39 per share.

Investing in our common stock involves risk. See “ Risk Factors” beginning on page S-12 of this prospectus supplement.

PRICE $             A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds, before expenses, to Headwaters
Per Share	$	$	$
Total	$	$	$

We have granted the underwriters the right to purchase up to an additional 900,000 shares of common stock to cover over-allotments, if any.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectuses is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on February         , 2005.

MORGAN STANLEY

ADAMS HARKNESS

JPMORGAN

RBC CAPITAL MARKETS

STEPHENS INC.

February         , 2005

HEADWATERS INCORPORATED

Adding Value to Energy™

Headwaters provides diversified products and services through these business units.

Headwaters Resources

Headwaters Resources is the leading marketer and manager of CCPs in the U.S. The Headwaters Fort Mandan Visitor Center utilizes CCPs in its concrete foundations and paving, FlexCrete walls, stucco, wallboard, carpet and manufactured stone.

Headwaters Energy Services

Headwaters Technology Innovation Group

One of the most exciting innovations developed by Headwaters is its NxCat™ technology for producing nanocatalysts. Catalysts facilitate chemical and energy processes by making the reactions more efficient and productive.

Headwaters Construction Materials

Our architectural stone manufactured by Eldorado and specialty siding products manufactured by Tapco are leaders in the home improvement and new residential construction industries.

This document is in three parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectuses and the documents incorporated by reference. The second and third parts are the accompanying prospectuses, which give more general information, including a description of our common stock. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectuses or any document incorporated by reference, the information in this prospectus supplement shall control.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference. We have not authorized anyone to provide you with information that is different. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement and the accompanying prospectuses or of any sale of the common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectuses, including the documents incorporated by reference, in making your investment decision. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement and the accompanying prospectuses, entitled “Where You Can Find More Information.”

PROSPECTUS SUMMARY

This summary contains basic information about our business. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus supplement and the accompanying prospectuses carefully, including the section entitled “Risk Factors,” before making an investment decision. You should also read our consolidated financial statements and the related notes contained in this prospectus supplement and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectuses. This prospectus supplement and the accompanying prospectuses contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included in the accompanying prospectuses under “Special Note About Forward-Looking Statements.”

HEADWATERS

Headwaters is a diversified growth company providing products, technologies and services to the energy and construction materials industries. In executing our mission of “adding value to energy,” we have built a platform of businesses and competencies that we believe will sustain our pursuit of profitable growth through maintaining leadership positions in our markets and the innovative implementation of new technologies. We believe our business units deliver a strong and stable cash flow stream and demonstrate our commitment to innovative sustainable business practices. We strive to create a sustainable environment by conserving natural resources, minimizing waste, creating products using less energy, and leading our industries to a higher environmental standard.

We create value for coal-fueled power generators from their coal combustion products (“CCPs”). CCPs, such as fly ash and bottom ash, are created when coal is burned and have traditionally been an environmental and economic burden for power generators but, when properly managed, can result in additional revenue for utilities. We create commercial value for CCPs principally by supplying CCPs as a replacement for portland cement in a variety of concrete infrastructure projects and building products. Our resources business unit is the largest manager and marketer of CCPs in the United States.

Our energy services business unit is a market leader in providing technologies used to produce coal-based solid alternative fuels. We are using our engineered fuels expertise to develop new opportunities in the burgeoning clean coal marketplace and are in the process of developing a range of breakthrough technologies that improve natural resource utilization.

Our construction materials business is an industry leader in two fast growing product categories, manufactured stone and specialty siding. Revenue from construction materials is diversified geographically and also by market, including new residential, remodeling and commercial markets. We believe our acquisitions in this area have enhanced the stability of our cash flows, broadened the distribution channels for our products and provided a source of funds for future growth.

Through our technology innovation group we develop and commercialize proprietary technologies to convert or upgrade fossil fuels into higher-value products, including heavy oil upgrading, coal liquefaction, and gas-to-liquids technology. Our nanocatalyst technology has proven its potential in multiple industrial and chemical applications. We view innovation and commercialization of new technologies as a key value component of our future growth.

We conduct our business primarily through the following business units:

Headwaters Resources (“HRI” or “Resources,” formerly known as ISG Resources, Inc.) manages approximately 20 million tons of CCPs annually on an exclusive basis for many of the nation’s largest coal-fueled utilities. HRI has expanded the commercial use of CCPs and continues to drive market recognition and realization of the performance, economic and environmental benefits of CCPs. Sales of high-value CCPs used principally as a replacement for portland cement in concrete were approximately 6.44 million tons in 2004. We currently manage an additional approximately 3 million tons of high-value CCPs each year that are currently sent to landfills, but could be used in higher-value applications, depending on demand, treatment or available storage and transportation. Concrete made with fly ash is stronger, more durable, less permeable and more corrosion resistant than concrete made without fly ash. Further, concrete made with fly ash is easier to work with than concrete made without fly ash due, in part, to its better pumping and forming properties. Fly ash use displaces cement production, resulting in lower greenhouse gas emissions. According to American Coal Ash Association (“AACA”) 2002 estimates, fly ash replaces approximately 10% of the portland cement used in concrete manufactured in the United States as compared with 25% in Europe. Broader recognition of the performance, economic and environmental benefits of fly ash has led the United States Environmental Protection Agency (“EPA”) and many state regulators to recommend or specify its use.

Headwaters Energy Services (“HES” or “Energy Services,” formerly known as Covol Fuels) is, we believe, the market leader in enhancing the value of coal used in power generation through licensing proprietary technologies and selling chemical reagents that convert coal into a solid alternative fuel. This solid alternative fuel can be handled, transported and burned more efficiently than coal. In addition, this solid alternative fuel qualifies for tax credits under Section 29 of the Internal Revenue Code based upon the Btu content of the alternative fuel produced and sold. We currently license our technologies to 28 of a company-estimated 75 coal-based solid alternative fuel facilities in the United States. In addition, in fiscal 2004 we sold our proprietary chemical reagents to approximately 35 facilities owned by our licensees and other customers. The sale of qualified alternative fuel enables facility owners who comply with certain statutory and regulatory requirements to claim federal tax credits under Section 29, which currently expires on December 31, 2007. The intent of Section 29 is to reduce dependence on foreign sources of energy by more efficiently using domestic energy resources. HES is also actively involved in multiple clean coal initiatives. These initiatives provide HES with an opportunity to reduce SOx, NOx and mercury from coal, greatly increasing coal’s cleanliness and useability.

Headwaters Construction Materials (“HCM” or “Construction Materials”) produces construction materials that minimize waste, conserve natural resources, and/or use less energy in manufacturing or application. In June 2004, we acquired Eldorado Stone, LLC (“Eldorado”) a market leader in designing, manufacturing and marketing manufactured stone products, and in September 2004, we acquired Tapco Holdings, Inc. (“Tapco”), a leading manufacturer of building products accessories (such as window shutters, gable vents and mounting blocks) and professional tools used in exterior residential remodeling and construction. The acquisitions of Tapco and Eldorado have significantly transformed HCM and have given us a national presence in commercial, residential and remodeling markets. We believe that we are now one of the leading national manufacturers of manufactured stone, the leading national manufacturer of injection-molded accessories for the residential remodeling market and the leading supplier of concrete blocks in Texas. We have approximately 12,000 distribution points nationwide and can benefit from economies of scale in manufacturing and distribution. We believe the acquisition of Tapco in September has reduced HCM’s dependence on new construction since the majority of Tapco’s sales are associated with the less-cyclical remodeling market. In addition to improving HCM’s cash flow profile, we believe our recent acquisitions have positioned HCM for significant growth. Through Tapco and Eldorado, we now participate in what we believe to be two of the highest growth segments within the siding industry, manufactured stone and specialty siding.

Headwaters Technology Innovation Group (“HTI”) develops and commercializes proprietary technologies to convert or upgrade fossil fuels into higher-value products and develops nanocatalyst technologies that have multiple industrial and chemical applications. The energy-related technologies developed or under development include direct coal liquefaction, the conversion of gas-to-liquid fuels and the upgrading of heavy oil to lighter materials. HTI has also developed a proprietary nanocatalyst technology that will allow for the custom design of catalysts on an atomic scale for multiple industrial applications, which should reduce costs and increase the efficiency of chemical reactions. We intend to continue to seek out opportunities to utilize our nanocatalyst technology to lower production costs, as we believe nanotechnology represents the future of energy and chemical sustainability. The ability to align, space and adhere materials at the molecular level creates value due to the size, shape and composition of these materials. Nanocatalysts developed by HTI can increase the conversion of heavy oil to usable materials, maximize efficiency in chemical and energy production, improve the environment and create other value added opportunities.

Competitive Strengths

Our competitive strengths include:

•

Diversified Company with Leading Market Shares.    We are a diversified company with each of our business units enjoying leading market positions. HRI is the largest manager and marketer of CCPs in the United States. We believe HES is the market leader in enhancing the value of coal used in power generation through technologies and chemical reagents that convert coal into a solid alternative fuel. HCM is one the largest suppliers of manufactured stone in the United States under the Eldorado name, and has one of the broadest lines of siding accessory products in the United States under the Tapco name. Our culture of innovation has helped us to establish and maintain our leading market share in core products.

•

Established Nationwide Presence.    Our CCP, manufactured stone and specialty siding and accessory businesses have an established nationwide presence. We believe we have the most extensive CCP infrastructure in the United States with over 30 stand-alone CCP distribution terminals across North America, as well as approximately 90 plant site supply facilities. As a result, we believe our infrastructure enables us to supply the requirements for the largest concrete construction projects in the United States. Further, Eldorado and Tapco have extensive distribution networks that provide national marketing and sales opportunities for our diversified portfolio of building products. Eldorado primarily distributes its manufactured stone products on a wholesale basis through a network of distributors, including masonry and stone suppliers, roofing and siding materials distributors, fireplace suppliers and other contractor specialty stores. Tapco maintains an extensive distribution network that consists of substantially all of the major vinyl siding, roofing and window distributors in the United States and ships to approximately 12,000 locations, including Home Depot and Lowe’s. We believe Tapco’s penetration of these channels is due to contractor loyalty to Tapco’s products, Tapco’s product breadth, the services Tapco provides to distributors and Tapco’s one-to-three-day order fulfillment. We believe our extensive distribution network is a key factor to our success in maintaining profitability and market share.

•

Economies of Scale Associated with Manufacturing Capabilities.    The leading market share of each of our business units provides the volume and resources necessary to realize manufacturing and distribution economies of scale. Through HRI, we have access to large quantities of high-value CCPs and maintain a nationwide storage and transportation infrastructure. Tapco has invested extensively in its facilities to develop state-of-the-art manufacturing operations. For example, with industry leading injection-molded product volumes, Tapco has the scale necessary to invest in advanced robotics, multi-cavity molds, automated material delivery systems and computerized manufacturing systems, which allow for tightly controlled cycle times. As a result, Tapco is able to produce over 140,000 different SKUs, including custom products, and ship over 400,000 orders annually with average ship times for all orders of less than three days from receipt. Further, high volumes, multi-cavity tool use and 24-hour plant operations significantly reduce costs relative to competitors in the siding accessory market.

•	Long-Term Customer Relationships and Exclusive Contracts. Our businesses are characterized by long-term relationships, and our HRI and HES business units are also supported by long-term contracts. HRI has established long-term relationships and exclusive CCP management contracts with many of the nation’s major utilities. HRI contracts with these utilities to manage and market CCPs, including high-value CCPs that can also be used in many products produced by our HCM business unit. We provide CCP management services to more than 110 power plants. HES has long-term exclusive contracts to license technology to alternative fuel facilities. Our licensees and chemical reagent customers include major utilities in the alternative fuel industry. In addition, our chemical reagents are manufactured by Dow Reichhold Specialty Latex LLC (“Dow Reichhold”) under a long-term contract and are drop-shipped to customer sites, so that we do not produce, take shipment of or inventory the reagents. Tapco enjoys a large customer base with over 6,000 non-retail ship-to-locations and over 6,000 retail ship-to-locations and is the national vendor of choice to Home Depot and Lowe’s for injection-molded shutters, mounting blocks and gable vents. In addition, Tapco supports its customers through a range of services such as the zip code tracking of sales by product, color and size, thereby enabling improved inventory management. These relationships provide us with stable revenues, earnings and cash flows and also give us credibility as we expand the markets for our portfolio of diverse products and provide access to existing customers when introducing new products, technologies and services.

•

Organic Growth Potential.    We believe that each of the principal markets that we serve offers substantial opportunities for organic growth. HRI continues to drive market recognition and realization of the performance, economic and environmental benefits of CCPs. We will continue to benefit from growing market acceptance of fly ash in the United States. According to AACA 2002 estimates, fly ash has a 10% cement replacement rate as opposed to a 25% cement replacement rate in Europe. HCM has a leading presence in what we believe are two of the highest growth segments of the siding market, manufactured stone and specialty siding.

•

Strong and Stable Free Cash Flow Generation.    Headwaters’ long-term contracts, relationships with vendors and customers, leading market positions, nationwide distribution network, manufacturing scale and relatively low maintenance capital expenditure levels should enable us to generate substantial free cash flow and attractive margins. As we continue to grow our businesses we will remain focused on maintaining these strengths. We believe HCM’s diversified product portfolio provides a balanced sales mix between the new construction and the home improvement markets. Because the new construction and home improvement markets typically tend to be countercyclical to each other, we believe that HCM has a strong platform for continued growth during changing economic and construction cycles.

Growth Strategy

Our execution on our growth strategy has brought us strength through diversity. We intend to realize future growth in the following ways:

•

Leverage Distribution Systems.    Our construction materials products enjoy a strong pull-through effect from Headwaters’ end customers, primarily architects, engineers and contractors. We plan to leverage the complementary distribution systems within HCM to accelerate sales of our diverse construction materials product portfolio. For example, Tapco’s strong distribution and marketing presence in the home improvement industry creates a marketing and sales opportunity for Eldorado products that are primarily marketed and distributed to the new construction market. Further, Eldorado’s strong presence in the Southwest United States and Headwaters’ leading regional concrete block presence in Texas creates new distribution channels for Tapco products. We intend to leverage these complementary distribution networks to create a national distribution network to market and sell our diverse portfolio of products to new customers and new segments of the construction market.

•	Leverage Manufacturing Capability. We are committed to implement improvements throughout our manufacturing system. Through the application of state-of-the-art manufacturing processes, best practices and economies of scale, we intend to optimize our manufacturing processes, increase product volume, reduce waste and lower costs, all of which should lead to greater product margins.

•

Leverage Energy and CCP Relationships.    HRI and HES maintain longstanding relationships with many of the largest coal-fueled electricity producers in the United States, which we believe will provide opportunities to expand and strengthen our position among coal-fueled power generation utilities. We intend to develop and to continue to commercialize technologies that add value to coal, gas, oil and other natural resources. These efforts will focus on upgrading heavy oil to lighter fuel, gas-to-liquid fuels conversion and converting or upgrading fossil fuels into higher-value products. In addition, HRI is developing and commercializing new technologies such as carbon fixation and ammonia removal to improve the quality of fly ash. HTI’s nanocatalyst technologies should provide us with an opportunity for commercialization of multiple custom designed catalysts.

•

Enhance Value of Portfolio.    We will seek to further optimize our business lines through acquisitions and strategic investments that enable us to focus on businesses in which we can achieve long-term market, cost and technology leadership. We intend to use our cash flows to invest strategically in growth areas, including new production capacity, to extend our market leadership positions. We will also continue to evaluate joint ventures that utilize our core competencies and technologies to develop new products and processes while optimizing our level of capital investment.

•

Expand Commercial Use and Enhance Quality of CCPs.    We intend to expand our market presence geographically and continue to seek increased market acceptance of CCPs through targeted marketing of industry decision makers, such as architects and engineers, and through efforts to increase governmental recommendations and mandates to use CCPs. An important part of our strategy is to expand alternative uses of CCPs, which allows us to increase sales of CCPs as well as attract and maintain utility customers. Alternative uses of CCPs include roadbeds, embankments, building products (such as concrete blocks and manufactured stone) and waste stabilization applications. Further, we intend to increase our use of fly ash in the production of Eldorado manufactured stone products as a partial replacement for cement.

•

New Product Development.    We continuously strive to develop innovative products and technologies and enhance existing products in response to specific customer needs and establish new markets through the development of new applications for our existing products and technologies. We will continue to invest in new products and technologies that enhance the competitive position of our existing portfolio of businesses and position us for future growth. Through HES, we are developing a dry coal cleaning process that results in a higher energy fuel and are exploring services such as onsite management and operation of material handling equipment as potential opportunities. Through HTI, we are in the process of commercializing a number of technologies, including our NxCat™ technology for producing nanocatalysts and our HC3 heavy oil upgrading technology, which we believe will reduce costs along the supply chain. HRI and HCM also have a portfolio of new products that we believe offers our customers superior performance and cost advantages. These products include FlexCrete™, an aerated concrete product that uses high volumes of fly ash to produce a lightweight building material, and specialty siding, which has the appearance of natural cedar, brick or stone. We believe HCM’s specialty-molding siding is the only offering of its type on the market that uses an extrusion manufacturing process, making it less expensive to manufacture and easier for siding installers to use.

Recent Developments

On February 11, 2005 the jury reached a verdict on three claims at issue in the trial between Headwaters and AJG Financial Services, Inc. (“AJG”). First, the jury determined that AJG violated its license agreement with Headwaters by failing to pay royalties from four alternative fuel lines located in South Carolina. The jury found that AJG should pay Headwaters $175,294,532 for the breach of contract through 2004. Second, the jury found that Headwaters violated an agreement with AJG by not paying royalties in connection with a financing agreement and indicated that Headwaters should pay AJG $270,734 for the breach. Third, the jury rejected AJG’s negligent misrepresentation claim against Headwaters.

The court has not yet ruled on Headwaters’ claim for declaratory relief concerning AJG’s future obligation to pay royalties for production from the four alternative fuel lines located in South Carolina. Further, the court has not yet entered judgment on the verdict. Once entered, the parties may seek relief from the judgment by motion to the trial court and by appeal from the final judgment. It is anticipated that this case will be the subject of post-verdict motions and appeals. No revenue will be recognized until these post-verdict motions and appeals are resolved and collection is assured.

Corporate Information

We were incorporated in Delaware in 1995 under the name Covol Technologies, Inc. In September 2000, our name was changed to Headwaters Incorporated. Our principal office is located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, and our telephone number is (801) 984-9400. Our web site is www.headwaters.com. The information on our web site does not constitute a part of this prospectus supplement or the accompanying prospectuses.

As used in this prospectus supplement and the accompanying prospectuses, “Headwaters,” “combined company,” “we,” “our” and “us” refer to Headwaters Incorporated and its Headwaters Energy Services Corp. business unit (formerly Covol Fuels), Headwaters Resources, Inc. (formerly ISG Resources, Inc.), Headwaters Technology Innovation Group, Inc., Headwaters Construction Materials, Inc. (formerly American Construction Materials, Inc.), together with their respective consolidated subsidiaries, unless the context otherwise requires. As used in this prospectus, “HES” refers to our subsidiary Headwaters Energy Services Corp., together with its consolidated subsidiaries; “HRI” refers to our subsidiary, Headwaters Resources, Inc., together with its consolidated subsidiaries; “HTI” refers to Headwaters Technology Innovation Group, Inc., together with its consolidated subsidiaries; “HCM” refers to Headwaters Construction Materials, Inc., together with its consolidated subsidiaries including “Eldorado,” which refers to Eldorado Acquisition LLC and Eldorado Stone LLC and all of their subsidiaries, and “Tapco,” which refers to Tapco Holdings, Inc., and its subsidiary, Tapco International Corporation; together with their consolidated subsidiaries, unless the context otherwise requires.

THE OFFERING

Common stock offered by Headwaters	6,000,000 shares (1)

Common stock outstanding after the offering	39,988,043 shares (1) (2)

Over-allotment option

We have granted the underwriters an option to purchase up to an additional 900,000 shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus supplement. The underwriters may exercise the option at any time, in whole or in part, until 30 days from the date of this prospectus supplement.

Use of proceeds	The net proceeds from this offering will be used to repay indebtedness. See “Use of Proceeds.”

Nasdaq National Market symbol	“HDWR”

(1)	Assumes the underwriters’ over-allotment option is not exercised. See “Underwriters.”
(2)

Based on 33,988,043 shares of common stock outstanding as of December 31, 2004. Excludes 3,760,288 shares of common stock issuable pursuant to outstanding stock options, and approximately 5,750,000 shares of common stock issuable upon conversion of our 2 7/8% convertible senior subordinated notes due 2016.

SUMMARY FINANCIAL INFORMATION

In the table below, we provide you with the summary historical consolidated financial information and other operating data of Headwaters. The summary financial data for the years ended September 30, 2002, 2003 and 2004 are derived from the audited Headwaters Consolidated Financial Statements included herein after consideration of footnotes 1 and 2 to the following table. The summary financial data as of December 31, 2004 and for the three months ended December 31, 2003 and 2004 are derived from the unaudited Headwaters Consolidated Financial Statements included herein. The results of operations for the three months ended December 31, 2003 and 2004 should not be considered indicative of the results for a full fiscal year. You should read this summary historical financial information and other operating data along with our consolidated financial statements and the related notes, included in or incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

On June 2, 2004, Headwaters acquired Eldorado for an aggregate cash consideration purchase price of $206.6 million, including payments to retire Eldorado debt and related accrued interest. Expenses incurred by Headwaters to consummate the Eldorado acquisition were approximately $3.8 million. On September 8, 2004, Headwaters acquired Tapco for aggregate cash consideration of $715.0 million, consisting of cash payments to the owners of Tapco of approximately $388.3 million and cash payments of approximately $326.7 million to retire Tapco debt and related accrued interest. Expenses incurred by Headwaters to consummate the Tapco acquisition were approximately $9.0 million. Headwaters also made two smaller acquisitions in fiscal 2004. On April 9, 2004, Headwaters acquired VFL Technology Corporation (“VFL”) for aggregate consideration of approximately $29.7 million, including issuance of approximately $19.0 million in notes payable to VFL stockholders and the assumption of approximately $6.7 million of VFL debt. Expenses incurred by Headwaters to consummate the VFL acquisition were approximately $0.2 million. On July 2, 2004, Headwaters acquired Southwest Concrete Products, L.P. (“SCP”) for aggregate consideration of approximately $35.0 million, including the assumption of approximately $9.8 million in SCP debt. Expenses incurred by Headwaters to consummate the SCP acquisition were approximately $0.3 million. The operations of each of the acquired business are included in the statement of income data for the year ended September 30, 2004 from the respective dates of acquisition.

The summary unaudited pro forma condensed combined statement of income for fiscal year 2004 gives effect to the acquisitions of Eldorado and Tapco as if each had occurred on October 1, 2003. The statement combines Headwaters’ historical results for the year ended September 30, 2004, with the historical results of Eldorado and Tapco from October 1, 2003 to the respective dates of acquisition by Headwaters after giving effect to necessary adjustments. The pro forma condensed combined statement of income does not give effect to the acquisitions of VFL and SCP.

The summary unaudited pro forma condensed combined statement of income is presented for illustrative purposes only. This information does not purport to be indicative of the results of operations and financial position which actually would have resulted had the acquisitions occurred on October 1, 2003, nor is it indicative of the results that may be expected in future periods. The summary unaudited pro forma condensed combined statement of income is derived from and should be read in conjunction with the consolidated financial statements of Headwaters, Eldorado and Tapco and the related notes thereto included herein or incorporated by reference into this prospectus supplement or the accompanying prospectuses.

	Year ended September 30,			Pro Forma Combined Year ended September 30, 2004	Three months ended December 31,
	2002(1)	2003(1)	2004(1)		2003	2004
	(in thousands, except per share data)
Statement of Income Data:
Revenue:
Sales of chemical reagents	$74,419	$128,375	$132,603	$132,603	$30,881	$36,777
License fees	30,456	35,726	72,721	72,721	9,555	14,598
Coal combustion products revenues	6,818	169,938	210,155	210,155	45,100	53,052
Sales of construction materials	1,774	49,350	134,027	433,981	11,933	113,729
Other revenues	5,878	4,241	4,449	4,449	4,000	260

Total revenue	119,345	387,630	553,955	853,909	101,469	218,416

Operating costs and expenses(1):
Cost of chemical reagents sold	50,134	87,386	89,789	89,789	21,261	24,558
Cost of coal combustion products revenues	3,962	128,080	155,714	155,714	33,396	40,995
Cost of construction materials sold	1,430	38,313	95,263	275,378	9,394	76,468
Other operating costs	5,244	3,919	436	436	65	97
Amortization	1,091	6,595	9,466	23,368	1,720	6,181
Research and development	2,647	4,958	7,605	7,605	2,073	2,286
Selling, general and administrative	13,803	41,260	67,925	117,017	11,511	30,100

Total operating costs and expenses	78,311	310,511	426,198	669,307	79,420	180,685

Operating income	41,034	77,119	127,757	184,602	22,049	37,731

Other income (expense):
Interest and net investment income	1,000	310	944	947	48	59
Interest expense	(553)	(15,687)	(19,453)	(63,025)	(5,340)	(15,864)
Losses on notes receivable and investments	(743)	(2,436)	(2,842)	(2,842)	(534)	—
Other, net	(502)	775	(1,299)	(1,333)	29	(1,918)

Total other income (expense), net	(798)	(17,038)	(22,650)	(66,253)	(5,797)	(17,723)

Income before income taxes	40,236	60,081	105,107	118,349	16,252	20,008
Income tax provision	(15,950)	(23,450)	(40,790)	(45,849)	(6,160)	(7,000)

Net income	$24,286	$36,631	$64,317	$72,500	$10,092	$13,008

Basic earnings per share	$1.00	$1.35	$2.02	$2.28	$0.36	$0.39

Diluted earnings per share(2)	$0.94	$1.30	$1.88	$2.11	$0.35	$0.34

Weighted-average shares outstanding:
Basic	24,234	27,083	31,774	31,774	27,961	33,439

Diluted(2)	25,725	28,195	34,936	34,936	29,082	40,551

	Year ended September 30,			Three months ended December 31,
	2002	2003	2004	2003	2004
	(in thousands)
Operating Data:
EBITDA(3)	$41,549	$88,440	$144,164	$24,846	$49,483
Capital expenditures	$796	$9,716	$13,967	$3,106	$11,900
Tons of alternative fuel sold by licensees	24,937	38,253	42,319	9,948	11,054
Pounds of chemical reagent sold	59,127	98,645	101,918	23,389	26,880
Tons of high quality CCPs sold	N/A	5,769	6,440	1,857	2,050

As of December 31, 2004
(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term trading investments	$—
Total current assets	172,539
Property, plant and equipment, net	161,579
Total assets	1,488,442
Current portion of long-term debt	19,682
Long-term debt	902,623
Total liabilities	1,163,604
Total stockholders’ equity	324,838

(1)

Depreciation expense has been reclassified from amounts shown in the audited Headwaters Consolidated Financial Statements included herein to conform to the presentation for the three months ended December 31, 2003 and 2004, which is reflected in the unaudited Headwaters Consolidated Financial Statements included herein. The reclassifications had no effect on operating income or net income.

The following table shows the amounts that were transferred from Headwaters’ depreciation and amortization line item in its audited consolidated financial statements to other operating expense line items:

	Year ended September 30,
	2002	2003	2004
Cost of coal combustion products	$198	$4,934	$5,634
Cost of construction materials sold	42	624	697
Depreciation and amortization	(669)	(6,387)	(7,585)
Research and development	325	284	265
Selling, general and administrative	104	545	989

Net effect on operating income	$—	$—	$—

(2)

In September 2004, the EITF reached a consensus requiring the inclusion in diluted earnings per share (“EPS”) calculations of contingently convertible instruments (EITF Issue 04-08). This consensus is effective for periods ending after December 15, 2004 and requires Headwaters to include in its diluted EPS calculation, on an if-converted basis, the additional shares issuable under terms of Headwaters’ outstanding 2 7/8% convertible senior subordinated notes (“Convertible Notes”) described in Note 9 to the audited Headwaters Consolidated Financial Statements included herein. The EITF consensus must be applied to all periods during which the Convertible Notes are outstanding, which for Headwaters are the quarter ended June 30, 2004 and subsequent quarters. Headwaters adopted this consensus as required, in the quarter ended December 31, 2004. As such, the shares issuable upon conversion of the Convertible Notes are included in the year ended September 30, 2004 and three months ended December 31, 2004 diluted EPS calculations in the above table using the if-converted method. The implementation of EITF Issue 04-08 will have a more significant effect on 2005 and future years’ diluted EPS calculations than for 2004 because the Convertible Notes were outstanding for only four months in 2004. See Note 13 to the audited Headwaters Consolidated Financial Statements included herein.

(3)

To supplement our consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use a non-GAAP measure called EBITDA. EBITDA is net income adjusted by adding depreciation, amortization, net interest expense and income taxes. Management uses EBITDA internally to measure the amount of cash generated by Headwaters and to make decisions about the amount of capital expenditures Headwaters will make and where to allocate capital. EBITDA is also provided to enhance the user’s overall understanding of our current financial performance, our ability to service our debt, our compliance with current debt covenants and our ability to fund future growth. Therefore, we believe that EBITDA provides useful information to our investors regarding our performance and overall results of operations. The EBITDA measure presented in this prospectus supplement may not be comparable to similarly titled measures presented by other companies. Reconciliation of net income to EBITDA is provided below:

	Year ended September 30,			Three months ended December 31,
	2002	2003	2004	2003	2004
	(in thousands)
Net income	$24,286	$36,631	$64,317	$10,092	$13,008
Net interest expense (income)	(447)	15,377	18,509	5,292	15,805
Income taxes	15,950	23,450	40,790	6,160	7,000
Depreciation and amortization	1,760	12,982	20,548	3,302	13,670

EBITDA (unaudited)	$41,549	$88,440	$144,164	$24,846	$49,483

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

This prospectus supplement and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could materially differ from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the documents incorporated by reference.

Risks Relating to Our Business

If the continued existence of tax credits under Section 29 of the Internal Revenue Code (“Section 29”) is repealed or adversely modified, Headwaters Energy Services’ profitability will be severely affected.

HES’ license fees and revenues from sales of chemical reagents depend on the ability of our licensees and customers to manufacture and sell qualified alternative fuels that generate tax credits. Under current law, Section 29 tax credits are not available for alternative fuel sold after December 31, 2007. In addition, there have been initiatives from time to time to consider the early repeal or modification of Section 29. For example, in 2004, a bill was introduced in the United States House of Representatives that would repeal the Section 29 credit for alternative fuel produced from coal. While passage of this bill appears to be unlikely, the bill could be reintroduced in Congress in the future. If Section 29 expires at the end of 2007 or if it is repealed or adversely modified, alternative fuel facilities would probably either close or substantially curtail production. At this time, given current prices of coal and costs of alternative fuel production, we do not believe that production of alternative fuel will be profitable absent the tax credits. In addition, if our licensees close their facilities or materially reduce production activities (whether after 2007, upon earlier repeal or adverse modification of Section 29 or for any other reason), it would have a material adverse effect on the revenues and net income of Headwaters.

Section 29 tax credits are subject to phase-out after the unregulated average annual oil price reaches $50.14 per barrel.

Tax credits claimed by an alternative fuel facility operator may begin to be phased out or eliminated prior to their scheduled expiration on December 31, 2007 if the “reference price” of oil exceeds an annual range of oil prices, both adjusted annually for inflation. In May of each year, the IRS announces the phase-out range of oil prices for the prior tax year. For example, in May 2004, the IRS announced that the phase-out range for 2003 began at $50.14 and ended with a $0 tax credit at $62.94. Because the calendar year 2003 average oil price did not fall within the range, there was not a phase-out of the credit for qualified fuel sold in 2003. If the Section 29 tax credits are phased out, HES’ profitability will be severely affected.

The reference price of oil and the inflation adjustment factor (“IAF”) are determined annually (and released in the first week of April for the previous year), while the predetermined oil price range is fixed, but adjusted annually for inflation. The reference price of oil is defined as the annual average wellhead price per barrel for all domestic crude oil not subject to regulation by the United States. Tax credits are usually claimed by corporations according to the tax year in which the alternative fuel is actually produced and sold, which may be different than the calendar year. Since the government updates phase-out criteria each April for alternative fuel produced during the previous calendar year, we believe that the earliest the price of oil (if the price of oil is greater than $50.00 for all of calendar year 2005) could significantly impact alternative fuel production would likely be the first quarter of calendar year 2006.

If our licensees’ demand for Section 29 tax credits decreases, Headwaters Energy Services’ revenues will decrease.

HES’ business depends upon the ability of our licensees and chemical reagent customers to utilize Section 29 tax credits as payments under our contracts are ultimately based on our customers’ production of alternative fuels. Their ability to utilize tax credits depends upon their taxable income. A decline in the profitability of our licensees could reduce their ability to utilize tax credits, and, in turn, could lead to a reduction in the production of alternative fuel at their facilities. Such licensees could sell their facilities to a taxpayer with more capacity to utilize the tax credits, but any such transfer could result in short-term or long-term disruption of operations, and therefore adversely affect our revenues and net income.

IRS reviews under Section 29 may adversely affect our licensees’ production of alternative fuel and therefore may adversely affect Headwaters Energy Services’ profitability.

The issuance of private letter rulings (“PLRs”) under Section 29 by the Internal Revenue Service (“IRS”) is important to the willingness of the owners of alternative fuel facilities to operate and to their ability to transfer ownership of those facilities. However, PLRs may be modified or revoked by the IRS.

The IRS has suspended the issuance of PLRs to alternative fuel facility owners several times in the past, including most recently in 2003, and the IRS may suspend the issuance of PLRs in the future. In 2003, following an IRS announcement that it would suspend issuance of PLRs because it questioned the scientific validity of procedures and tests performed by alternative fuel facility operators to determine that the fuel satisfied the requirements of Section 29, certain of Headwaters’ licensees reduced or ceased production, which resulted in a material impact on Headwaters’ revenue and net income. While the IRS later indicated it would resume the issuance of PLRs, it has continued to express concerns regarding the sampling and data/record retention practices prevalent in the alternative fuels industry and subsequent PLRs have required taxpayers (i) to maintain sampling and quality control procedures that conform to American Society for Testing and Materials or other appropriate industry guidelines at the alternative fuel facilities, (ii) to obtain regular reports from independent laboratories that have analyzed the fuel produced in such facilities to verify that the coal used to produce the fuel undergoes a significant chemical change and (iii) to maintain records and data underlying the reports that taxpayers obtain from independent laboratories including raw Fourier Transform InfraRed (“FTIR”) data and processed FTIR data sufficient to document the selection of absorption peaks and integration points. The expression of IRS concern regarding current practices in the industry may adversely affect the willingness of buyers to engage in transactions or on the willingness of current owners to operate their facilities. If current owners are unable to sell their facilities or are unwilling to operate them, production will not be maximized, thereby materially decreasing our revenues and net income. We cannot predict whether the IRS may conduct reviews or investigations of Section 29 tax credits in the future, or whether the outcome of IRS audits involving licensees would be favorable.

Senate investigation of Section 29 tax credits may adversely affect production by our licensees and decrease the profitability of Headwaters Energy Services.

On October 30, 2003, the Permanent Subcommittee on Investigations of the Government Affairs Committee of the United States Senate (the “Subcommittee”) issued a notification of pending investigations. The notification listed, among others, the alternative fuel tax credit as a new item to be reviewed. If the pending investigation or any future Congressional action results in findings or announcements negative to the industry, it may adversely affect the willingness of buyers to engage in transactions to purchase alternative fuel facilities or the willingness of current owners to operate their facilities, which would have a direct, negative impact on our revenues and net income.

In March 2004, the Subcommittee described its investigation as follows:

The Subcommittee is continuing its investigation [of] tax credits claimed under Section 29 of the Internal Revenue Code for the sale of coal-based synthetic fuels. This investigation is examining the utilization of these tax credits, the nature of the technologies and fuels created, the use of these fuels, and others [sic] aspects of Section 29. The investigation will also address the IRS’ administration of Section 29 tax credits.

The Subcommittee conducted numerous interviews and received large volumes of data between December 2003 and March 2004. Since that time, to our knowledge, there has been little activity regarding the investigation.

If the IRS challenges or disallows Section 29 tax credits claimed by our licensees, Headwaters Energy Services’ profitability may decrease because future production by these licensees may decrease.

Licensees are subject to audit by the IRS. The IRS may challenge whether HES’ licensees satisfy the requirements of Section 29, or applicable PLRs, including placed-in-service requirements, or may attempt to disallow Section 29 tax credits for some other reason. The IRS has initiated audits of certain licensee-taxpayers who claimed Section 29 tax credits, and the outcome of any such audit is uncertain. In 2004, a licensee announced that IRS field auditors issued a notice of proposed adjustment challenging the placed-in-service date of three of its alternative fuel facilities. The licensee believes that the facilities meet the placed-in-service requirement; however, the timing and final results of the audit are unknown. In the event that tax credits are disallowed, licensees may seek recovery from Headwaters Energy Services for operational or other reasons, although we believe there would be no basis for such claims. The inability of a licensee to claim Section 29 tax credits also would reduce our future revenue from the licensee. In addition, IRS audit activity may have adversely affected the willingness of buyers to engage in transactions to purchase alternative fuel facilities or on the willingness of current owners to operate their facilities. If current owners are unable to sell their facilities or are unwilling to operate them at full capacity, production will not be maximized, which could have a significant negative effect on our revenues and net income.

If our licensees’ demand for Section 29 tax credits is adversely influenced by negative publicity involving the industry or transactions principally motivated by the reduction of taxes, Headwaters Energy Services’ profitability will decrease.

There has been public scrutiny, by the media and by policymakers, of Section 29. Outside the Section 29 context, there has been increased public scrutiny of transactions motivated principally by the reduction of federal income taxes. Our licensees could determine that the risk of negative publicity or public scrutiny associated with the Section 29 tax credits exceeds the financial benefits from the utilization of the credits. Such licensees may seek to mitigate or eliminate such risk by reducing or ceasing production of alternative fuel or disposing of their facilities, resulting in short-term or long-term disruption of operations, in which case our revenues and profitability would decrease.

Headwaters Energy Services’ revenues result from a small number of licensees and customers, so that any short-term or long-term decisions by one or a small number of licensees and customers to decrease or halt production would cause our profitability to decrease.

HES has 28 licensed facilities using its coal-based synthetic fuel technologies, which licensed facilities accounted for approximately 13% of our total revenues for the fiscal year ended September 30, 2004. In addition, HES sells reagents used at approximately 35 facilities owned by our licensees and other customers, which accounted for approximately 24% of our total revenues in the fiscal year ended September 30, 2004. Under current law, facilities must have been placed into service prior to July 1, 1998 to be eligible for Section 29 tax credits, so HES’ business primarily depends on existing licensees and chemical reagent customers. If any of HES’ significant licensees or chemical reagent customers shuts down its facilities, operates its facilities at low production levels or sells its facilities resulting in short-term or long-term disruption of operations, our revenues and net income could be materially adversely affected. HES’ licensees must address all operational issues including, but not limited to, feedstock availability, cost, moisture content, British thermal unit (“Btu”) content, correct chemical reagent formulation and application, operability of equipment, product durability and overall costs of operations. In some cases, licensees may be forced to relocate plants and enter into new strategic contracts to address marketing and operational issues. Licensee plant relocations disrupt production and delay generation of license fees paid to us.

The growth of HES’ revenues has depended in part on increased production over time of coal-based solid alternative fuel by its licensees. While to date efficiencies in production and improvements in equipment and processes used at facilities have allowed increased production, capacity is ultimately finite for the specific facilities and could ultimately limit future growth.

Headwaters Resources primarily sells fly ash for use in concrete; if use and market acceptance of fly ash does not increase, Headwaters Resources may not grow.

HRI’s growth has been and continues to be dependent upon the increased use of fly ash in the production of concrete. HRI’s marketing initiatives emphasize the environmental, cost and performance advantages of replacing portland cement with fly ash in the production of concrete. If HRI’s marketing initiatives are not successful, HRI may not be able to sustain its growth.

If portland cement or competing replacement products are available at lower prices than fly ash, our sales of fly ash as a replacement for portland cement in concrete products could suffer, causing a decline in Headwaters Resources’ revenues and net income.

An estimated 60% of HRI’s revenues for the fiscal year ended September 30, 2004 were derived from the use of fly ash as a replacement for portland cement in concrete products. At times, there may be an overcapacity of cement in the world market, causing potential price decreases. The markets for HRI’s products are regional, in part because of the costs of transporting CCPs, and HRI’s business is affected by the availability and cost of competing products in the specific regions where it conducts business. If competing products become available at attractive prices, HRI’s revenues and net income could decrease.

Because demand for CCPs sold by Headwaters Resources is affected by fluctuations in weather and construction cycles, Headwaters Resources’ revenues and net income could decrease significantly as a result of unexpected or severe weather or slowdowns in the construction industry.

HRI manages and markets CCPs and uses CCPs to produce construction materials. Utilities produce CCPs year-round. In comparison, sales of CCPs are generally keyed to construction market demands that tend to follow national trends in construction with predictable increases during temperate seasons. HRI’s CCP sales have historically reflected these seasonal trends, with the largest percentage of total annual revenues being realized in the quarters ended June 30 and September 30. Low seasonal demand normally results in reduced shipments and revenues in the quarters ended March 31 and December 31.

The CCP industry is cyclical because of its dependence on building construction and highway construction, including infrastructure repair, and is also affected by changes in general and local economic conditions. State construction budgets are affected adversely by economic downturns. HRI’s sales could significantly decrease as a result of a downturn in the economy in one or more markets that it serves.

If Headwaters Resources’ coal-fueled electric utility industry suppliers fail to provide Headwaters Resources with high-value CCPs on a timely basis, Headwaters Resources’ costs could increase and our growth could be hindered.

HRI relies on the production of CCPs by coal-fueled electric utilities. HRI has occasionally experienced delays and other problems in obtaining high-value CCPs from its suppliers and may in the future be unable to obtain high-value CCPs on the scale and within the time frames required by HRI to meet its customers’ needs. If HRI is unable to obtain CCPs or if it experiences a delay in the delivery of high-value or quality CCPs, HRI may be forced to incur significant unanticipated expenses to secure alternative sources or to otherwise maintain supply to its customers. Moreover, its revenues could be adversely affected if these customers choose to find alternatives to HRI’s products.

With our recent acquisitions of Eldorado and Tapco, Headwaters Construction Materials has grown to be a significant part of our business and our future profitability is therefore increasingly dependent upon our operations in this industry segment.

In June 2004, we acquired Eldorado, and in September 2004, we acquired Tapco. With the Eldorado and Tapco acquisitions, HCM has grown to be a significant part of our business. This business unit produced

$134.0 million in revenues (or approximately 24% of total revenue) for fiscal year 2004; in combination with Tapco and Eldorado, on a pro forma basis, revenues for this segment would have been $434.0 million (or approximately half of total pro forma revenues) for fiscal year 2004. Headwaters’ future profitability therefore is highly dependent upon its ability to operate successfully in this industry segment where our operations to date have not been significant to our total revenues.

If we do not successfully integrate Eldorado and Tapco with our existing business, we may not realize the expected benefits of the acquisitions, and the resources and attention required for successful integration may interrupt the business activities of Eldorado, Tapco and our existing business.

There is a significant degree of difficulty and management distraction inherent in the process of integrating Eldorado and Tapco, even though the existing senior management continues to operate the businesses. These difficulties include integrating Eldorado and Tapco with our existing HCM business unit, while maintaining the ongoing operations of each business, coordinating geographically separate organizations and developing new customers and products. Successful integration will also depend in part on our ability to retain key officers and personnel in each of our business units.

These acquisitions have resulted in the combined company having more than 3,500 employees, a substantial increase. Headwaters’ previous workforce was approximately 1,000 employees. Integration of these additional employees, many of whom are manufacturing plant workers, could result in various issues, including issues related to human resource benefit plans and an increase in EEOC claims and claims for workers’ compensation.

As we integrate Tapco’s and Eldorado’s manufacturing and distribution activities, we also have increased significantly our sales and products. We have limited manufacturing experience and may not be able to resolve manufacturing issues or increase efficiencies at manufacturing plants. The integration process requires us to expand significantly our operational and financial systems, which increases the operating complexity of our information technology systems. Implementation of controls, systems and procedures may be costly and time-consuming and may not be effective.

If we cannot invest additional capital into Tapco and Eldorado, we may not be able to sustain or continue Tapco’s and Eldorado’s growth.

Current levels of capital expenditures may be insufficient to support and sustain Tapco’s and Eldorado’s growth. We believe that more than $50 million of capital in its fiscal year 2005 will be required for company-wide growth and other purposes. Our senior secured credit facilities limit capital expenditures for the entire business to $50 million for fiscal year 2005.

Because Tapco’s and Eldorado’s markets are heavily dependent on the residential construction and remodeling market, Tapco’s and Eldorado’s revenues could decrease as a result of events outside our control that impact home construction and home improvement activity.

Tapco’s and Eldorado’s construction markets are seasonal. The majority of their sales are in the residential construction market, which tends to slow down in the winter months. If there is more severe weather than normal, an increase in interest rates, a limit on availability of credit for homeowners which results in a slowdown in new construction or remodeling and repair activities, or other events outside of our control, there may be a negative effect on Tapco’s and Eldorado’s revenues if they are not able to increase market share.

Interruption of Tapco’s ability to immediately ship individual or custom product orders could harm Tapco’s reputation and result in lost revenues if customers turn to other sources for products.

Tapco’s construction materials business is highly dependent upon immediate shipments to contractors and distributors throughout the United States of individual orders, a large portion of which orders are manufactured upon demand to meet customer specifications. If there is significant interruption of business at any of Tapco’s manufacturing plants or with Tapco’s computer systems that track customer orders and production, Tapco is at risk of harming its reputation for speed and reliability with important customers and losing short-term and long-term revenues if these customers turn to other sources.

A significant increase in the price of materials used in the production of Tapco’s products that cannot be passed on to customers could have a significant adverse effect on net revenue. Further, Tapco depends upon a single source for a major production material, the interruption of which would materially disrupt Tapco’s ability to manufacture products and supply products to its customers, resulting in lost revenues and the potential loss of customers.

Certain of Tapco’s products, which provide a majority of Tapco’s revenues, are manufactured from polypropylene, which material is sold to Tapco by a single supplier. The price of polypropylene is primarily a function of manufacturing capacity, demand and the prices of petrochemical feedstocks, crude oil and natural gas liquids. Historically, the market price of polypropylene has fluctuated. A significant increase in the price of polypropylene that cannot be passed on to customers could have a significant adverse effect on our net revenue. There is no long-term contract with Tapco’s polypropylene supplier. Tapco does not currently maintain large inventories of polypropylene and alternative sources meeting Tapco’s requirements could be difficult to arrange in the short term. Therefore, Tapco’s manufacturing and ability to provide products to its customers could be materially disrupted if this supply of polypropylene was interrupted for any reason. Such an interruption and the resulting inability to supply Tapco’s customers with products could adversely impact Tapco’s revenues and potentially our relationships with Tapco’s customers.

Tapco’s revenues would be materially adversely affected if it lost one or both of its two major customers.

Two of Tapco’s customers together accounted for approximately 25% of its revenues in its fiscal year ended October 31, 2003. There are no long-term contracts in place with these customers. Accordingly, any loss of or decrease in demand from these customers would have a material adverse effect on Tapco’s business.

Headwaters Technology Innovation Group’s technologies may not be commercially developed and marketed profitably, which could affect our future profitability.

Although HTI has developed and patented several technologies, commercialization of these technologies is in initial stages. Market acceptance of these technologies will depend on our ability to enter into agreements with licensees or joint venturers to further develop and provide adequate funding to commercialize the technologies. We may not be able to enter into these agreements and adequate funding may not be available to fully develop and successfully commercialize its technologies. Further, we may not be able to market profitably HTI’s technologies.

Headwaters Technology Innovation Group will conduct business in China, where intellectual property and other laws, as well as business conditions, may leave our intellectual property, products and technologies vulnerable to duplication by competitors and create uncertainties as to our legal rights against such competitors’ actions.

HTI has and is expected to continue to license or otherwise make its technology, including its nanotechnology and coal liquefaction technology, available to entities in China. There is a risk that foreign intellectual property laws will not protect HTI’s intellectual property to the same extent as under United States laws, leaving us vulnerable to competitors who may attempt to copy our products, processes or technologies. Further, the legal system of China is based on statutory law. Under this system, prior court decisions may be cited as persuasive authority but do not have binding precedential effect. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws and considerable progress has been made in the promulgation of laws and regulations dealing with economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade. As these laws, regulations and legal requirements are relatively new and because of the limited volume of published case law and judicial interpretations and the non-binding nature of prior court decisions, the interpretation and enforcement of these laws, regulations and legal requirements involve some uncertainty. These uncertainties could limit the legal protection or recourse available to us. In addition, dependence on foreign licenses and conducting foreign operations may subject us to increased risk from political change, ownership issues or repatriation or currency exchange concerns.

We operate in industries subject to significant environmental regulation, and compliance with and changes in regulation could add significantly to the costs of conducting business.

The coal-based solid alternative fuel operations of Headwaters and its licensees are subject to federal, state and local environmental regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of waste products, which add to the costs of doing business and expose us to potential fines for non-compliance. If the costs of environmental compliance increase for any reason, we may not be able to pass on these costs to customers. In order to establish and operate the alternative fuel plants, power plants and operations to collect and transport CCPs and bottom ash, we, our licensees and customers have obtained various state and local permits and must comply with processes and procedures that have been approved by regulatory authorities. Any failure to comply could result in the issuance of substantial fines and penalties and cause us to incur environmental liabilities.

Certain Eldorado and Tapco manufacturing operations are also subject to environmental regulations and permit requirements. If Eldorado and Tapco cannot obtain or maintain required environmental permits for their existing and planned manufacturing facilities in a timely manner or at all, they may be subject to additional costs and/or fines.

HTI’s ordinary course of business requires using its facilities to perform research and development activities involving coal, oil, chemicals and energy technologies, including liquefaction of coal. As a result, petroleum and other hazardous materials have been and are present in and on HTI’s properties. Regulatory noncompliance or accidental discharges, in spite of safeguards, could create an environmental liability. Therefore, our operations entail risk of environmental damage, and we could incur liabilities in the future arising from the discharge of pollutants into the environment or from waste disposal practices.

We are involved in litigation and claims for which we incur significant costs and are exposed to significant liability.

We are a party to some significant legal proceedings and are subject to potential claims regarding operation of our business. See “Business—Litigation.” These proceedings will require that we incur substantial costs, including attorneys’ fees, managerial time and other personnel resources and costs in pursuing resolution, and adverse resolution of these proceedings could hurt our reputation. With respect to the still pending cases referred to in our Annual Report on Form 10-K for the year ended September 30, 2004, the following damages are being sought by the counter-parties:

•	Boynton:	Boynton seeks declaratory relief as well as approximate compensatory damages between $15 million and $25 million and punitive damages;

•	McEwan:	McEwan seeks declaratory relief as well as compensatory damages in the approximate amount of $2.75 million and punitive damages.

On February 11, 2005 the jury reached a verdict in connection with our litigation with AJG. The case is subject to continuing motions and appeals by the parties which could significantly change the eventual outcome of the matter. See “Prospectus Summary—Recent Developments.”

Headwaters has ongoing litigation and claims incurred during the normal course of business, including the items referred to above. Headwaters intends to vigorously defend and/or pursue its rights in these actions. We do not currently believe that the outcome of these actions will have a material adverse effect on Headwaters’ operations, cash flows or financial position; however, it is possible that a change in the estimates of probable liability could occur, and the change could be significant.

We have significant competition in our industries which may cause demand for our products and services to decrease.

Headwaters experiences significant competition in all of its segments and geographic regions. A failure to compete effectively or increased competition could lead to price cuts, reduced gross margins and loss of market share, which could decrease our profitability. Many of our competitors have greater financial, management and other resources than us and may be able to take advantage of acquisitions and other opportunities more readily. In certain instances we must compete on the basis of superior products and services rather than price, thereby increasing the costs of marketing its services to remain competitive.

HES competes with other companies possessing technologies to produce coal-based solid alternative fuels and companies that produce chemical reagents. It also experiences competition from traditional coal and fuel suppliers and companies involved with natural resources, in addition to those companies that specialize in the use and upgrading of industrial byproducts. These companies may have greater financial, management and other resources than we have and may develop superior, or more cost-effective, technologies. This could result in a decrease in market share and therefore revenues.

HRI has substantial competition in two main areas: obtaining CCP management contracts with utility and other industrial companies; and marketing CCPs and related industrial materials. There are many local, regional and national companies that compete for market share in these areas with similar products and with numerous other substitute products. Although HRI typically has long-term CCP management contracts with its clients, some of such contracts provide for the termination of such contracts at the convenience of the utility company upon a minimum 90-day notice. Moreover, certain of HRI’S most significant regional CCP competitors appear to be seeking a broader national presence, and some of these competitors have substantially greater resources than Headwaters and HRI. If they were to begin to compete in the national market, or in regions where they currently do not have operations, HRI could lose market share and associated revenues.

HCM competes against numerous national and regional manufacturers, some of which are significantly larger than Headwaters and may have greater financial, manufacturing and distribution resources than Headwaters.

For the HTI business, many of the world’s major chemical companies are devoting significant resources to researching and developing nanocatalysts and catalytic processes. These companies have greater financial, management and other resources than Headwaters.

Our business strategy to diversify and grow through acquisitions may result in integration costs, failures and dilution to existing stockholders.

An important business strategy of Headwaters is diversification and growth through acquisitions. Our ability to successfully implement our strategy is subject to a number of risks, including difficulties in identifying acceptable acquisition candidates, consummating acquisitions on favorable terms and obtaining adequate financing, which may adversely affect our ability to develop new products and services and to compete in our rapidly changing marketplace. In addition, if we consummate acquisitions through an exchange of our securities, our existing stockholders could suffer dilution. Successful management and integration of acquisitions are subject to a number of risks, including difficulties in assimilating acquired operations, including loss of key employees, diversion of management’s attention from core business operations, assumption of contingent liabilities and incurrence of potentially significant write-offs. This strategy may not improve our operating results and acquisitions may have a dilutive effect on existing stockholders.

If our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act are not adequate, our reputation could be harmed and we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending September 30, 2005. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent auditors report on management’s evaluation of our system of internal controls. Headwaters is in the process of documenting and testing its system of internal controls to provide the basis for its report. Further, the growth and diversification of our business through acquisitions complicates the process of developing, documenting and testing internal controls. At this time, due to the ongoing evaluation and testing, no assurance can be given that there may not be significant deficiencies or material weaknesses that would be required to be reported.

If we are unable to manage the growth of our business successfully, our revenues and business prospects could suffer.

We have experienced significant growth recently, both internally and through acquisitions. We may not be able to successfully manage the increased scope of our operations or a significantly larger and more geographically diverse workforce as we expand. Any failure to successfully manage growth could harm our business and financial results. Additionally, growth increases the demands on our management, our internal systems, procedures and controls. To successfully manage growth, we must add administrative staff and periodically update and strengthen our operating, financial and other systems, procedures and controls, which will increase our costs and may reduce our profitability. We may be unable to successfully implement improvements to our information and control systems in an efficient or timely manner and may discover deficiencies in existing systems and controls.

Unauthorized use of or infringement claims regarding our proprietary intellectual property could adversely affect our ability to conduct our business.

We rely primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our intellectual property. Despite these precautions, unauthorized third parties may misappropriate, infringe upon, copy or reverse engineer portions of our technology. We do not know if current or future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents issued will be challenged or invalidated. Our business could be harmed if we infringe upon the intellectual property rights of others. We have been, and may be in the future, notified that we may be infringing intellectual property rights possessed by third parties. If any such claims are asserted against us, we may seek to enter into royalty or licensing arrangements. There is a risk in these situations that no license will be available or that a license will not be available on reasonable terms, precluding our use of the applicable technology. Alternatively, we may decide to litigate such claims or attempt to design around the patented technology. To date, while no single patent or trademark is material to our business and the issues described in this paragraph have not resulted in significant cost or had an adverse impact on our business, future actions could be costly and would divert the efforts and attention of our management and technical personnel.

Our highly leveraged capital structure affects our flexibility in responding to changing business and economic conditions and results in high interest costs.

As of December 31, 2004, we had approximately $922.3 million of total debt outstanding, including $740.0 million of senior indebtedness under our senior secured credit facilities and $172.5 million of our 2 7/8% convertible senior subordinated notes (the “Convertible Notes”). Subject to restrictions in our senior secured credit facility, we may also incur significant amounts of additional debt for working capital, capital expenditures and other purposes. Our combined debt total could have important consequences, including the following:

•

we may have difficulty borrowing money for working capital, capital expenditures, acquisitions or other purposes because of our existing debt load and because our borrowings are secured by all of our assets;

•

we will need to use a large portion of our cash flow to pay interest and the required principal payments on our debt, which will reduce the amount of money available to finance our operations, capital expenditures and other activities; and

•	our senior secured credit facilities have a variable rate of interest, which exposes us to the risk of increased interest rates.

Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which to a certain extent is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive.

Covenant restrictions under our senior secured credit facility may limit our ability to operate our business in a manner required to sustain profitability and generate growth.

Our senior secured credit facilities, contain, among other things, covenants that may restrict our ability to finance future operations or capital needs, to acquire additional businesses or to engage in other business activities. The senior secured credit facilities require approval for new acquisitions funded with aggregate cash consideration in excess of $30 million per year and $50 million in the aggregate until such time as our debt to EBITDA ratio is reduced to a specified amount. In addition, our senior secured credit facilities set forth covenants requiring us to maintain specified financial ratios and to satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. A breach of any of these covenants could result in a default under our senior secured credit facilities, in which event our lenders could elect to declare all amounts outstanding to be immediately due and payable. If we are not able to repay our obligations when they become due or are accelerated, the lenders could foreclose on our assets. The indenture for the notes does not restrict the amount of indebtedness, including senior indebtedness, that we may incur.

Risks Related to our Common Stock

The price of our common stock historically has been volatile. This volatility may make it difficult for you to sell common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The market price for our common stock has varied between a high of $34.96 and a low of $19.50 per share in the twelve months ended December 31, 2004. This volatility may make it difficult for you to sell the common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “Risk Factors;” variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

In addition, the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

In addition, the sale of substantial amounts of our common stock could adversely impact its price. As of December 31, 2004, we had outstanding 33,988,043 shares of our common stock and options to purchase

3,760,288 shares of our common stock (of which approximately 1,704,099 were exercisable as of that date). The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

Conversion of the Convertible Notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

The conversion of some or all of the Convertible Notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Convertible Notes may encourage short selling by market participants because the conversion of the notes could be used to satisfy short positions, or anticipated conversion of the notes into shares of our common stock could depress the price of our common stock.

We have never paid dividends and do not anticipate paying any dividends on our common stock in the future, so any short-term return on your investment will depend on the market price of our capital stock.

We currently intend to retain any earnings to finance our operations and growth. The terms and conditions of our senior secured credit facility restrict and limit payments or distributions in respect of our capital stock.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, including the adoption of a “poison pill,” which could be used defensively if a takeover is threatened. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

USE OF PROCEEDS

The net proceeds of this offering are estimated to be approximately $183.7 million, assuming a price to the public of $32.39 per share (the reported last sale price of our common stock on the Nasdaq National Market on February 11, 2005) and after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate our net proceeds from this offering will be approximately $211.4 million. We intend to use all of the net proceeds from this offering to repay $50.0 million of the borrowings and applicable prepayment charges under the second lien term loan facility (the “Term C Loan”), which is a part of our senior secured credit facilities, and the remaining estimated net proceeds of $132.2 million to pay down part of the senior secured first lien term loan facility (the “Senior Loan”). As of December 31, 2004, $150 million of the Term C Loan was outstanding and $590 million of the Senior Loan was outstanding. The Term C Loan is due to be paid in September 2012 and bears a variable interest rate of LIBOR plus 5.5% (currently 8.08%). The Senior Loan is due to be paid in April 2011 and bears a variable interest rate of LIBOR plus 3.25% (currently 5.88%).

COMMON STOCK PRICE RANGE

Our common stock is quoted on the Nasdaq National Market under the symbol “HDWR.” The following table sets forth, for the periods indicated, the range of high and low sale prices for our common stock. On February 11, 2005, the last reported price for our common stock was $32.39 per share.

	Common Stock Price
	Low	High
Fiscal Period
2002
First Quarter	$9.10	$13.10
Second Quarter	11.16	15.55
Third Quarter	11.37	19.15
Fourth Quarter	11.87	16.74
2003
First Quarter	$12.81	$18.03
Second Quarter	13.50	16.64
Third Quarter	13.25	20.25
Fourth Quarter	12.86	16.30
2004
First Quarter	$14.78	$20.87
Second Quarter	19.50	25.99
Third Quarter	19.50	29.60
Fourth Quarter	23.12	32.02
2005
First Quarter	$27.52	$34.96
Second Quarter (through February 11, 2005)	$26.44	$32.56

As of January 4, 2005, there were 356 holders of record of our common stock.

DIVIDEND POLICY

We have never paid dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain any earnings to finance our operations and growth. The terms and conditions of our senior secured credit facilities restrict and limit payments or distributions in respect of our capital stock. Payment of dividends in the future will depend, among other things, upon our debt covenants, ability to generate earnings, need for capital, investment opportunities and overall financial condition.

CAPITALIZATION

The following table sets forth, as of December 31, 2004, our capitalization:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale of common stock offered by us in this offering at the public offering price of $32.39 per share (the reported last sale price of our common stock on the Nasdaq National Market on February 11, 2005), after deducting the underwriting discounts and commissions and estimated offering expenses, and the application of the net proceeds to repay a portion of our Term C Loan and Senior Loan. See “Use of Proceeds.”

This table should be read in conjunction with the Headwaters Consolidated Financial Statements and the notes related to those financial statements included herein.

	As of December 31, 2004
	Actual	As Adjusted
	(in thousands)
Current portion of long-term debt	$19,682	$9,682
Senior secured debt, excluding current portion	730,000	557,777
Convertible senior subordinated notes	172,500	172,500
Other long-term debt	123	123
Stockholders’ equity:(1)
Common stock	34	40
Capital in excess of par value	239,127	422,844
Retained earnings(2)	89,538	88,038
Other, primarily treasury stock	(3,861)	(3,861)

Total stockholders’ equity	324,838	507,061

Total capitalization	$1,247,143	$1,247,143

(1)	Based on the number of shares outstanding as of December 31, 2004, excluding stock options outstanding.
(2)	As adjusted amount reflects $1.5 million of debt prepayment charges.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected financial data are derived from the consolidated financial statements of Headwaters. This information should be read in conjunction with the consolidated financial statements, related notes and other financial information included and incorporated by reference herein. See “Where You Can Find More Information.”

•

In August 2001, Headwaters acquired HTI, the financial statements of which have historically been consolidated with Headwaters’ financial statements using a one-month lag. Accordingly, no results of operations of HTI were included in the consolidated statement of income for 2001. HTI’s August 31, 2001, 2002 and 2003 balance sheets were consolidated with Headwaters’ September 30, 2001, 2002 and 2003 balance sheets and HTI’s results of operations for the twelve months ended August 31, 2002 and 2003 were consolidated with Headwaters’ 2002 and 2003 results. Effective October 1, 2003, Headwaters eliminated the one-month lag and accordingly, 13 months of HTI’s results of operations have been included in the consolidated statement of income for 2004.

As more fully described in Note 3 to the audited Headwaters Consolidated Financial Statements included herein:

•

Headwaters acquired ISG on September 19, 2002 and accordingly, ISG’s results of operations for the period from September 19, 2002 through September 30, 2004 have been consolidated with Headwaters’ 2002, 2003 and 2004 results. ISG’s results of operations up to September 18, 2002 have not been included in Headwaters’ consolidated results for any period.

•

Headwaters acquired VFL on April 9, 2004, Eldorado on June 2, 2004, SCP on July 2, 2004, and Tapco on September 8, 2004, and accordingly, the results of operations for each of these entities for the periods from the respective dates of acquisition through September 30, 2004 have been consolidated with Headwaters’ 2004 results. The results of operations for each of these entities up to the respective dates of acquisition have not been included in Headwaters’ consolidated results for any period.

•

In 2001, Headwaters recorded approximately $7.5 million of income tax benefit primarily related to the reduction of its deferred tax asset valuation allowance. In 2004, Headwaters recognized revenue relating to funds deposited in an escrow account totaling approximately $27.9 million, most of which related to prior periods (see Note 14 to the audited Headwaters Consolidated Financial Statements included herein). In addition, revenue and net income for 2004 were materially affected by the 2004 acquisitions (see Note 3 to the audited Headwaters Consolidated Financial Statements).

The selected financial data as of and for the years ended September 30, 2000 and 2001 and as of September 30, 2002 are derived from audited consolidated financial statements not included or incorporated by reference herein. The selected financial data as of September 30, 2003 and 2004 and for the years ended September 30, 2002, 2003 and 2004 are derived from the audited Headwaters Consolidated Financial Statements included herein after consideration of footnote 1 to the following table. The selected financial data for the three months ended December 31, 2003 and 2004 and as of December 31, 2004 are derived from the unaudited Headwaters Consolidated Financial Statements included herein. The results of operations for the three months ended December 31, 2003 and 2004 should not be considered indicative of the results for a full fiscal year. The historical results are not necessarily indicative of results to be expected in any future period.

	Year ended September 30,					Three months ended December 31,
	2000	2001	2002	2003	2004	2003	2004
	(in thousands, except per share data)
Operating Data:
Total revenue	$27,886	$45,464	$119,345	$387,630	$553,955	$101,469	$218,416
Net income	3,682	21,517	24,286	36,631	64,317	10,092	13,008
Diluted earnings per share(1)	0.07	0.87	0.94	1.30	1.88	0.35	0.34

	As of September 30,					As of December 31,
	2000	2001	2002	2003	2004	2004
	(in thousands)
Balance Sheet Data:
Working capital	$8,393	$8,619	$15,023	$14,176	$44,387	$48,538
Net property, plant and equipment	552	2,680	50,549	52,743	157,611	161,579
Total assets	33,441	55,375	372,857	373,275	1,540,779	1,488,442
Long-term obligations:
Long-term debt	5,055	149	154,552	104,044	914,641	902,623
Deferred income taxes	—	—	51,357	50,663	121,469	121,469
Other long-term liabilities	7,861	8,711	5,442	4,703	10,338	15,511

Total long-term obligations	12,916	8,860	211,351	159,410	1,046,448	1,039,603
Total stockholders’ equity	10,747	31,086	98,596	140,157	308,155	324,838

(1)

In September 2004, the EITF reached a consensus requiring the inclusion in diluted EPS calculations of contingently convertible instruments (EITF Issue 04-08). This consensus is effective for periods ending after December 15, 2004 and requires Headwaters to include in its diluted EPS calculation, on an if-converted basis, the additional shares issuable under terms of Headwaters’ outstanding Convertible Notes described in Note 9 to the audited Headwaters Consolidated Financial Statements included herein. The EITF consensus must be applied to all periods during which the Convertible Notes are outstanding, which for Headwaters are the quarters ended June 30, 2004 and subsequent quarters. Headwaters adopted this consensus as required, in the quarter ended December 31, 2004. As such, the shares issuable upon conversion of the Convertible Notes are included in the year ended September 30, 2004 and three months ended December 31, 2004 diluted EPS calculations in the above table using the if-converted method. The implementation of EITF Issue 04-08 will have a more significant effect on 2005 and future years’ EPS calculations than for 2004 because the Convertible Notes were outstanding for only four months in 2004. See Note 13 to the audited Headwaters Consolidated Financial Statements included herein.

The following table sets forth selected historical consolidated financial data of Headwaters. The selected balance sheet data as of September 30, 2002 are derived from audited consolidated financial statements of Headwaters not included or incorporated by reference herein. The selected financial data as of September 30, 2003 and 2004 and for the years ended September 30, 2002, 2003 and 2004 are derived from the audited Headwaters Consolidated Financial Statements included herein after consideration of footnotes 1 and 2 to the following table. The selected balance sheet data as of December 31, 2004 is derived from the unaudited Headwaters Consolidated Financial Statements included herein. The selected financial data for the three months ended December 31, 2003 and 2004 are derived from the unaudited Headwaters Consolidated Financial Statements included herein. The results of operations for the three months ended December 31, 2003 and 2004 should not be considered indicative of the results for a full fiscal year. The historical results are not necessarily indicative of results to be expected in any future period. You should read this summary historical financial information along with our consolidated financial statements and the related notes included and incorporated by reference herein. See “Consolidated Financial Statements” and “Where You Can Find More Information.”

	Year ended September 30,			Three months ended December 31,
	2002(1)	2003(1)	2004(1)	2003	2004
Statement of Operations Data:
Revenue:
Sales of chemical reagents	$74,419	$128,375	$132,603	$30,881	$36,777
License fees	30,456	35,726	72,721	9,555	14,598
Coal combustion products revenues	6,818	169,938	210,155	45,100	53,052
Sales of construction materials	1,774	49,350	134,027	11,933	113,729
Other revenues	5,878	4,241	4,449	4,000	260

Total revenue	119,345	387,630	553,955	101,469	218,416

Operating costs and expenses(1):
Cost of chemical reagents sold	50,134	87,386	89,789	21,261	24,558
Cost of coal combustion products revenues	3,962	128,080	155,714	33,396	40,995
Cost of construction materials sold	1,430	38,313	95,263	9,394	76,468
Other operating costs	5,244	3,919	436	65	97
Amortization	1,091	6,595	9,466	1,720	6,181
Research and development	2,647	4,958	7,605	2,073	2,286
Selling, general and administrative	13,803	41,260	67,925	11,511	30,100

Total operating costs and expenses	78,311	310,511	426,198	79,420	180,685

Operating income	41,034	77,119	127,757	22,049	37,731

Other income (expense):
Interest and net investment income	1,000	310	944	48	59
Interest expense	(553)	(15,687)	(19,453)	(5,340)	(15,864)
Losses on notes receivable and investments	(743)	(2,436)	(2,842)	(534)	—
Other, net	(502)	775	(1,299)	29	(1,918)

Total other income (expense), net	(798)	(17,038)	(22,650)	(5,797)	(17,723)

Income before income taxes	40,236	60,081	105,107	16,252	20,008
Income tax provision	(15,950)	(23,450)	(40,790)	(6,160)	(7,000)

Net income	$24,286	$36,631	$64,317	$10,092	$13,008

Basic earnings per share	$1.00	$1.35	$2.02	$0.36	$0.39

Diluted earnings per share(2)	$0.94	$1.30	$1.88	$0.35	$0.34

Weighted-average shares outstanding:
Basic	24,234	27,083	31,774	27,961	33,439

Diluted(2)	25,725	28,195	34,936	29,082	40,551

(1)

Depreciation expense has been reclassified from amounts shown in the audited Headwaters Consolidated Financial Statements included herein to conform to the presentation for the three months ended December 31, 2003 and 2004, which is reflected in the unaudited Headwaters Consolidated Financial Statements included herein. The reclassifications had no effect on operating income or net income.

The following table shows the amounts that were transferred from Headwaters’ depreciation and amortization line item in its audited consolidated financial statements to other operating expense line items:

	Year ended September 30,
	2002	2003	2004
Cost of coal combustion products	$198	$4,934	$5,634
Cost of construction materials sold	42	624	697
Depreciation and amortization	(669)	(6,387)	(7,585)
Research and development	325	284	265
Selling, general and administrative	104	545	989

Net effect on operating income	$—	$—	$—

(2)

In September 2004, the EITF reached a consensus requiring the inclusion in diluted EPS calculations of contingently convertible instruments (EITF Issue 04-08). This consensus is effective for periods ending after December 15, 2004 and requires Headwaters to include in its diluted EPS calculation, on an if-converted basis, the additional shares issuable under terms of Headwaters’ outstanding Convertible Notes described in Note 9 to the audited Headwaters Consolidated Financial Statements included herein. The EITF consensus must be applied to all periods during which the Convertible Notes are outstanding, which for Headwaters are the quarters ended June 30, 2004 and subsequent quarters. Headwaters adopted this consensus as required, in the quarter ended December 31, 2004. As such, the shares issuable upon conversion of the Convertible Notes are included in the year ended September 30, 2004 and three months ended December 31, 2004 diluted EPS calculations in the above table using the if-converted method. The implementation of EITF Issue 04-08 will have a more significant effect on 2005 and future years’ EPS calculations than for 2004 because the Convertible Notes were outstanding for only four months in 2004. See Note 13 to the audited Headwaters Consolidated Financial Statements included herein.

	As of September 30,			As of December 31, 2004
	2002	2003	2004
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term trading investments	$13,191	$21,653	$27,586	$—
Total current assets	77,933	87,884	230,563	172,539
Property, plant and equipment, net	50,549	52,743	157,611	161,579
Total assets	372,857	373,275	1,540,779	1,488,442
Current portion of long-term debt	15,578	27,475	57,873	19,682
Long-term debt	154,552	104,044	914,641	902,623
Total liabilities	274,261	233,118	1,232,624	1,163,604
Total stockholders’ equity	98,596	140,157	308,155	324,838

BUSINESS

Headwaters is a diversified growth company providing products, technologies and services to the energy and construction industries. Headwaters has grown dramatically over the last several years, both organically and through strategic acquisitions that have allowed us to diversify our company. Our revenues have grown from $27.9 million in 2000 to $554.0 million for the fiscal year ended September 30, 2004. Headwaters’ acquisition strategy has concentrated on opportunities that complement existing business lines, command leading market positions, are accretive to earnings and generate significant cash flow.

Industry Overview

Coal Industry

The world depends on fossil fuels for a substantial portion of its energy needs. Fossil fuels are finite resources that are increasingly difficult to access and, once extracted, their transportation and conversion into energy can be impacted by environmental regulations and by the effect of competing energy technologies. Oil and natural gas are very scarce resources in the United States, resulting in significant dependence on imports. Meanwhile, domestic and global energy demand continues to increase.

A solution to meeting the increasing demand for energy has been to utilize more coal, the most plentiful domestic and global source of energy. Increased coal consumption has driven demand for new technological developments to mine coal, and convert coal into a cleaner-burning and more energy efficient fuel. These development activities address growing social, corporate and government demand for alternative energy sources and technologies that maximize the efficient use of natural resources, while minimizing environmental impact. The result is the creation of numerous potential commercial opportunities for energy technology industry participants.

Abundance, Affordability and Increased Utilization of Coal.    Coal is one of the world’s most abundant and affordable natural resources and, according to data published by the United States Energy Information Administration (“EIA”) in 2003, is the primary fuel for electricity generation in the world. According to the EIA, coal represented 60% of the world’s fossil fuel reserves in 2002, the most recent year for which such information is available, while crude oil and natural gas represented 22% and 18%, respectively. The EIA estimates that in 2002 the United States, Headwaters’ largest market, accounted for 21% of the world’s coal production, 20% of the world’s coal consumption and 25% of the world’s recoverable coal reserves. Coal serves as a primary resource for baseline electricity production in the United States and was used to produce approximately half of the electricity generated in the United States during 2003. In 2002, China accounted for 30% of the world’s coal production, 27% of the world’s coal consumption and 12% of the world’s recoverable coal reserves. Headwaters has also begun to deploy its coal technologies in China. According to projections of the EIA and based on current recovery methods and usage levels, coal offers a 206-year world supply, versus a 44-year world supply for crude oil and a 66-year world supply for natural gas at 2002 usage rates. In addition, crude oil and natural gas spot prices in the United States on a Btu-equivalent basis are currently more than double the spot price of coal.

As a result of the abundance and affordability of coal, usage for electricity generation over the past 25 years has exceeded that of all other non-nuclear energy sources combined. According to the EIA, from 1975 to 2003, United States consumption of coal increased by 79%, from 12.7 quadrillion Btu to 22.1 quadrillion Btu, while United States consumption of natural gas and oil products increased by only 14% and 19%, respectively. Furthermore, the EIA projects that global demand for electricity will increase by approximately 75% between 2001 and 2025, which will likely result in an increase of coal usage during that period. The strategic importance of coal continues to grow as more countries throughout the world rely on coal to lessen their dependence on foreign oil and strengthen their energy self-sufficiency.

Efficiency, Environmental Issues and Opportunities Related to Coal Usage.    Along the “coal value chain” from mining coal to utilizing CCPs, there are various issues and opportunities relating to energy efficiency and environmental protection that must be addressed and pursued in order to fully realize the long-term value of coal as a strategic energy resource. These issues and opportunities can be categorized by discussing the four major stages in the coal value chain:

•	Pre-combustion, which includes coal mining, handling, treatment to create engineered fuels and transportation;

•	Combustion, which primarily results in electricity generation;

•	Gasification/Liquefaction, which results in the conversion of coal to gas and liquid fuels for electricity generation, transportation and other uses; and

•	Post-combustion, which includes emissions control, utilization and disposal of CCPs, and production of other chemical products.

In the pre-combustion stage, efficiency, environmental issues and opportunities relate primarily to optimizing the mine yield, managing the coal quality, treatment of coal to create fuel and effectively transporting the coal to its final destination. Coal fines, small coal particles generated during mining, represented approximately 4-5% of mined coal in 2002 in the United States. Without adequate recovery, coal fines build up at a rate of approximately 50 million tons per year in the United States. These coal fines are combustible when dried and pose an environmental hazard when placed in settling ponds or slurry impoundments. Pre-treatment of the coal can produce greater yield from the mine by utilizing coal that would otherwise be unusable and by reducing coal fines and dust generation.

In the combustion stage, energy yield and air emissions must be addressed. According to a 1999 DOE publication, coal-fueled electrical power plants convert only about 35% of the potential energy in coal into electricity. In addition, NOx, SOx and mercury emissions result from coal combustion. New economically viable technologies are needed to prevent the generation of NOx, SOx and mercury emissions while maintaining or improving the efficiency of the combustion process.

In the gasification/liquefaction stage, the coal is broken down into its basic components of hydrogen and carbon monoxide (syngas), making the use of coal cleaner and more efficient. Any pollutants in the raw syngas can be easily removed and recovered, leaving a pure feedstock for use in producing ultra-clean fuels, chemicals and electricity. Coal-derived syngas can be used to produce ammonia fertilizers, methanol, synthetic natural gas, hydrogen, carbon dioxide, steam or electricity. Downstream products include DME, propylene, gasoline, plastics and synthetic fibers. Combining coal gasification with Fischer-Tropsch synthesis allows production of diesel fuel, kerosene, jet fuel, naphtha, detergents, waxes, lubricants and a wide range of other chemicals from coal. Feasibility studies have shown that integrated facilities producing multiple products from coal-derived syngas (polygeneration facilities) are more efficient than stand-alone single-product facilities. Therefore, in the future, large industrial parks are likely to be built around coal gasification facilities for production of fuels, chemicals, and electricity. These integrated facilities will be clean and efficient and will optimize the use of our valuable resources.

In the post-combustion stage, efficiency, environmental issues and opportunities revolve around the removal of harmful emissions from the exhaust gases produced during combustion and CCP disposal or utilization. For every eight tons of coal burned in 2003, approximately one ton of CCPs was produced. The cost of disposing of CCPs ranges from $3 to $40 per ton. The utilization of CCPs primarily involves selling high-grade products to the concrete, aggregate or construction, and building materials industries.

Coal-Based Solid Alternative Fuel Industry

In 1980, the United States Congress enacted the Crude Oil Windfall Profit Tax Act, or COWPTA. Among the various provisions of COWPTA, as amended by the Deficit Reduction Act of 1984, Section 29 of the Internal Revenue Code provides income tax credits for fuels produced from non-conventional sources, including solid alternative fuels produced from coal. In the mid-1990s, alternative fuel technologies employing a chemical agent to produce a coal-based solid alternative fuel were developed. Headwaters was one of the first companies to successfully commercialize the process of converting coal into high-quality solid alternative fuel. Since then, Headwaters has provided substantial input to the IRS in defining the criteria for coal-based solid alternative fuel thereby assisting its licensees in obtaining a significant number of PLRs from the IRS for coal-based solid alternative fuel facilities.

To qualify for Section 29 tax credits, several conditions must be met:

•

The coal-based solid alternative fuel produced must meet specific sizing requirements and must experience a significant chemical change from the raw material used to produce it in order to constitute “qualified fuel”;

•	The facility producing the qualified fuel must have been placed in service after December 31, 1992 and prior to July 1, 1998 pursuant to a binding written contract in effect prior to January 1, 1997;

•	The qualified fuel must be sold to an unrelated third party; and

•	The qualified fuel must be produced and sold prior to January 1, 2008.

Coal-based solid alternative fuel producers have successfully demonstrated to many utility companies that solid alternative fuels can be more cost efficient than, and perform on par with, standard coal feedstock. Improvements in final product quality, resulting from refinements in process implementation, including more efficient mixing and reagent application steps and decreased moisture addition, have led to growing market acceptance of coal-based solid alternative fuel.

Two events helped trigger the increased levels of production in the industry. First, as the IRS issued PLRs to owners of the coal-based alternative fuel facilities regarding certain Section 29 tax credit eligibility issues, the ownership of these facilities was transferred to investors that could more fully utilize the Section 29 tax credits. Second, as these ownership transfers occurred, the physical locations of certain of these facilities were moved to more efficient locations, contributing to an increase in production.

The use of tax credits by owners of coal-based alternative fuel facilities is critical to alternative fuel production. If the ability to use credits is diminished, owners of facilities may choose to sell their interest in the alternative fuel facility. A new purchaser of a facility typically requires, as a condition to purchase, a new PLR from the IRS to gain assurance on many Section 29 tax credit eligibility issues. If owners of facilities cannot use credits generated by the facility, and cannot sell the facility, the licensee will elect to curtail or suspend production of alternative fuel.

Electric utility companies and non-regulated coal-fueled power generation facilities are the largest consumers of coal-based solid alternative fuel. We expect that increases in base production levels will come from continued improvements in coal handling processes, increased use of run-of-mine or washed coal feedstocks, increased market acceptance and optimization of the use of Section 29 tax credits.

Coal Combustion Products Industry

Since Headwaters’ acquisition of ISG (now Headwaters Resources) in 2002, Headwaters has been the largest manager and marketer of CCPs in the United States.

According to the ACAA, in 2003 approximately 122 million tons of solid CCPs were produced by coal burning electric utility companies in the United States. CCPs are classified as fly ash, bottom ash, boiler slag or flue gas desulphurization material, also known as FGD gypsum or scrubber gypsum. In the coal combustion process, the heavier, non-combustible coal particles, called bottom ash, fall to the bottom of the combustion chamber while the lighter, non-combustible coal particles, called fly ash, remain suspended in the exhaust gases. Before leaving the exhaust stack, fly ash particles are removed by electrostatic precipitators, bag houses or other collection methods.

The CCP management industry manages these products and related materials by developing end-use markets for certain CCPs and providing disposal services for the remainder of such materials.

Fly ash is a pozzolan that, when combined with water and an activator such as lime, portland cement or kiln dust, produces a cement-like material. In bulk, fly ash resembles a fine powder, ranging in color from white or gray to tan. Fly ash particles are glassy, spherically shaped particles that are smaller than cement particles. The most economically valuable use for fly ash is in the production of concrete. The ACAA estimates that more than 12 million tons of fly ash were used for that purpose in 2002, replacing approximately 10% of the cement in concrete and grout manufactured in the United States. According to a 1998 ACAA publication, concrete manufacturers can typically substitute fly ash for 15% to 35% and in some cases up to 70% of their cement requirements, depending on the quality of the fly ash and the proposed end-use application for the concrete. Other large volume uses for fly ash include raw feed for production of cement clinker, structural fills, road base and subbase, mining applications and waste solidification and stabilization. Fly ash is also used in a variety of industrial filler and agricultural applications.

Other CCPs also have construction-related uses. Bottom ash is utilized as an aggregate in concrete block manufacturing and for road base construction. Coarser than fly ash, boiler slag is generally a black granular material with many engineering uses such as blasting grit, roofing granules and snow/ice control. FGD gypsum is a product of air pollution control systems that removes sulphur from the flue gas in scrubbing systems. FGD gypsum is commonly used for agricultural purposes and for wallboard production.

According to the ACAA, United States power generators produced 70.2 million tons of fly ash in 2003, of which 27.1 million tons were beneficially used, implying a 39% utilization rate, with the remainder typically being sent to landfills. For all other types of CCPs, the ACAA estimated that 52 million tons were produced in the United States in 2003, with 19 million tons sold. Combined, the overall CCP utilization rate in the United States was 38% in 2003.

The CCP utilization rate in the United States lags behind the CCP utilization rate in the European Union by a large margin. According to the European Coal Combustion Products Association (“ECOBA”), power generators in the EU produced 43 million tons of fly ash in 2002 and supplied 39 million tons for commercial use, resulting in an 90% utilization rate. Europe also exceeds the United States in its usage of fly ash as a replacement for portland cement. According to a 2002 ACAA study, fly ash replaces portland cement in approximately 25% of all concrete manufactured in Europe as compared with approximately 10% in the United States. Approximately 47% of the fly ash produced in Europe in 2002 was used in construction applications, such as concrete, while the remainder was utilized in land reclamation and restoration activities, according to ECOBA.

The following graphs highlight the increases in utilization and production of CCPs in the United States since 1990 and the growth of fly ash sales since 1990. We believe that the increase in utilization of fly ash can be attributed to growing recognition of the benefits of using CCPs, improved systems for ensuring CCP quality, reliability of supply and positive governmental initiatives to promote CCP utilization.

SOURCE: U.S. GEOLOGICAL SERVICE AND ACAA

Approximately 114 million tons of cement are used annually in the United States in the production of concrete. The ACAA estimates that more than 12 million tons of fly ash are currently used in concrete production as a replacement for portland cement. The cost of fly ash used as a replacement for portland cement typically ranges from $20-$45 per ton (with the variability due to regional market acceptance, product quality and transportation costs) compared with $55-$85 per ton for portland cement used in concrete.

The demand for fly ash and other CCPs is also affected by growth of the United States construction market, which had a market value of $857 billion in 2002, according to statistics published by the United States Department of Commerce (“DOC”). Since fly ash is used in the production of concrete, the construction market segments that drive most fly ash sales are infrastructure (e.g., roads, bridges, utilities, water treatment facilities and airport runways), institutional (e.g., schools, government buildings and hospitals) and commercial (e.g., roads, retail sites, commercial offices, hotels, manufacturing facilities). According to DOC statistics, compounded annual growth rates over the past 30 years in these segments have been: 5.2% infrastructure; 7.3% institutional; and 5.0% commercial.

Construction Materials/Home Improvement Industry

Headwaters Construction Materials participates in the new construction and the home improvement industries through sales of exterior residential building products such as manufactured stone, siding accessory products, stucco and concrete blocks. This business unit was initially begun by Headwaters Resources in order to promote products using fly ash, but has been augmented significantly by internal development and strategic acquisitions to include a diversified group of products. Demand for exterior residential building products is primarily driven by consumer confidence, availability of credit, new housing starts and general economic cycles.

New Residential Construction.    According to a 2004 report by the Joint Center for Housing Studies of Harvard University (“Center for Housing Studies”), new residential construction has been on the rise for most of the last 12 years, particularly in the South and West and in both metropolitan and non-metropolitan areas. This growth in housing has been sustained through an international finance crisis in 1998, an economic recession in 2001 and job losses in 2002 and 2003. Low interest rates fueled the growth in housing sales even as home prices continued to increase. Despite concern about a higher interest rate environment significantly slowing this trend, the Center for Housing Studies concluded that projected housing construction from 2005 to 2015 is likely to exceed that of the last 10 years, based on household growth and changing demographics, flexible financing techniques, growing demand for second homes and replacement of housing units lost from the housing stock. The report concluded that the total number of homes built in 2005-2015 could be as great as 18.5 million to 19.5 million units as compared with 16.4 million homes added in the 1990s.

Home Improvement and Remodeling.    Historically, we believe the demand for home improvement products has been less sensitive and less cyclical than new residential construction. The new residential construction and home improvement markets tend to be countercyclical to each other. According to the U.S. Census Bureau, total expenditures for residential improvements and repairs increased from $121.9 billion in 1993 to $176.9 billion in 2003. According to trends and the Home Improvement Research Institute, the industry is expected to grow approximately 4-6% per year. We believe home improvement demand is driven by the following:

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Demographics.    The segment of the population age 45 years and above, is growing and by 2008, this age segment is expected to represent approximately 40% of the U.S. population. As these older individuals desire to spend more time in leisure pursuits and less upon the maintenance of their living quarters, siding products that need less attention after installation will be more favored for owner-occupied residences.

•	Age of Housing. As of 2003, the median age of existing housing was over 30 years old and approximately 68% of the housing stock in 2003 was built prior to 1980.

•	Home Size. The total square footage of new housing units increased by 45% from 2.84 million square feet in 1993 to 3.83 million square feet in 2003.

•	Interest rates. Mortgage interest rates over the past few years have been at historically low levels.

Housing construction activity during the late 1950s and the 1960s has expanded the base of structures which may need remodeling. In addition, the aging of the U.S. population is expected to increase the number of households that may have little inclination to move to a larger home but that choose instead to use some of their accumulated savings to upgrade the quality or size of their current living space. Moreover, we believe that during an economic downturn, many consumers would choose to remodel their existing home rather than purchase a new home, and the lower cost of products and related installation costs compared to alternatives would be an important factor considered by many consumers.

Siding Industry.    Headwaters Construction Materials’ exterior residential building products, such as Eldorado manufactured stone, Tapco’s siding accessory products and specialty molded siding, and HCM’s stucco and concrete block products, compete in the siding market. The siding industry is made up a wide variety of products, including vinyl siding, stucco, exterior insulation and finishing systems (“EIFS”) and other synthetic stucco, non-load bearing concrete, natural and manufactured stone, wood siding, brick, fiber cement siding, specialty molded siding, metal panels, and aluminum and steel siding. The choice of siding products varies by material typically used in different geographic regions, as well as by cost and aesthetic and performance qualities. A wide range of companies participate in the U.S. siding industry, in part because of the variety of materials used to produce siding. While some larger firms offer siding products of more than one type, the differences in technology and manufacturing requirements for the various materials result in most companies specializing in one type of siding material. Because most building projects could employ any number of siding materials, there is considerable competition between different types of materials—both for original construction jobs and remodeling and repair of existing buildings. In 2002, based on an industry report, no one company accounted for more than 6% of U.S. siding sales.

Siding demand by sales was $8.4 billion in 2003 and demand by volume was 103.0 million squares (one “square” is equal to one square yard or nine square feet). Sales are measured by the value of sales of a material by the manufacturer and do not take into account the price increases accrued via channels of distribution (i.e., wholesaler and contractor markups) nor those costs associated with the installation process, which vary greatly based on the need for skilled tradesmen or special tools. Installation cost is a key consideration in the choice of material by consumers. For example, the installed cost of brick siding may be as much as six times the manufacturer’s price of materials because a skilled mason is needed and installation is a time-consuming process involving individual bricks. In comparison, vinyl siding can be installed in large panels by less specialized construction workers using standard construction tools.

Siding demand depends upon new construction as well as remodeling and repair of existing buildings. Most revenue in the siding industry is generated through residential projects, accounting for 80% of the U.S. siding market in 2003. In general, demand for residential building products is driven by interest rates and availability of credit, consumer confidence, new housing starts and general economic cycles. Aesthetic concerns typically are more critical in residential construction than for commercial construction. Based on an industry report, in 2003 remodeling and repairs accounted for approximately 43% of the siding market, most of which was attributable to the home improvement market.

Vinyl.    Vinyl siding comprises the largest share of the residential siding market, constituting approximately 45% of the market in 2003, a significant increase from its market share in the early 1990s. Home improvement applications account for a larger share of vinyl siding demand than new construction; according to the Freedonia Group, in 2003, approximately 60% of vinyl siding sales were in the remodeling and repair market. Homeowners’ preferences for vinyl are based on a number of factors, including vinyl’s lower cost versus brick, its less frequent maintenance requirements when compared with wood and other siding materials and the ability of vinyl siding to be installed over most types of existing siding, saving the expense of removal and disposal. Recent improvements in thickness, textures and color selection have helped vinyl’s appearance and durability. The resistance of vinyl siding to denting represents an improvement over aluminum siding, the prime residential re-siding choice of the 1960s and 1970s, and has allowed vinyl to nearly eliminate aluminum siding in the residential remodeling and repair market. Vinyl siding does not need painting, thus eliminating one of the major maintenance expenses associated with alternatives such as wood or fiber cement siding.

Specialty Molded Siding.    This siding is a petroleum-based injection-molded product that is generally thicker than vinyl siding. Demand for specialty molded siding and shingles is expected to increase 8.4% per year to 1.2 million squares through 2008, accordingly to an industry report. Specialty molded shingles imitate the appearance of wood or other materials, at a lower cost and with lower maintenance requirements. The material can therefore be employed as a facade detail or a whole-house siding in efforts to retain older housing looks featuring wood or asbestos cement shingles. Specialty molded shingles face competition from fiber cement in these applications, but it is typically able to offer lower maintenance requirements than fiber cement.

Stucco and Cement-Based Materials.    Stucco and related siding materials include traditional stucco, one coat stucco, synthetic stucco (exterior insulation and finishing systems, or EIFS), concrete, manufactured and natural stone and related nonbrick masonry cladding. Stucco, manufactured stone and related siding materials were the leading category of siding materials in 2003 based on sales and second based on volume. While these materials are generally more expensive than vinyl both for materials and installation costs, their key benefits include durability and the ability to be adapted to a variety of architectural styles and surface finishes. The overall market in this segment in 2003 constituted 17.4 million squares or $2.4 billion in sales and, according to an industry report, is forecast to increase 2% per year to 19.2 million squares in 2008. In 2003, the breakout in this segment was 9 million squares for stucco, 3.8 million for EIFS and 4.6 million for stone, concrete and other. Stucco, manufactured stone and related materials constitute the largest materials segment for siding on new nonresidential buildings.

Manufactured Stone.    The manufactured stone market has grown at a faster rate than the siding industry as a whole, especially in the Western United States. Based on a survey of market participants commissioned by Eldorado, it is estimated that the manufactured stone market was $425 million in sales in 2002, compared to an estimated $340 million in 2000. This compares to the approximately $800 million in sales in 2002 for natural stone. The growth rate in U.S. sales of manufactured stone was approximately 14% from 2000 to 2002 based on this industry study, as compared to aggregate sales in the siding market which grew an estimated 3% during this period. Manufactured stone constitutes approximately 5% of siding sales in 2002, and over 1% on a volume basis (14.4 million squares). Manufactured stone as a percentage of total siding sales in 2002 varied from approximately 12% in the Western United States to 3% in the South, according to this industry study.

The installation ease, greater variety and price advantages of manufactured stone as compared to natural stone, which typically costs three to four times more than manufactured stone, have allowed it to command an increasingly larger share of projects traditionally limited to natural stone, but it is also being used in non-traditional ways. Typically used as an accent feature or as a foundation overlay for exterior construction projects, it is also applied on the surface of stucco or other sidings over doorways or window areas and used in fireplaces and garden construction. We believe that the growth of the manufactured stone market in recent years is based in part upon the increased awareness of manufactured stone as a material as more contractors are educated in its use and as consumers learn of its merits.

Concrete Block.    Concrete block manufacturers form part of the concrete construction products manufacturing industry, which also includes manufacturers of concrete pipe and brick. Concrete brick and block production includes mainly structural blocks, decorative block and pavers, bricks, and miscellaneous concrete products. Demand for concrete blocks is directly influenced by growth in the construction of industrial and commercial buildings and, to a lesser extent, housing. The industry is generally characterized by its geographically fragmented structure; while there are a couple of nationwide providers, much of the industry’s revenue is generated by independent operators with one or two plants in narrow regional markets. IBISWorld, a market research consultant, estimates that the concrete pipe, brick and block manufacturing industry revenues increased by 1.7% to $6.6 billion during the calendar year 2003 and are expected to increase an average of 2.5% per year from 2004 through 2008.

Our Operations

We conduct our operations through our HRI, HES, HCM and HTI business units.

Headwaters Resources

HRI is the largest manager and marketer of CCPs in the United States and also markets CCPs in Canada and Puerto Rico. HRI has long-term exclusive management contracts with coal-fueled electric generating utilities throughout the United States and provides CCP management services at more than 110 power plants. HRI markets CCPs in areas where sufficient demand exists, and manages the disposal of much of the rest, typically in landfills. HRI has established long-term relationships with many of the nation’s major utilities and also assists utilities with their overall CCP management programs.

HRI markets CCPs as a replacement for manufactured or mined materials, such as portland cement, lime, agricultural gypsum, fired lightweight aggregate, granite aggregate and limestone. Additionally, HRI provides the HCM business unit with CCPs for use in the manufacture of certain masonry and stucco construction materials, packaged products and concrete blocks.

Utilities produce CCPs year-round, including in the winter when demand for electricity increases in many regions. In comparison, sales of CCPs and construction materials produced using CCPs are keyed to construction market demands that tend to follow national trends in construction with predictable increases during temperate seasons. CCPs must be stored, usually in terminals, during the off-peak sales periods as well as transported to where they are needed for use in construction materials. In part because of the cost of transportation, the market for CCPs used in construction materials is generally regional, although HRI ships products significant distances to states such as California and Florida that do not have coal-fueled electric utilities producing high-quality CCPs. HRI enjoys advantages in both logistics and sales from its status as the largest manager and marketer of CCPs in the United States. HRI maintains more than 30 stand-alone CCP distribution terminals across North America, as well as approximately 90 plant site supply facilities. HRI owns or leases approximately 1,300 railcars and more than 100 trucks and contracts with other carriers so that it can meet the transportation needs for both disposing and marketing CCPs. In addition, HRI has more than 50 area managers and technical sales representatives nationwide to manage customer relations.

Fly Ash and Other CCPs

The benefits of CCP use in construction applications include improved product performance, cost savings and positive environmental impact. Fly ash improves both the chemical and physical performance of concrete. Physically, fly ash particles are smaller than cement particles, allowing them to effectively fill voids to create concrete that is denser and more durable. Fly ash particles are spherical and they have a “ball bearing” effect, which lubricates the concrete mix and allows enhanced workability with less water. The requirement of less water contributes to decreased permeability and greater durability of concrete. Chemically, fly ash combines silicon with free lime created by cement hydration to produce additional binding ability within concrete—further decreasing permeability and enhancing durability. Because fly ash is also typically less expensive than the cement it replaces, concrete producers are able to improve profitability while improving concrete quality.

When fly ash is used in concrete, it provides environmental benefits. In addition to conserving landfill space, fly ash usage conserves energy and reduces greenhouse gas emissions. According to the EPA, one ton of fly ash used as a replacement for portland cement eliminates approximately one ton of carbon dioxide emissions associated with cement production. This is the equivalent of retiring an automobile from the road for two months. These benefits are recognized in major “green building” movements, such as the United States Green Building Council’s LEED classification system. The value of utilizing fly ash in concrete has been recognized by numerous federal agencies, including the DOE and the EPA, which has issued comprehensive procurement guidelines directing federal agencies to utilize fly ash. The EPA has also created the Coal Combustion Products Partnership (“C2P2”) to actively promote CCP utilization. Almost all states specify or recommend the use of fly ash in state and federal transportation projects. Other government entities that frequently specify or recommend the utilization of fly ash in concrete include the Federal Highway Administration, the United States Army Corps of Engineers and the United States Bureau of Reclamation. Numerous state departments of transportation are also increasing their reliance on fly ash as a component for improving durability in concrete pavements. Several major cement companies have identified increasing the use of fly ash as a key environmental strategy for the next two decades.

The quality of fly ash produced by the combustion process at coal-fueled facilities varies widely and is affected by the boilers used by the utilities and by the efficiency of the combustion process. High-quality fly ash is generally the most profitable CCP, as it has a variety of higher margin commercial uses. In fiscal 2004, HRI sold approximately 5.79 million tons of high-value fly ash. HRI assists its utility clients in their efforts to improve the production of high-quality fly ash at their facilities. HRI tests the fly ash to certify compliance with applicable industry standards. A comprehensive quality control system ensures that customers receive fly ash that conforms to their specifications while HRI’s extensive investment in transportation equipment and terminal facilities provides reliability of supply.

HRI supports its marketing sales program by focusing on customer desires for quality and reliability. Marketing efforts emphasize the performance value of CCPs, as well as the attendant environmental benefits.

HRI undertakes a variety of marketing activities to increase fly ash sales. These activities include:

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Professional Outreach.    To promote the acceptance of fly ash in construction projects, all levels of HRI’s sales and marketing organization are involved in making regular educational presentations such as continuing professional education seminars to architects, engineers, and others engaged in specifying concrete mix designs.

•	Technical Publications. HRI publishes extensive technical reference information pertaining to CCPs and CCP applications. HRI also prominently promotes the environmental benefits of CCP use.

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Relationships with Industry Organizations.    HRI personnel maintain active leadership positions in committees of the American Concrete Institute and the American Society for Testing and Materials, and serve on the boards of the American Coal Ash Association, the Western Region Ash Group, the Texas Coal Ash Utilization Group, the Midwest Coal Ash Association and the American Coal Council. These organizations help establish standards and educate the construction industry and the general public about the benefits of CCP use.

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Trade Shows.    HRI promotes the use of CCPs at more than 30 local and national trade shows and association meetings each year. HRI is also an exhibitor at the nation’s leading conferences for utilization of environmentally friendly building products.

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Government Affairs.    HRI has taken a leadership role in encouraging state and federal legislation and regulations that lead to greater utilization of fly ash by emphasizing its environmental, performance and cost advantages. Legislative recognition of the benefits of fly ash as well as the use of fly ash in government projects helps familiarize contractors, architects and engineers with the benefits of the product for other construction uses.

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Advertising.    HRI advertises for fly ash sales and utilization in a number of publications, including: Architectural Record, Engineering News-Record, Construction Specifier, Concrete Products, Concrete Producer, Concrete International and Environmental Design & Construction. HRI’s website is also a source of sales leads.

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Creation of Branded Specialty Products.    HRI has developed several specialty products that increase market penetration of CCPs and name recognition for HRI’s products for road bases, structural fills, industrial fillers and agricultural applications. These include:

•	Alsil®—Processed fly ash used as an industrial filler;

•	CStone™—Quality crushed aggregate manufactured from fly ash and used in road base and feedlot applications;

•	Flexbase™—FGD scrubber sludge, pond ash, and/or lime proportionally mixed for road base or pond liner material;

•	Powerlite®—Processed fly ash and bottom ash, meeting American Society for Testing and Materials C331 standards, for use as a high-quality aggregate in the concrete block industry; and

•	Peanut Maker®—A synthetic gypsum used as a land plaster in agricultural applications.

New Technologies for CCP Utilization

In an effort to maximize the percentage of CCPs marketed to end users and to minimize the amount of materials disposed of in landfills, HRI’s research and development activities focus on expanding the use of CCPs by developing new products that utilize high volumes of CCPs. Through these research and development activities, HRI has developed FlexCrete™, a new commercial and residential building product in its early commercialization stages. FlexCrete™ is an aerated concrete product with approximately 60% fly ash content that is cured at lower temperatures and ambient pressure. We expect that FlexCrete™ will offer advantages for construction, including low cost, ease of use, physical strength, durability, energy efficiency, fire resistance and environmental sensitivity.

New Technologies to Improve Fly Ash Quality

HRI also has developed technologies that maintain or improve the quality of CCPs, further expanding and enhancing their marketability. Utilities are switching fuel sources, changing boiler operations and introducing ammonia into the exhaust gas stream in an effort to decrease costs and/or to meet increasingly stringent emissions control regulations. All of these factors can have a negative effect on fly ash quality, including an increase in the amount of unburned carbon in fly ash and the presence of ammonia slip. HRI has addressed these challenges with the development and/or commercialization of two technologies. Designed to be simple, economical and highly effective, these technologies can be implemented without the large capital expenditures often associated with controlling quality problems.

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Carbon Fixation.    Under certain conditions, unburned carbon in fly ash inhibits the entrainment of air in concrete, reducing its resistance to freeze-thaw conditions. Technologies designed to remove residual carbon are often capital intensive and are therefore rarely used. HRI has the exclusive license in North America to utilize a carbon fixation technology used to pre-treat fly ash. The technology uses a liquid reagent to coat unburned carbon particles in the fly ash and hinder the impact on the concrete mix. Carbon is not removed, but its effects on air entrainment are minimized. The technology also renders some ash products usable for the first time without having any impact on the quality of finished concrete. Full scale carbon fixation units have been installed and are operating at major power plants.

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Ammonia Slip Mitigation.    As electric utilities move to implement stringent new air pollution controls, many are treating boiler exhaust gases with ammonia to remove NOx. This can result in unreacted ammonia being deposited on fly ash. The use of ammonia contaminated fly ash in concrete production can result in the release of ammonia gas, exposing concrete workers to varying levels of ammonia. HRI has developed a technology that uses a chemical reagent to mitigate the ammonia slip effects. When water is added to the concrete mix containing ammoniated fly ash, the reagent converts ammonia to harmless compounds. The process allows the reagent to be added and blended with the dry fly ash at any time from when the fly ash is collected at the power plant to when the fly ash is used in the production of concrete.

Headwaters Energy Services

HES has developed and commercialized technology that interacts with coal-based feedstocks to produce a solid alternative fuel intended to be eligible for Section 29 tax credits. Headwaters has licensed this technology to owners of solid alternative fuel facilities for which it receives royalty revenues. Headwaters also sells proprietary chemical reagents to licensees for use in the production of the coal-based solid alternative fuel and to other solid alternative fuel facility owners with whom Headwaters has reagent supply agreements.

Headwaters licenses this process to owners of alternative fuel production facilities and is paid a royalty stream generally based on the tax credits generated from alternative fuels sold to utilities and other industrial coal consumers. Headwaters also receives revenues from the sale of its chemical reagents. HES’ licensees and chemical reagent customers include major utilities in the alternative fuel industry.

In addition to technology licensing and chemical reagent sales, Headwaters provides on-site facility services to licensees of its technology and purchasers of its reagents. Headwaters has experience in producing alternative fuel and optimizing the production capabilities of alternative fuel facilities. This experience complements Headwaters’ ongoing testing and development of alternative fuels. Headwaters employs chemical, electrical and mechanical engineers and field personnel with extensive plant and equipment operating experience to perform these on-site facility services and other technical support functions.

Licensing Fees.    Headwaters currently licenses its technologies to 28 of a company-estimated total of 75 coal-based solid alternative fuel facilities in the United States. In addition, in fiscal 2004 HES sold its proprietary chemical reagents to approximately 35 facilities owned by our licensees and other customers.

Current licensees include electric utility companies, coal companies, financial institutions and other major businesses in the United States. License agreements contain royalty fees generally set at a prescribed dollar amount per ton or a percentage of the tax credits earned by the licensee. License agreements generally have a term continuing through the later of January 1, 2008 or the date after which tax credits may not be claimed or are otherwise not available under Section 29.

Despite the growth in revenues, there continues to be an underutilization of production capacity in several facilities employing Headwaters’ technologies, because of factors such as feedstock quality and the inability of certain owners to utilize all the available Section 29 tax credits. See “Risk Factors.”

Chemical Reagent Sales.    The transformation of the feedstock to an alternative fuel involves the use of a chemical reagent in a qualified facility. Headwaters primarily markets two proprietary latex-based chemicals, Covol 298 and Covol 298-1, which are widely used for the production of coal-based solid alternative fuel. The chemical reagent alters the molecular structure of the feedstock to produce an alternative fuel.

Covol 298 and Covol 298-1 are produced by Dow Reichhold under long-term agreements. Headwaters does not maintain or inventory any chemicals. The chemical reagents are shipped directly from Dow Reichhold’s production facilities to the alternative fuel plants. The chemical reagents can be manufactured in 11 Dow Reichhold plants throughout North America, assuring short lead-time deliveries and the ability to meet increasing reagent demand. Additionally, Headwaters has an arrangement with Dow Reichhold for technical support services relating to new product development and manufacture.

Headwaters believes the benefits of its proprietary chemical reagents as compared to competitive materials include clean and efficient combustion characteristics, ease of application, concentrated form of shipment and lack of damage to material handling, pulverizing or combustion equipment. Headwaters believes the chemical reagents used in its process are environmentally safe, possess superior handling characteristics, burn efficiently and are competitively priced. Additionally, Headwaters’ chemical reagents have been reviewed often by the IRS and tested by independent laboratories. The parameters of the Headwaters process are consistent with the criteria for future private letter rulings as outlined by the IRS in Revenue Procedure 2001-30, as modified by Revenue Procedure 2001-34, and IRS Announcement 2003-70.

On-site Facility Services.    In addition to licensing its technology and supplying chemical reagents, Headwaters also employs hands-on technical account managers that are available to assist its customers. Headwaters’ engineers have years of experience operating alternative fuel manufacturing equipment, including mixers, extruders, pellet mills, briquetters and dryers. Headwaters’ employees are experts in applying our chemical reagents on multiple types of coal feedstocks. Headwaters has operated alternative fuel facilities utilizing multiple types of coal feedstocks, and has developed and demonstrated process improvements in commercial facilities. Headwaters has also designed and constructed reagent mixing and application systems and has retrofitted existing facilities to use our reagents. For new customers, Headwaters has a mobile, skid-mounted reagent delivery system that allows for on-site demonstration testing. Headwaters believes that this full spectrum of services makes it unique in providing goods and services to the coal-based solid alternative fuel business.

Headwaters maintains analytical laboratories, including bench-scale equipment for the production of coal-based solid alternative fuel and comprehensive analytical testing equipment for performing standard coal analyses. We also monitor, document and substantiate the chemical change process required to obtain Section 29 tax credits.

Headwaters Construction Materials

A key component of our growth strategy has been the development of superior products utilizing innovative fly ash-based formulations. We have focused on increasing the utilization of CCPs in building products that have not traditionally included CCPs. To accelerate acceptance of CCPs in these markets, Headwaters created a construction materials subsidiary, HCM, which includes several well-known brands, such as Magna Wall® stuccos and BEST™ and Hill Country Mortar Mix™ masonry and mortar cements. HCM operates a network of manufacturing and distribution facilities and retail supply stores that are strategically located throughout the Southern United States and that provide access to many of the most rapidly growing regions in the nation. HCM has formulated masonry cements, mortar cements, stucco and block products to utilize CCPs in residential and commercial building applications. This strategy has secured an outlet for previously unutilized CCPs while promoting the increased use of CCPs as components of building products in the future.

Unlike most of its competitors, HCM has dedicated significant resources to the acquisition and development of new technologies for the use of CCPs in building products applications. In July 2004, we acquired Southwest Concrete Products, a leading manufacturer of concrete blocks in South Texas. The acquisition provides us with the opportunity to expand the use of fly ash in concrete products in Texas markets. We also acquired Eldorado in June 2004 and Tapco in September 2004.

Following these acquisitions, HCM conducts its business in the following product categories: (1) manufactured stone under the Eldorado Stone brand; (2) residential exterior building products accessories (such as window shutters, gable vents and mounting blocks) under Tapco brands; (3) specialty siding products (replica cedar shake and shingle siding) under Tapco’s Foundry brand; (4) concrete block, mortar and stucco products under a variety of brand names; and (5) professional cutting and shaping tools used by contractors for installing exterior siding.

We believe HCM’s diversified product portfolio provides a balanced sales mix between the home improvement and new construction markets. Our acquisition of Tapco in September 2004 has reduced HCM’s dependence on new construction since the majority of Tapco’s sales are reliant on the less-cyclical home improvement market.

Eldorado

In June 2004, we acquired Eldorado, which together with its wholly-owned subsidiaries, manufactures, distributes and sells the Eldorado Stone® brand of manufactured stone products.

•    Products.    Eldorado offers a wide variety of high-quality, hand-made manufactured stone products to meet a variety of design needs. Eldorado’s manufactured stone siding incorporates several key features important to a successful siding product, including: high aesthetic quality; ease of installation; durability; low maintenance; reasonable cost; and widespread availability. The Eldorado product line has been designed and is manufactured to be one of the most realistic architectural stone product lines in the world. Eldorado’s manufactured stone siding is a lightweight, adhered veneer siding product and is used by national, regional and local architectural firms, real estate developers, contractors, builders and homeowners. Eldorado Stone® is used in construction projects ranging from large-scale residential housing developments and commercial projects to do-it-yourself home improvement jobs. In addition to its use as a primary siding material, the Eldorado product line is used in a variety of external and internal home applications such as walls, archways, fireplaces and landscaping. We believe that Eldorado’s focus on product quality, breadth and innovation, combined with a geographically diversified manufacturing platform, provides it with significant advantages in leading end-users, architects and builders to choose Eldorado products over traditional materials such as natural stone, brick or stucco.

Eldorado offers a national product line under the Eldorado Stone® brand of 60 distinct stone types, developed from 12 stone profiles and crafted in a variety of natural colors designed by Eldorado’s artistic staff. Eldorado also offers regional stone products based on the characteristics of the stone native to the regions. Each stone profile is manufactured using numerous real stone models, which creates a realistic, non-repetitive, natural stone look and is crafted in a variety of natural colors. Eldorado’s collection, developed over the last 30 years, of more than 10,000 natural stones, which are used as models for the profiles, is not easily replicated.

•    Manufacturing.    Eldorado manufactures the molds for its stone profiles as well as the manufactured stone products created using these molds. Eldorado products are produced by mixing proprietary formulations of water, portland cement, mineral oxide colors and lightweight aggregates such as pumice and expanded shale. The manner in which certain colorants are applied is critical in the “believability” of the product. The mixture is poured into a production mold that has been treated with coloration accents to enhance the aesthetics of the finished product. The mixture is then cured, removed from the mold and packaged. Currently, Eldorado uses minimal fly ash in its manufactured stone products. Headwaters’ intent is to replace a portion of the cement used in the production of Eldorado Stone® with fly ash for greater durability and environmental advantages. We believe that Eldorado’s existing plants may be updated to allow this substitution without material additional expense. Eldorado has made recent investments in both its manufacturing operations and sales and marketing capabilities. It has initiated production at its new Rancho Cucamonga, California facility and has expanded its customer service operations and staffing. Eldorado currently manufactures its products through a network of several “micro-plants” strategically situated throughout the U.S. in close proximity to its customers. These locations allow for a high level of customer service, short lead times and low freight costs. Eldorado has nine manufacturing facilities located at: Rancho Cucamonga, California; Pueblo, Colorado; Red Bud, Illinois; Fayetteville, North Carolina; Apple Creek, Ohio; Greencastle, Pennsylvania (two plants); Carnation, Washington; and Royal City, Washington. In addition, Eldorado has four distribution centers located at: Stockton, California; Orlando, Florida; Portland, Oregon; and Arlington, Washington. A new manufacturing facility is under construction in Dublin, Georgia.

•    Distribution/Sales and Marketing.    Eldorado distributes its manufactured stone products primarily on a wholesale basis through a network of distributors, including masonry and stone suppliers, roofing and siding materials distributors, fireplace suppliers and other contractor specialty stores. Eldorado also has a small direct sales force. Eldorado’s sales force works closely with architects and contractors to provide information concerning the attributes and ease of installation of its manufactured product and to promote market acceptance over traditional building materials.

Tapco

In September 2004, we acquired Tapco. Tapco is a leading designer, manufacturer and marketer of building products and professional tools used in exterior residential home improvement and construction. Tapco’s building products, which are either injection-molded or extruded, enhance the appearance of homes and include window shutters, gable vents, mounting blocks for exterior fixtures, roof ventilation, exterior décor products and specialty siding products. Professional tools include portable cutting and shaping tools used by contractors, on site, to fabricate customized aluminum shapes that complement the installation of exterior siding.

•    Products.    Tapco designs, manufactures and markets injection-molded window shutters, gable vents and exterior fixture mounting blocks. In addition, Tapco manufactures roof vents, specialty vents, window headers and mantels, door surrounds, accent windows, functional shutters, exterior trim and specialty vinyl siding. Tapco’s building products serve the needs of the siding, roofing, and window and door installation industries. Tapco’s injection-molded products are designed to enhance the exterior appearance of the home while delivering durability at a lower cost compared to similar aluminum, wood and plastic products. Tapco’s functional shutters offer storm protection and also enhance the exterior appearance of the home. The injection-molded exterior products feature copolymer construction and U.V. stabilized molded-through color.

•    Professional Tools.    We believe Tapco is the largest manufacturer of portable cutting and shaping tools for the professional siding contractor in the United States. These tools enable installers of vinyl and aluminum siding to form virtually any required shape on-site. Tapco’s principal installation tool is the bending brake. Brakes hold sheet metal in place for bending and cutting during the installation process.

•    Distribution/Sales and Marketing.    Tapco’s products are sold primarily in the United States and Canada, with less than 5% of sales in Europe, Australia and Asia. Tapco distributes its products through substantially all major vinyl siding distributors in the United States. In contrast, many of Tapco’s competitors manufacture accessory products as a minor adjunct to their core siding business and generally only distribute through authorized distributors of their siding products. Tapco markets its products under the brands “Tapco Products,” “Mid-America Building Products,” “Mid-America Master Series,” “Builders Edge®,” “Atlantic Shutter Systems,” “Vantage®,” and “The Foundry.”

Tapco’s products are distributed through four primary distribution channels: one-step distributors that sell directly to contractors, two-step distributors that sell Tapco’s products to lumberyards and one-step distributors, retail home centers/mass merchandisers, and manufactured housing. Tapco distributes its accessory products to the retail mass merchandiser channel through Builders Edge® (Home Depot) and Vantage® (Lowe’s) brands. Tapco markets its tools through its Tapco brand, its functional shutters and storm protection systems through its Atlantic Shutter Systems brand and its specialty siding product through its Foundry brand.

Tapco also distributes its products through many of the major vinyl siding, roofing, and window distributors. Tapco’s large number of distribution points is due in large part to the strong customer “pull” demand for its products. Many of Tapco’s competitors offer products as an adjunct to their core roofing, siding, window or door operations. As a result, their distribution is typically limited to the authorized distributor of their core branded products. Tapco, in contrast, typically distributes its products through various branded products distributors, such as distributors of Alcoa and Owens-Corning products. In the building products category, Tapco differentiates its products by distribution channel through the use of different brands, company names and packaging. Sales to the retail home center and mass merchandiser segment, for example, are made under the Builders Edge® and Vantage® brand and company name, while sales to one-step and two-step distribution channels are made under the “Master Series®” brand and Mid-America Building Products company name.

Tapco’s sales and marketing organization supports the one-step, two-step distribution, and retail channels through various networks of sales support. The one- and two-step channels include a network of approximately 100 independent sales representatives. The retail business primarily consists of sales to Home Depot and Lowes. Tapco also maintains relationships with thousands of local contractors, professional builders, and other end-users by participating in approximately 1,000 local shows and four national shows annually. Local shows, sponsored by local distributors, enable Tapco to promote its products through hands-on comparisons to competing products. Tapco supports distributors with product literature, displays, videos, product training programs and showroom merchandising designed to increase awareness among homeowners and contractors about the benefits of Tapco’s products. In addition, Tapco maintains a large mailing list of active contractors, which Tapco gathers from warranty registration cards, local and national shows and requests for CDs and product literature.

•    Manufacturing.    Tapco’s headquarters are located in Wixom, Michigan, approximately 30 miles northwest of Detroit. Tapco conducts its manufacturing, distribution and sales operations through 14 facilities, which total approximately 850,000 square feet. Tapco owns most of its facilities. Tapco’s manufacturing assets include more than 100 injection molding presses, almost all of which are automated through robotics or conveyor systems. Robotic automation has reduced cycle times and helped reduce waste by keeping cycle times consistent from part to part. Tapco has realized cycle time improvements on all presses utilizing automation. Tapco’s high volume allows it to invest in multi-cavity tooling, resulting in significantly lower unit costs over single cavity tooling. Tapco follows strict quality control standards in its efforts to produce products of consistent quality and free of production flaws. Any nonconforming plastic parts are reused as raw material, thus further minimizing waste. Tapco mandates quality control checks at each step of the manufacturing process and maintains on-site quality control inspectors on each production line.

Headwaters Technology Innovation Group

HTI provides research and development support to Headwaters. HTI maintains a staff of engineers, scientists and technicians with expertise in the design and operation of high-pressure and temperature process plants at its Lawrenceville, New Jersey pilot plant and laboratory facilities. Increased oil and natural gas prices, political instability in oil/gas-rich countries and concerns about the environment are creating renewed interest in coal-to-liquids technology, like direct coal liquefaction and indirect coal liquefaction which produce ultra-clean liquid fuels. Headwaters offers both of these technologies. The direct coal liquefaction technology has been licensed for commercial use in China and is being tested and studied for commercial use in India. The indirect liquefaction (Fischer-Tropsch synthesis) technology is being commercialized through a joint venture formed in June 2004 with Rentech, Inc. called FT Solutions LLC. Both direct and indirect coal liquefaction rely on coal gasification to supply hydrogen or synthesis gas (hydrogen plus carbon monoxide) for process needs. Coal liquefaction could play an important role in helping the United States decrease its dependence on imported oil. The following are some of the technologies currently under development.

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Nanocatalyst Technology.    HTI has developed the capability to work at the molecular level in the aligning, spacing and adhering of nano-sized crystals of precious metals on substrate materials. The net effect is higher performance with lower precious metal content, and nearly 100% selectivity for certain chemical reactions (i.e., byproducts and waste are minimized and the desired reaction is maximized). Potential applications for this nanotechnology include new processes for direct synthesis of hydrogen peroxide for the production of chemicals such as propylene oxide. This same technique can also be used to improve existing chemical refining of precious metal catalysts, improve volatile organic compound oxidation, naphtha reforming and the production of high performance catalysts including fuel cell catalysts. An HTI subsidiary has entered into a memorandum of understanding for fuel cell technology development and commercialization with the Dalian Institute of Chemical Physics of the People’s Republic of China. In addition, in September 2004, the same HTI subsidiary entered into a joint venture with Degussa AG, located in Dusseldorf, Germany, to develop and commercialize a direct synthesis process for hydrogen peroxide (H2O2). The venture aims to invest in large facilities to produce low-cost hydrogen peroxide for chemical intermediates. High-volume producers will be able to use the H2O2 from these facilities to produce intermediates such as propylene oxide (PO).

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Direct Coal Liquefaction Technology.    HTI has developed an advanced technology for producing clean liquid fuels directly from coal. Shenhua Group, China’s largest coal company, has purchased elements of HTI’s direct coal liquefaction technology for its plant to be built in Majata, China. Although completion of the plant is several years away, it is expected to become the first commercial direct coal liquefaction plant in the world with an ultimate capacity of 50,000 barrels per day. In October 2004, HTI was awarded a contract by Oil India Limited to study the technical and economic feasibility of applying HTI’s direct coal liquefaction technology in India. Oil India is a government-owned company engaged in petroleum exploration and production in the Assam region of northeastern India, an area rich in natural resources but distant from established oil refining operations. Under a concurrently signed memorandum of understanding, the companies have agreed that pending a positive result from the feasibility study, if Oil India elects to proceed with a commercial-scale DCL project, HTI will provide the technology license under negotiated commercial terms. In February 2005, HTI entered into a memorandum of understanding with the Philippine Department of Energy for the development of coal-to-liquids projects in that country using HTI’s direct coal liquefaction technology and the gas-to-liquids technology described below.

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Heavy Oil Upgrading Technology.    HTI has obtained the exclusive worldwide license to develop, market and sublicense an innovative catalytic heavy oil upgrading technology known as (HC)3. This technology is a hydrocracking process used for upgrading heavy oil, bitumen or bottom-of-the-barrel residual oil. An upgrading plant using the (HC)3 technology can produce synthetic crude or clean liquid fuels. The process uses a proprietary, highly active molecular catalyst. We believe there are several heavy oil upgrading plants located around the world that could immediately apply and benefit from the (HC)3 technology with minimal modification to plant and equipment.

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Gas-To-Liquids Technology.    Commercialization of slurry-phase Fischer-Tropsch (“FT”) technology provides a new source of clean transportation fuels from fossil fuel resources. HTI has developed a skeletal-iron FT catalyst specifically designed for slurry-phase reactors that converts gaseous materials into a range of liquid fuels and chemicals, such as propylene. FT Solutions LLC was formed in order to accelerate the development and commercialization of this technology. FT Solutions LLC combines the FT technologies of both parties and holds the rights to license the combined technology and supply engineering, technical services and catalysts for FT projects.

Regulation

Section 29.    Headwaters’ coal-based solid alternative (or synthetic) fuel business is subject to compliance with the terms of Section 29 of the Internal Revenue Code. Under current law, Section 29 tax credits for alternative fuel produced from coal expires on December 31, 2007. There have been initiatives from time to time to consider the early repeal or modification of Section 29. In 2004, a bill was introduced in the United States House of Representatives that would repeal the Section 29 credit for alternative fuel produced from coal.

The IRS has suspended the issuance of PLRs to alternative fuel facility owners several times in the past. Most recently, in June 2003, the IRS stated, in summary, in Announcement 2003-46 that it “has had reason to question the scientific validity of test procedures and results that have been presented as evidence that fuel underwent a significant chemical change, and is currently reviewing information regarding these test procedures and results,” and that pending its review of the issue it was suspending the issuance of new PLRs regarding significant chemical change.

The IRS release of Announcement 2003-46 caused certain of Headwaters’ licensees to reduce or cease alternative fuel production, which resulted in a reduction of Headwaters’ revenue and net income. In October 2003, the IRS stated in summary in Announcement 2003-70 that it continues to question whether processes it had approved under its long-standing ruling practice produce the necessary level of chemical change required under Section 29 and Revenue Ruling 86-100. Nonetheless, the IRS indicated that it would continue to issue PLRs regarding chemical change under the standards set forth in Revenue Procedures 2001-30 and 2001-34, and that the industry’s chemical change test procedures and results are scientifically valid if applied in a consistent and unbiased manner. Although the IRS resumed its practice of issuing PLRs, it expressed continuing concerns regarding the sampling and data/record retention practices prevalent in the alternative fuels industry, and PLRs issued following the release of Announcement 2003-70 have required taxpayers (i) to maintain sampling and quality control procedures that conform to American Society for Testing and Materials or other appropriate industry guidelines at the alternative fuel facilities, (ii) to obtain regular reports from independent laboratories that have analyzed the fuel produced in such facilities to verify that the coal used to produce the fuel undergoes a significant chemical change and (iii) to maintain records and data underlying the reports that taxpayers obtain from independent laboratories including raw FTIR data and processed FTIR data sufficient to document the selection of absorption peaks and integration points.

Also in October 2003, the United States Senate Permanent Subcommittee on Investigations issued a notification of pending investigations. The notification listed the alternative fuel tax credit as a new item. In March 2004, the Subcommittee described its investigation as follows: “The Subcommittee is continuing its investigation [of] tax credits claimed by Section 29 of the Internal Revenue Code for the sale of coal-based synthetic fuels. The investigation is examining the utilization of these tax credits, the nature of the technologies and fuels created, the use of these fuels, and others [sic] aspects of Section 29. The investigation will also address the IRS’ administration of Section 29 tax credits.”

The Subcommittee conducted numerous interviews and received large volumes of data between December 2003 and March 2004. Since then, there has been little activity on the investigation. The effect that the Senate subcommittee investigation of alternative fuel tax credits may have on the industry is unknown. While the investigation is pending, it may have a material adverse effect on the willingness of buyers to engage in transactions to purchase alternative fuel facilities or on the willingness of current owners to operate their facilities, and may materially adversely affect Headwaters’ revenues and net income. The Subcommittee has not scheduled a hearing as of the date of this Prospectus Supplement. Headwaters cannot predict the timing or ultimate outcome of the Subcommittee investigation, nor whether Congress or others may conduct investigations of Section 29 tax credits in the future.

In addition, tax credits claimed by an alternative fuel plant operator may begin to be phased out or eliminated prior to the expiration date of December 31, 2007, if the “reference price” of oil exceeds an annual range of oil prices, both adjusted annually for inflation. In May 2004, the IRS announced that the phase-out range for 2003 began at $50.14 and ended with a $0 tax credit at $62.94. Because the calendar year 2003 reference price of oil was below that range, there was not a phase-out of the credit for qualified fuel sold in 2003.

The reference price of oil and the inflation adjustment factor (“IAF”) are determined annually (and released in the first week of April for the previous year), while the predetermined oil price range is fixed, but adjusted annually for inflation. The reference price of oil is defined as the annual average wellhead price per barrel for all domestic crude oil not subject to regulation by the U.S.

There are approximately 24 states/regions that comprise the U.S. average crude oil price as determined by the Unites States Energy Information Administration, with western U.S. crude oil prices often significantly lower than other, more recognized crude oil types.

Tax credits are usually claimed by corporations according to the tax year in which the alternative fuel is actually produced and sold, which may be different than the calendar year. Since the government updates phase-out criteria each April for alternative fuel produced during the previous calendar year, the research piece concluded that the earliest the price of oil (if oil is at $50.00+ for all of the 2005 calendar year) could significantly impact alternative fuel production would likely be the first quarters of the 2006 calendar year.

Licensees are subject to audit by the IRS. The IRS may challenge whether Headwaters’ licensees satisfy the requirements of Section 29, or applicable PLRs, including placed-in-service requirements, or may attempt to disallow Section 29 tax credits for some other reason. The IRS has initiated audits of certain licensee-taxpayers who claimed Section 29 tax credits, and the outcome of any such audit is uncertain. Recently, a licensee announced that IRS field auditors issued a notice of proposed adjustment challenging the placed-in-service date of three of its alternative fuel facilities. The licensee believes that the facilities meet the placed-in-service requirement; however, the matter is at an early stage and the timing and final results of the audit are unknown. The inability of a licensee to claim Section 29 tax credits would reduce Headwaters’ future income from the licensee.

Environmental.    Our operations and those of our suppliers and customers involved in coal-based energy generation, primarily utilities, are subject to federal, state and local environmental regulation. The coal-based solid synthetic fuel operations of Headwaters and its licensees are subject to federal, state and local environmental regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of waste products, which add to the cost of doing business and expose Headwaters to potential fines for non-compliance. Moreover, in order to establish and operate the synthetic fuel plants, power plants and operations to collect and transport CCPs and bottom ash, we and our licensees and customers have obtained various state and local permits and must comply with processes and procedures that have been approved by regulatory authorities. Compliance with permits, regulations and the approved processes and procedures help protect against pollution and contamination and are critical to our business. Any failure to comply could result in the issuance of substantial fines and penalties and cause us to incur environmental liabilities.

We believe that all required permits to construct and operate these solid synthetic fuel facilities have been or will be obtained and believe the facilities are in substantial compliance with all relevant laws and regulations governing synthetic fuel operations.

In spite of safeguards, our operations entail risks of regulatory noncompliance or accidental discharge that could create an environmental liability because hazardous materials are used or stored during normal business operations. For example, we and our subsidiaries use and share other hazardous chemicals in order to conduct operations involving distillation to purify products, analysis, packaging of chemicals and the selling, warehousing and manufacturing of organic chemicals in small research volumes. Our subsidiaries also use their facilities to perform research and development activities involving coal, oil, chemicals and industrial gases such as hydrogen. As a result, petroleum and other hazardous materials have been and are present in and on their properties. We generally hire independent contractors to transport and dispose of any hazardous materials generated and send any hazardous wastes only to federally approved, large scale off-site waste facilities.

The federal Clean Air Act of 1970 and subsequent amendments (particularly the Clean Air Act Amendments of 1990), and corresponding state laws, which regulate the emissions of materials into the air, affect the coal industry both directly and indirectly. The coal industry is directly affected by Clean Air Act permitting requirements and/or emissions control requirements, including requirements relating to particulate matter (such as, “fugitive dust”). The coal industry may also be impacted by future regulation of fine particulate matter measuring 2.5 micrometers in diameter or smaller. In July 1997, the EPA adopted new, more stringent National Ambient Air Quality Standards, or NAAQS, for particulate matter and ozone. Although the NAAQS were challenged in litigation, slowing their implementation, the standards were upheld by the United States Supreme Court, and states will ultimately be required to revise their existing state implementation plans (“SIPs”) to attain and maintain compliance with the new NAAQS. The new eight-hour ozone nonattainment designations and classifications were published April 30, 2004, along with Phase 1 of the final implementation rule for the eight-hour standard. Both rules took effect June 15, 2004, and both are currently being litigated. The Phase 2 implementation rule for the eight-hour standard is currently expected in March or April 2005. The final nonattainment designations for fine particulate matter were published January 5, 2005, effective April 5, 2005, with their implementation rule currently projected for proposal in the Spring of 2005. Because electric utilities emit NOx, which are precursors to ozone and particulate matter, Headwaters Resources’ utility customers are likely to be affected when the new NAAQS are implemented by the states. State and federal regulations relating to fugitive dust and the implementation of the new NAAQS may reduce Headwaters Resources’ sources for its products. The extent of the potential impact of the new NAAQS on the coal industry will depend on the policies and control strategies associated with the state implementation process under the Clean Air Act.

The 1990 Clean Air Act Amendments require utilities that are currently major sources of NOx in moderate or higher ozone non-attainment areas to install reasonably available control technology for NOx. EPA promulgated a rule (the “NOx SIP call”) in 1998 requiring 22 eastern states to make substantial reductions in NOx emissions. Court action eliminated one state and portions of two others from the rule. Under this rule, EPA expects that states will achieve these reductions by requiring power plants to make substantial reductions in their NOx emissions. The affected states were required to implement Phase I of the NOx SIP call by May 31, 2004. On April 21, 2004, EPA published Phase II of the NOx SIP call, which will require an additional reduction of about 100,000 tons of NOx per year by 2007. In addition to the NOx SIP call, EPA’s April 21, 2004 rule also addressed the requirement that it directly regulate NOx emissions from states upwind of four eastern states that petitioned EPA (pursuant to section 126 of the Clean Air Act). The section 126 rule will be withdrawn in any state that submits an approvable NOx SIP. Installation of reasonably available control technology and additional control measures required under the NOx SIP call or the section 126 rule will make it more costly to operate coal-fueled utility power plants and, depending on the requirements of individual SIPs, could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future. The effect such regulation or other requirements that may be imposed in the future could have on the coal industry in general and on Headwaters Resources in particular cannot be predicted with certainty. No assurance can be given that the ongoing implementation of the Clean Air Act (including the 1990 Amendments) or any future regulatory provisions will not materially adversely affect Headwaters Resources.

In addition, the 1990 Clean Air Act Amendments require a study of utility power plant emissions of certain toxic substances, including mercury, and direct EPA to regulate emissions of these substances, if warranted. EPA has submitted reports to Congress on Mercury (1997) and Utility Air Toxics (1998). On December 14, 2000, EPA announced its finding that regulation of hazardous air pollutant emissions from oil- and coal-fueled electric utility steam generating units is necessary and appropriate. On January 30, 2004, EPA published the proposed Utility Mercury Reductions Rule, which sought comments on two approaches for reducing mercury emissions from coal-burning power plants. EPA is scheduled to finalize that rule by March 15, 2005 under a court-mandated deadline. Additionally, on January 30, 2004, EPA published a proposal, known as the Clean Air Interstate Rule, that would require coal-burning power plants to upgrade their facilities to reduce emissions of sulfur dioxide (“SOx”) by 70% and NOx by 65%. EPA currently anticipates finalizing that rule in March 2005. Taken together, these rules, once they are finalized, could result in reduced use of coal if utilities switch to other sources of fuel.

The Clear Skies Initiative, originally announced by the Bush Administration in February 2002, seeks to develop strategies for reducing emissions of SOx, NOx and mercury from power plants. Because the Initiative must be implemented by legislation that has not yet been enacted, its effect on Headwaters Resources cannot be determined at this time. During the 108th Congress, three Clear Skies bills and various four-pollutant bills were introduced. In addition to the three pollutants covered under the Clear Skies Initiative, the four-pollutant bills included the greenhouse gas carbon dioxide. The bills could have resulted in reduced use of coal if utilities switch to other sources of fuel as a means of complying with more stringent emission limits. However, no legislation to reduce power plant emissions was enacted during the 108th Congress. The Administration has announced its intent to make enactment of Clear Skies legislation a priority in the 109th Congress and a new Clear Skies bill, S. 131 (largely unchanged from the 2003 version) was introduced on January 24, 2005. On January 25, 2005, a new four-pollutant bill, S. 150, was also introduced. Both bills have been referred to the Senate Environment and Public Works Committee. Many of the goals of Clear Skies legislation will be accomplished by the Utility Mercury Rule and the Clean Air Interstate Rule, once they are finalized (see discussion above).

Coal-fueled boilers have been impacted by regulations under the 1990 Clean Air Act Amendments, which established specific emissions levels for SOx and NOx in order to reduce acid rain. These emissions levels have required utilities to undertake many of the following changes: change their fuel source(s), add scrubbers to capture SOx, add new boiler burner systems to control NOx, add or modify fuel pulverizers/air handling systems to control NOx, introduce flue gas conditioning materials to control particulate emissions in conjunction with meeting SOx emissions targets and in some very isolated cases shut down a plant. All of these changes can impact the quantity and quality of CCPs produced at a power plant and can add to the costs of operating a power plant. Furthermore, proposed regulations to control mercury emissions could result in implementation of additional technologies at power plants that could negatively affect fly ash quality.

Further, inappropriate use of CCPs can result in faulty end products. Since most of the products marketed by Headwaters Resources typically consist of a mixture of client-supplied CCPs, Headwaters Resources does not control the quality of the final end product, but may share such control with the manufacturer of the ingredient materials. Therefore, there is a risk of liability regarding the quality of the materials and end products marketed by Headwaters Resources. In cases where Headwaters Resources is responsible for end-product quality, such as a structural fill (where material is used to fill a cavity or designated area), Headwaters Resources depends solely on its own quality assurance program.

Materials sold by Headwaters Resources vary in chemical composition. Fossil fuel combustion wastes have been excluded from regulation as “hazardous wastes” under subtitle C of the Resource Conservation and Recovery Act (“RCRA”). However, EPA has determined that national regulations under subtitle D of RCRA (dealing with state and regional solid waste plans) are warranted for coal combustion byproducts disposed of in landfills or surface impoundments, or used to fill surface or underground mines. EPA is planning to publish a proposed rules for CCPs generated by commercial electric power producers in April 2006 and for management of CCPs at mine facilities in October 2007 which will address, among other things, state and regional solid waste plans for CCPs disposed of in landfills or surface impoundments, or used to fill surface or underground mines. These proposed rules could make coal burning more expensive or less attractive to Headwaters Resources’ utility clients. Headwaters Resources manages a number of landfill and pond operations that may be affected by EPA’s proposed regulations. In most of these operations the permitting is contractually retained by the client and the client would be liable for any costs associated with new permitting requirements. The effect of such regulations on Headwaters Resources cannot be completely ascertained at this time.

Headwaters Resources is engaged in providing services at one landfill operation that is permitted and managed as a hazardous waste landfill. Headwaters Resources provides the services necessary to landfill the client’s hazardous wastes and operates certain in-plant equipment and systems for the client. Accordingly, there can be no assurance that Headwaters Resources will not be named in third-party claims relating to the project.

CCPs contain small concentrations of metals that are considered as “hazardous substances” under the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”). Land application of

CCPs is regulated by a variety of federal and state statutes, which impose testing and management requirements to ensure environmental protection. Under limited circumstances, mismanagement of CCPs can give rise to CERCLA liability.

Electric utility deregulation has slowed substantially from previous years’ predictions. Deregulation could negatively impact Headwaters Resources because it could result in some sources of CCPs being put out of service because they are not economically competitive. On the other hand, deregulation efforts have spurred renewed interest in construction of new coal-fueled electricity generating capacity. We believe no significant changes to the sources of CCPs under contract will occur. However, since this change to the industry continues to evolve, the impact of deregulation cannot be accurately projected, and Headwaters could be materially adversely affected if major changes occur to specific sources.

A number of agencies are studying the issue of nanotechnology, including the National Toxicology Program (“NTP”), the National Institute for Safety and Health (“NIOSH”), and the U.S. Environmental Protection Agency (“EPA”). Many of these efforts are being coordinated through the interagency Nanoscale Science, Engineering and Technology (“NSET”) subcommittee of the White House Office of Science and Technology Policy, National Science and Technology Council. Nanoscale materials have been nominated to the NTP for toxicological evaluation. NIOSH, EPA and the National Science Foundation are seeking applications for research proposals on the potential implications of nanotechnology and manufactured nanomaterials on human health and the environment. In addition, EPA is studying how nanomaterials should be approached under existing laws, such as the Toxic Substances Control Act, and whether new regulations may be needed. One or more of these efforts may eventually result in regulations which potentially could affect Headwaters business in the area of nanotechnology. At this time, it is not possible to say more precisely what form these regulations may take.

Litigation

Headwaters has ongoing litigation and claims incurred during the normal course of business, including the items discussed below. Headwaters intends to vigorously defend or resolve these matters by settlement, as appropriate. Management does not currently believe that the outcome of these matters will have a material adverse effect on Headwaters’ operations, cash flows or financial position.

In fiscal 2004, Headwaters accrued approximately $1,400,000 of reserves for legal matters because it concluded that claims and damages sought by claimants in excess of that amount were not probable. During the quarter ended December 31, 2004, Headwaters expensed $270,000 for legal matters. Our outside counsel believe that unfavorable outcomes are neither probable nor remote and declined to express opinions concerning the likely outcomes or liability of Headwaters. The reserves represent the amounts Headwaters would be willing to pay to reach a settlement. However, these cases raise difficult and complex legal and factual issues, and the resolution of these issues is subject to many uncertainties, including the facts and circumstances of each case, the jurisdiction in which each case is brought, and the future decisions of juries, judges, and arbitrators. Therefore, although management believes that the claims asserted against Headwaters in the named cases lack merit, there is a possibility of material losses in excess of the amounts accrued if one or more of the cases were to be determined adversely against Headwaters for a substantial amount of the damages asserted. Headwaters currently believes the range of potential loss, excluding costs for outside legal counsel, is from $520,000 up to the amounts sought by claimants. It is possible that a change in the estimates of probable liability could occur, and the changes could be significant. Additionally, as with any litigation, these proceedings require that Headwaters incur substantial costs, including attorneys’ fees, managerial time, and other personnel resources and costs in pursuing resolution. Costs paid to outside legal counsel for litigation, which comprise the majority of Headwaters’ litigation-related costs, totaled approximately $1,700,000 in fiscal 2002, $3,000,000 in fiscal 2003, and $3,800,000 in fiscal 2004. It is not possible to estimate what these costs will be in future periods.

Boynton.    In October 1998, Headwaters entered into a technology purchase agreement with James G. Davidson and Adtech, Inc. The transaction transferred certain patent and royalty rights to Headwaters related to a synthetic fuel technology invented by Davidson. (This technology is distinct from the technology developed by

Headwaters.) This action is factually related to an earlier action brought by certain purported officers and directors of Adtech, Inc. That action was dismissed by the United States District Court for the Western District of Tennessee and the District Court’s order of dismissal was affirmed on appeal. In the current action, the allegations arise from the same facts, but the claims are asserted by certain purported stockholders of Adtech. In June 2002, Headwaters received a summons and complaint alleging, among other things, fraud, conspiracy, constructive trust, conversion, patent infringement and interference with contract arising out of the 1998 technology purchase agreement entered into between Davidson and Adtech on the one hand, and Headwaters. The plaintiffs seek declaratory relief and compensatory damages in the approximate amount of between $15,000,000 and $25,000,000 and punitive damages. The District Court has dismissed all claims against Headwaters except conspiracy and constructive trust. The Court has scheduled trial for April 2005. Because the resolution of the litigation is uncertain, legal counsel cannot express an opinion as to the ultimate amount, if any, of Headwaters’ liability.

McEwan.    In 1995, Headwaters granted stock options to a member of its board of directors, Lloyd McEwan. The director resigned from the board in 1996. Headwaters has declined McEwan’s attempts to exercise most of the options on grounds that the options terminated. In June 2004, McEwan filed a complaint in the Fourth District Court for the State of Utah against Headwaters alleging breach of contract, breach of implied covenant of good faith and fair dealing, fraud, and misrepresentation. McEwan seeks declaratory relief as well as compensatory damages in the approximate amount of $2,750,000 and punitive damages. Headwaters has filed an answer denying McEwan’s claims and has asserted counterclaims against McEwan. Because resolution of the litigation is uncertain, legal counsel cannot express an opinion as to the ultimate amount of liability or recovery.

AJG.    On February 11, 2005 the jury reached a verdict in our litigation with AJG. The case is subject to continuing motions and appeals by the parties which could significantly change the eventual outcome of the matter. See “Prospectus Summary—Recent Developments.”

HCM Matters.    There are litigation and pending and threatened claims made against certain subsidiaries of HCM with respect to several types of exterior finish systems manufactured and sold by its subsidiaries for application by contractors on residential and commercial buildings. Typically, litigation and these claims are controlled by such subsidiaries’ insurance carriers. The plaintiffs or claimants in these matters have alleged that the structures have suffered damage from latent or progressive water penetration due to some alleged failure of the building product or wall system. The most prevalent type of claim involves alleged defects associated with components of an Exterior Insulation and Finish System (“EIFS”) which was produced for a limited time (through 1996) by Best Masonry & Tool Supply. There is a 10-year projected claim period following discontinuation of the product.

Typically, the claims cite damages for alleged personal injuries and punitive damages for alleged unfair business practices in addition to asserting more conventional damage claims for alleged economic loss and damage to property. To date, claims made against such subsidiaries have been paid by their insurers, with the exception of minor deductibles, although such insurance carriers typically have issued “reservation of rights” letters to HCM. None of the cases has gone to trial, and while two such cases involve 100 and 800 homes, respectively, none of the cases includes any claims formally asserted on behalf of a class. While, to date, none of these proceedings have required that HCM incur substantial costs, there is no guarantee of insurance coverage or continuing coverage. Because resolution of the litigation and claims is uncertain, legal counsel cannot express an opinion as to the ultimate amount, if any, of HCM’s liability.

Other.    Headwaters and its subsidiaries are also involved in other legal proceedings that have arisen in the normal course of business.

Competition

Each of Headwaters’ business units experiences competition. Many of our competitors have greater financial, management and other resources, and may be able to take advantage of acquisitions and other opportunities more readily.

Coal-based solid alternative fuels made using HES’ technologies, from which we derive license fee revenues and revenues from sales of chemical reagents, compete with other alternative fuel products, as well as traditional fuels. For HES, competition may come in the form of the marketing of competitive chemical reagents and the marketing of end products qualifying as alternative fuel. HES competes with other companies possessing technologies to produce coal-based solid alternative fuels and companies that produce chemical reagents such as Nalco Chemical Company and Accretion Technologies, LLC.

HES also experiences competition from traditional coal and fuel suppliers and natural resource producers. Further, many industrial coal users are limited in the amount of alternative fuel product they can purchase from HES’ licensees because they have committed to purchase a substantial portion of their coal requirements through long-term contracts for standard coal.

The business of marketing traditional CCPs is intensely competitive. HRI has substantial competition in two main areas: obtaining CCP management contracts with utility and other industrial companies; and marketing CCPs and related industrial materials. HRI has a presence in every region in the United States but, because the market for the management of CCPs is highly fragmented and because the costs of transportation are high relative to sales prices, most of the competition in the CCP management industry is regional. There are many local, regional and national companies that compete for market share in these areas with similar products and with numerous other substitute products. Although HRI typically has long-term CCP management contracts with its clients, some of these contracts provide for the termination of the contract at the convenience of the utility company upon a minimum 90-day notice. Moreover, certain of HRI’s most significant regional CCP competitors appear to be seeking a broader national presence. These competitors include Lafarge North America Inc., Boral Material Technologies Inc. and Cemex. Construction materials are produced and sold regionally by the numerous owners and operators of concrete ready-mix plants. Producers with sand and gravel sources near growing metropolitan areas have important transportation advantages.

HCM has competition from numerous, larger manufacturers of mortars, stuccos and concrete masonry units. With respect to concrete masonry units, national and regional competition includes Oldcastle, Featherlite and Pavestone. In addition, notwithstanding Eldorado’s large market share as a producer of manufactured architectural stone, Eldorado faces significant competition from other national and regional producers of similar products, and in particular from Owens Corning. Tapco’s primary competition includes Alcoa and Pinckney in the accessories market, and CertainTeed and Nailite in the specialty siding market.

HTI also experiences competition from many of the world’s major chemical companies. Those companies are devoting significant resources to researching and developing nanocatalysts and catalytic processes. These companies have greater financial, management and other resources than us. Our strategy is to pursue complimentary acquisitions or enter into license agreements or joint ventures with major chemical companies for the further development and commercialization of Headwaters’ nanocatalyst technologies.

Positive and Negative Factors.    There are positive and negative factors pertaining to the competitive position of Headwaters and its subsidiaries. HRI’s competitive position has positive factors of a leading market position and long-term contracts. In addition, HRI has built a nationwide CCP distribution system not enjoyed by its competition. Negatively, HRI is sometimes adversely affected by inclement weather slowing concrete construction (the largest market for CCPs).

HES enjoys the benefits of a leading market position in the Section 29 licensing and reagent sales businesses, license agreements that extend through the life of Section 29, and a manufacturing process and reagent products that have withstood IRS scrutiny. From a broader alternative fuel industry perspective, HES suffers from greater dependence on United States tax policy and administration than some competitors in alternative fuels.

HCM’s block and bagged products business is not national in breadth, although the block business enjoys a strong regional market position in Texas. Where its market strength is limited, the HCM block and bagged products businesses do not have strong economies of scale, price leadership, and have only limited product brand strength.

Eldorado’s competitive position has some identifiable positive factors. Eldorado is developing a recognized name in the manufactured stone veneer industry and a strong market share. Its product has excellent authenticity and broad selection alternatives. Negatively, Eldorado has a limited, albeit growing, distribution network, strong competition from regional producers that do not have long shipping routes, and financial limitations that may not be shared by its largest national competitor.

Tapco has a leading market position in its siding accessories business because of its strong ability to manufacture and distribute a broad range of products economically and rapidly. However, Tapco’s strong market position suggests that its future growth will come largely from finding new products to put into its manufacturing and distribution channels, not from increasing market share in the siding accessories industry.

MANAGEMENT

Executive Officers and Directors

The executive officers and directors of Headwaters are as follows:

Name	Age	Position
Kirk A. Benson	54	Chairman of the Board and Chief Executive Officer

Kenneth R. Frailey	51	President, Headwaters Energy Services

Harlan M. Hatfield	44	Vice President, General Counsel and Secretary

Craig R. Hickman	55	President, Headwaters Technology Innovation Group, Inc.

Steven G. Stewart	56	Chief Financial Officer

John N. Lawless, III	44	President, Tapco International

William H. Gehrmann	48	President, Headwaters Resources, Inc.

Murphy K. Lents	53	President, Headwaters Construction Materials, Inc.

Michael S. Lewis	53	President, Eldorado Stone LLC

R. Sam Christensen	56	Director

William S. Dickinson	70	Director

Blake O. Fisher, Jr	60	Director

E. J. “Jake” Garn	72	Director

James A. Herickhoff	62	Vice Chairman and Director

Malyn K. Malquist	52	Director

Raymond J. Weller	59	Director

Kirk A. Benson.    Mr. Benson has served as a Director of Headwaters since January 1999 and as Chairman and Chief Executive Officer since April 1999. Mr. Benson was Senior Vice President of Foundation Health Systems, Inc., one of the nation’s largest publicly traded managed healthcare companies. Mr. Benson was with Foundation Health Systems and its predecessors for approximately ten years, holding various positions including president and chief operating officer for commercial operations, general counsel, and senior vice president for development with responsibility for merger and acquisition activity. He also holds a Master of Laws in Taxation from the University of Denver, and a Master of Accountancy and Juris Doctorate from Brigham Young University.

Kenneth R. Frailey.    Mr. Frailey joined Headwaters in August 1998 as Vice President of Operations, after having been employed by Kennecott Corporation and General Electric for a total of 20 years. In February 2003, Mr. Frailey was appointed President of Headwaters Energy Services. Mr. Frailey has experience and expertise in mining, electrical power generation and energy fuels covering a wide variety of managerial assignments in a plant operating environment, business development and engineering. Mr. Frailey has leadership experience in plant technological improvements, plant optimization and profitability of existing operations as well as bringing start-up projects to full capacity. Mr. Frailey received his B.S. degree in Electrical Engineering from the University of Utah.

Harlan M. Hatfield.    Mr. Hatfield has served as Corporate Counsel since October 1996, as Vice President and General Counsel since July 1998 and as Secretary since July 1999. His activities with Headwaters have included the development of synthetic fuel projects, licensing and strategic business acquisitions. As General Counsel, he oversees the legal staff and outside legal counsel, litigation, regulatory disputes, contracts and other legal matters. Prior to his employment with Headwaters, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner. Mr. Hatfield obtained a B.A. degree in Public Policy from Brigham Young University in 1984 and a Juris Doctorate from the University of Minnesota in 1987.

Craig R. Hickman.    Mr. Hickman joined Headwaters in June 2002 and was appointed President of Headwaters Technology Innovation Group in April 2003. Mr. Hickman is the founder, and was formerly the Chairman, of Management Perspectives Group, a strategic management consulting firm. He has consulted for corporations and organizations worldwide, lectured abroad for the U.S. State Department, served as a member of the Board of Directors of a large automotive parts distributor and was Editor-in-Chief of a regional business magazine. After receiving his MBA from the Harvard Business School, he joined the management consulting division of Ernst & Ernst where he worked on several strategic planning, organizational design and merger and acquisition consulting engagements. He has previously worked with Dart Industries and Arthur Young & Company, now Ernst & Young. He is the author or co-author of twelve books on business management, including The Strategy Game, An Innovator’s Tale, and Mind of a Manager, Soul of a Leader.

Steven G. Stewart.    Mr. Stewart was appointed Chief Financial Officer of Headwaters in July 1998 and served as Vice President of Finance and Treasurer from April 1998 through July 1998. From October 1996 through March 1998, Mr. Stewart was a business assurance partner at PricewaterhouseCoopers LLP (formerly Coopers & Lybrand LLP), with primary responsibility for public companies operating in the high technology, mining and extractive industries. From January 1994 through September 1996, Mr. Stewart was self-employed. Prior to 1994, Mr. Stewart was an audit partner with Ernst & Young (formerly Arthur Young) and was the Salt Lake City office Director of High Technology and Entrepreneurial Services. Mr. Stewart graduated with a B.S. degree in Accounting from Brigham Young University in 1973 and is a Certified Public Accountant.

John N. Lawless, III.    Mr. Lawless currently serves as President of Tapco. Mr. Lawless was the President and Chief Executive Officer of Tapco when Headwaters acquired Tapco in September 2004. Mr. Lawless joined Tapco in 1989. Prior to 1989, Mr. Lawless was employed by Comerica Bank in Detroit as a Commercial Lender. Mr. Lawless received his B.S. degree in Economics from Kalamazoo College and his MBA from the University of Notre Dame.

William H. Gehrmann.    Mr. Gehrmann currently serves as President of Headwaters Resources, Inc. Mr. Gehrmann graduated from the University of Texas at Austin with a degree in Architectural Engineering, with specializations in structural engineering and construction management. After graduating, he worked on the staff of the University of Texas as a structural research engineer at the Ferguson Structural Engineering Laboratory. Mr. Gehrmann has worked in the CCP industry since 1985. Mr. Gehrmann has received a patent, authored numerous technical papers and developed new products utilizing CCPs. He is a registered professional engineer.

Murphy K. Lents.    Mr. Lents was appointed as President of Headwaters Construction Materials in July 2004. In 1997, Mr. Lents co-founded and was President of Southwest Concrete Products, L.P., which grew to become a large concrete products company in Texas. Southwest Concrete Products was acquired by Headwaters in July 2004. Prior to 1997, Mr. Lents co-founded and was President of Independent Gas Company, a retail propane distributor in Texas, worked as a CFO of a Houston real estate developer for six years, was an executive with Beacon Management, a venture capital firm for two years, and was employed in banking for five years with J.P. Morgan and Company. Mr. Lents received his B.A. degree from Rice University in English and Spanish Literature and his MBA from the Wharton School of Business.

Michael S. Lewis.    Mr. Lewis currently serves as President of Eldorado Stone. Mr. Lewis was the President and Chief Executive Officer of Eldorado Stone when Headwaters acquired Eldorado in June 2004. Prior to forming Eldorado Stone in 2000, Mr. Lewis was co-founder and President of StoneCraft Industries for ten years. Under Mr. Lewis’ direction, StoneCraft grew to become the largest Eldorado Stone franchisee. Prior to 1991, Mr. Lewis was an executive for eight years with Stretch Forming Corporation, a manufacturer of aftermarket automotive sunroofs and custom curved metal products. Mr. Lewis worked with Rossignol Ski Company from 1972-1983.

R. Sam Christensen.    Mr. Christensen has served as a Director of Headwaters since January 2003. Since 1996, Mr. Christensen has spent the majority of his time managing Black Bear Ventures LP, a private investment firm, and evaluating new business opportunities. Mr. Christensen currently serves as a Director for two privately-held firms in California. Prior to 1996, Mr. Christensen was Chairman and majority owner of Richmond Holdings, Inc., a privately-held corporation engaged in developing, designing, manufacturing and selling flexible packaging materials and static control devices worldwide to the electronics and pharmaceutical industries. Richmond Holdings, Inc. was subsequently sold to a publicly-traded firm in 1996. Mr. Christensen began his career as an auditor with the firm of Touche Ross & Co., where he spent nearly ten years. His final assignment, before resigning, was managing their Salt Lake City office and its audit and tax practice. Mr. Christensen earned a B.S. degree in Accounting from Brigham Young University in 1972. Mr. Christensen is a Certified Public Accountant.

William S. Dickinson.    Mr. Dickinson has served as a Director of Headwaters since January 2003. From 1972 to 1994, Mr. Dickinson worked for Arco Products Co. and Arco Technology and Engineering, most recently as Vice President of Engineering and Technology (from 1988 to 1994), at which time he retired and has been involved in various projects as a consultant. In his most recent position with Arco, Mr. Dickinson was responsible for engineering and process development for the Arco refineries. In prior years, he was responsible for, among other things, the sale of all natural gas produced by Arco, the engineering and construction of all new oil production facilities in Alaska and the lower 48 states, and managed annual budgets in the range of $100 million to $300 million. Mr. Dickinson graduated from Yale University in 1956 with a B.S. in Chemical Engineering.

Blake O. Fisher, Jr.    Mr. Fisher has served as a Director of Headwaters since November 2004. Mr. Fisher is currently involved in management and financial consulting to the telecommunications and utility industries. He is a consultant on financial issues to the USDA on Rural Utilities Service’s broadband program. From May 2004 to the present, he has served as chief financial officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. In May of 2002, Mr. Fisher retired from McLeod USA, a telecommunications provider. From February 1996 to May 2002, he held senior management positions with McLeod USA, initially as Chief Financial Officer, then President of the company’s Western region and as Chief Development Officer. From 1991 until February 1996, Mr. Fisher was Chief Financial Officer of IES Industries, an energy holding company. Prior to that, Mr. Fisher spent 23 years in several management positions with Consumer Power Company, headquartered in Michigan.

E. J. “Jake” Garn.    Mr. Garn has served as a Director of Headwaters since January 2002. Mr. Garn is a former United States Senator from the State of Utah. Mr. Garn currently serves as Managing Director of Summit Ventures, a lobbying and consulting firm, a position he has held since 2000. From 1993 to 1999, Mr. Garn served as Vice Chairman of Huntsman Corporation, a large Utah-based privately-held chemical company. From 1993 until the present, Mr. Garn has served as a director of Morgan Stanley Funds and at the present time serves as a director of the following entities: United Space Alliance, Franklin Covey, NuSkin Asia Pacific, BMW Bank of NA and Escrow Bank, USA. Mr. Garn had a long and distinguished career in national politics. Mr. Garn entered politics in 1967 when he was elected to the Salt Lake City (Utah) Commission. He was elected Mayor of Salt Lake City in 1971 and to the United States Senate in 1974. He served as chairman of the Senate Banking, Housing and Urban Affairs Committee and as a member of the Senate Appropriations Committee. Senator Garn was re-elected to the Senate in 1980 and again in 1986, retiring in 1992.

James A. Herickhoff.    Mr. Herickhoff has served as a Director of Headwaters since August 1997 and was elected Vice Chairman in April 1999. Since January 2000, Mr. Herickhoff has been President, Chief Operating Officer and a principal of Wold Talc Company, which operates one of the largest talc mines in the United States. From 1987 to 1994, he served as President of Atlantic Richfield Company’s (ARCO’s) Thunder Basin Coal Company. Mr. Herickhoff has over 25 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19 million to approximately 40 million tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of ARCO’s underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations. Mr. Herickhoff received a Bachelor’s degree in 1964 from St. John’s University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986.

Malyn K. Malquist.    Mr. Malquist has served as a Director of Headwaters since January 2003. Mr. Malquist is Senior Vice President and Chief Financial Officer of Avista Corp., an energy utility in the Pacific Northwest. Mr. Malquist has held this position since September 2002. Mr. Malquist has 24 years of experience in the utility industry, many of which were in financial leadership positions. Mr. Malquist worked for the Truckee Meadows Water Authority from February 2001 until September 2002, serving as its General Manager. Mr. Malquist was CEO of Data Engines, a high tech start-up company from May 2000 through October 2000. Mr. Malquist was employed by Sierra Pacific Resources from 1994 through April 2000, initially as its Chief Financial Officer, and later as President, CEO and board member. Mr. Malquist worked for San Diego Gas and Electric from 1978 through 1994 in a variety of financial positions, including Vice President-Finance and Treasurer. Mr. Malquist received B.A. and MBA degrees from Brigham Young University.

Raymond J. Weller.    Mr. Weller has served as a Director of Headwaters since July 1991 and served as Chairman of the Board from January 1997 through July 1998. Since 1991, Mr. Weller has been President of Wansutter Employee Benefits LLC, a Utah-based insurance brokerage firm. From 1985 to 1991, Mr. Weller was an agent with the insurance brokerage of Galbraith, Benson, and McKay.

UNDERWRITERS

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, acting as representative, have severally agreed to purchase, and we have severally agreed to sell to them, the respective number of shares of common stock set forth opposite their names below:

Name	Number of Shares
Morgan Stanley & Co. Incorporated
Adams Harkness, Inc.
J.P. Morgan Securities Inc.
RBC Capital Markets Corporation
Stephens Inc.

Total	6,000,000

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement and the accompanying prospectus are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $             a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative. The total price to the public will be $                , the total underwriting discounts and commissions will be $                 and the total gross proceeds to us will be $                .

We have granted to the underwriters an option, exercisable, in whole or from time to time in part, for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 900,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering of the shares of common stock offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the over-allotment option is exercised in full, the total price to the public would be $                , the total underwriting discounts and commissions would be $                 and the total gross proceeds to us would be $                .

The estimated offering expenses payable by us are approximately $900,000, not including the underwriting discounts and commissions, which includes legal, accounting and printing costs and various other fees associated with registering and listing the common stock.

We, and each of our directors and executive officers, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares of common stock to the underwriters;

•	the issuance by us of shares of common stock pursuant to, or the grant of options under, our existing stock option, employee benefit or dividend reinvestment plans or existing warrants;

•

the issuance by us of shares of common stock or any securities convertible into or exercisable or exchangeable for common stock as consideration for future acquisitions to be made by us, provided however, that any holder of securities so issued shall be subject to the restrictions in the immediately preceding paragraph;

•	transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of this offering of the shares; or

•

transfers of shares of common stock or securities convertible into common stock by any person other than us (x) as a bona fide gift or gifts or (y) to any trust for the benefit of such person or such person’s immediate family; provided that in each case of any transfer pursuant to clause (x) or (y), (i) each transferee or trustee of the trust shall be subject to the restrictions in the immediately preceding paragraph and (ii) no filing by any party (transferor, transferee or trustee) under Section 16(a) of the Securities Exchange Act of 1934, as amended, shall be required or shall be made voluntarily in connection with such transfer (other than a filing on a Form 5 made after the expiration of the 90-day period referred to above).

In order to facilitate this offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing this offering that could adversely affect investors who purchase shares in this offering. In addition, in order to cover any over-allotments or to stabilize the price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing our common stock in this offering if the syndicate repurchases previously distributed shares of our common stock to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

From time to time, the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking and financial advisory services to us, for which they have in the past received, and may in the future receive, customary fees. Morgan Stanley & Co. Incorporated advised Headwaters with regard to the acquisition of Headwaters Resources and Tapco and participated in the related debt financings for which it received customary compensation. J.P. Morgan Securities Inc. advised Headwaters with regard to the Eldorado Acquisition and participated in the debt financing for the Tapco acquisition, for which it received customary compensation. Morgan Stanley & Co. Incorporated; Adams Harkness, Inc.; J.P. Morgan Securities Inc.; RBC Capital Markets Corporation and Stephens Inc. were the initial purchasers of the Convertible Notes in Headwaters’ May 2004 offering for which each received customary compensation. Affiliates of Morgan Stanley & Co. Incorporated have non-controlling, limited partnership interests in certain entities that are material licensees and/or chemical reagent customers of Headwaters Energy Services.

Headwaters and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Selected legal matters with respect to the validity of common stock offered by this prospectus supplement will be passed upon for us by Pillsbury Winthrop LLP, San Francisco, California. Selected legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, San Francisco, California and New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2004, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our consolidated financial statements are included herein in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Tapco Holdings, Inc. and subsidiaries incorporated in this prospectus supplement and the registration statement by reference to Headwaters Incorporated’s Current Report on Form 8-K dated September 13, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Eldorado Stone LLC and subsidiaries as of December 31, 2002 and 2003, and for the years then ended, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

This prospectus and the registration statement incorporates by reference the audited financial statements of Eldorado Stone LLC and subsidiaries for the year ended December 31, 2001, by reference to Headwaters Incorporated’s Current Report on Form 8-K dated May 25, 2004 in reliance upon the report of Arthur Andersen LLP, independent public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The Arthur Andersen LLP report on the December 31, 2001 consolidated financial statements of Eldorado Stone LLC and subsidiaries, dated March 29, 2002, is a copy of the audit report previously issued by Arthur Andersen LLP in connection with Eldorado Stone LLC and subsidiaries’ financial statements as of and for the year ended December 31, 2001, and has not been reissued by Arthur Andersen LLP because Arthur Andersen LLP has ceased operations.

We have not been able to obtain the written consent of Arthur Andersen LLP to the incorporation by reference of Arthur Andersen LLP’s report in this prospectus and registration statement; therefore, we have dispensed with the requirement to file Arthur Andersen LLP’s consent in reliance on Rule 437a under the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of its report in this prospectus and the registration statement, you will not be able to recover against Arthur Andersen

LLP under Section 11 of the Securities Act of 1933 for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP that are incorporated by reference into this prospectus and the registration statement or any omissions to state a material fact required to be stated therein.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any materials we file with the Commission at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on its public reference room. The Commission also maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2004;

•

our Current Reports on Form 8-K, filed with the SEC on May 25, 2004 (with respect to Item 7(a) only), on September 13, 2004 (with respect to Item 9.01(a) only), on November 10, 2004 (other than with respect to Items 2.02 and 7.01 and Exhibit 99.1 thereto), and on February 7, 2005, and on Form 8-K/A filed with the SEC on December 7 and 13, 2004; and

•	the description of our common stock contained in our amended Annual Report on Form 10-K/A, filed with the SEC on April 24, 1996.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number:

Investor Relations

Headwaters Incorporated

10653 South River Front Parkway, Suite 300

South Jordan, UT 84095

(801) 984-9400

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Headwaters Incorporated

We have audited the accompanying consolidated balance sheets of Headwaters Incorporated as of September 30, 2003 and 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Headwaters Incorporated at September 30, 2003 and 2004, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2004, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Salt Lake City, Utah

November 10, 2004

HEADWATERS INCORPORATED

CONSOLIDATED BALANCE SHEETS

	As of September 30,
	2003	2004
	(in thousands, except per-share data)
ASSETS
Current assets:
Cash and cash equivalents	$18,732	$20,851
Short-term trading investments	2,921	6,735
Trade receivables, net	52,399	129,899
Inventories	7,827	43,812
Current and deferred income taxes	711	15,933
Other current assets	5,294	13,333

Total current assets	87,884	230,563

Property, plant and equipment, net	52,743	157,611

Other assets:
Intangible assets, net	112,414	298,803
Goodwill	112,131	815,396
Debt issue costs and other assets	8,103	38,406

Total other assets	232,648	1,152,605

Total assets	$373,275	$1,540,779

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,177	$29,238
Accrued personnel costs	8,669	26,213
Other accrued liabilities	20,387	72,852
Current portion of long-term debt	27,475	57,873

Total current liabilities	73,708	186,176

Long-term liabilities:
Long-term debt	104,044	914,641
Deferred income taxes	50,663	121,469
Other long-term liabilities	4,703	10,338

Total long-term liabilities	159,410	1,046,448

Total liabilities	233,118	1,232,624

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; authorized 50,000 shares; issued and outstanding: 27,878 shares at September 30, 2003 (including 467 shares held in treasury) and 33,775 shares at September 30, 2004 (including 414 shares held in treasury)	28	34
Capital in excess of par value	130,936	235,581
Retained earnings	12,213	76,530
Treasury stock, at cost	(2,783)	(2,610)
Other	(237)	(1,380)

Total stockholders’ equity	140,157	308,155

Total liabilities and stockholders’ equity	$373,275	$1,540,779

See accompanying notes.

HEADWATERS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

	Year ended September 30,
	2002	2003	2004
	(in thousands, except per-share data)
Revenue:
Sales of chemical reagents	$74,419	$128,375	$132,603
License fees	30,456	35,726	72,721
Coal combustion products revenues	6,818	169,938	210,155
Sales of construction materials	1,774	49,350	134,027
Other revenues	5,878	4,241	4,449

Total revenue	119,345	387,630	553,955

Operating costs and expenses:
Cost of chemical reagents sold	50,134	87,386	89,789
Cost of coal combustion products revenues	3,764	123,146	150,080
Cost of construction materials sold	1,388	37,689	94,566
Other operating costs	5,244	3,919	436
Depreciation and amortization	1,760	12,982	17,051
Research and development	2,322	4,674	7,340
Selling, general and administrative	13,699	40,715	66,936

Total operating costs and expenses	78,311	310,511	426,198

Operating income	41,034	77,119	127,757

Other income (expense):
Interest and net investment income	1,000	310	944
Interest expense	(553)	(15,687)	(19,453)
Losses on notes receivable and investments	(743)	(2,436)	(2,842)
Other, net	(502)	775	(1,299)

Total other income (expense), net	(798)	(17,038)	(22,650)

Income before income taxes	40,236	60,081	105,107
Income tax provision	(15,950)	(23,450)	(40,790)

Net income	$24,286	$36,631	$64,317

Basic earnings per share	$1.00	$1.35	$2.02

Diluted earnings per share	$0.94	$1.30	$1.95

See accompanying notes.

HEADWATERS INCORPORATED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common stock		Capital in excess of par value	Retained earnings (accumulated deficit)	Treasury stock, at cost	Other	Total stockholders’ equity
	Shares	Amount
	(in thousands)
Balances as of September 30, 2001	23,807	$24	$83,226	$(48,704)	$(3,038)	$(422)	$31,086
Exercise of stock options and warrants	1,315	1	5,383				5,384
Tax benefit from exercise of stock options			2,990				2,990
Common stock issued in connection with acquisition of Hydrocarbon Technologies, Inc.	178	—	2,823				2,823
Common stock issued in connection with acquisition of Industrial Services Group, Inc.	2,100	2	32,716				32,718
Purchase of 83 shares of treasury stock, at cost					(1,188)		(1,188)
32 shares of treasury stock transferred to employee stock purchase plan, at cost			214		126		340
Cancellation of 73 shares of treasury stock	(73)	—	(1,087)		1,087		—
Amortization of deferred compensation from stock options and other						157	157
Net income for the year ended September 30, 2002				24,286			24,286

Balances as of September 30, 2002	27,327	27	126,265	(24,418)	(3,013)	(265)	98,596

Exercise of stock options and warrants	551	1	2,139				2,140
Tax benefit from exercise of stock options			2,050				2,050
59 shares of treasury stock transferred to employee stock purchase plan, at cost			482		230		712
Amortization of deferred compensation from stock options and other						28	28
Net income for the year ended September 30, 2003				36,631			36,631

Balances as of September 30, 2003	27,878	$28	$130,936	$12,213	$(2,783)	$(237)	$140,157

Exercise of stock options and warrants	878	1	8,119				8,120
Tax benefit from exercise of stock options			4,070				4,070
53 shares of treasury stock transferred to employee stock purchase plan, at cost			771		173		944
Common stock issued for cash, net of offering costs of $6,432	4,958	5	90,253				90,258
Issuance of restricted stock	61	—	1,432			(1,432)	—
Amortization of deferred compensation from stock options and other						289	289
Net income for the year ended September 30, 2004				64,317			64,317

Balances as of September 30, 2004	33,775	$34	$235,581	$76,530	$(2,610)	$(1,380)	$308,155

See accompanying notes.

HEADWATERS INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended September 30,
	2002	2003	2004
	(in thousands)
Cash flows from operating activities:
Net income	$24,286	$36,631	$64,317
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation included in cost of products sold	—	—	3,497
Other depreciation and amortization	1,760	12,982	17,051
Non cash interest expense related to amortization of debt discount and debt issue costs	136	3,857	6,031
Deferred income taxes	11,540	(878)	(1,283)
Income tax benefit from exercise of stock options	2,990	2,050	4,070
Amortization of non-refundable license fees	(1,471)	(1,178)	(1,179)
Net loss (gain) on disposition of property, plant and equipment	(1,249)	(188)	1,254
Write-downs of notes receivable and investments	986	2,436	2,842
Other changes in operating assets and liabilities, net of effect of acquisitions:
Short-term trading investments	141	2,986	(3,814)
Trade receivables	(7,742)	(2,068)	(10,620)
Inventories	307	615	1,186
Other current assets	44	(1,078)	(1,057)
Accounts payable and accrued liabilities	11,175	860	9,671
Other, net	(126)	(636)	(35)

Net cash provided by operating activities	42,777	56,391	91,931

Cash flows from investing activities:
Payments for acquisitions, net of cash acquired of $11,834 in 2004:
VFL Technology Corporation	—	—	(4,171)
Eldorado Stone, LLC	—	—	(209,770)
Southwest Concrete Products, L.P.	—	—	(24,691)
Tapco Holdings, Inc.	—	—	(713,683)
Industrial Services Group, Inc.	(205,900)	—	—
Hydrocarbon Technologies, Inc.	(419)	—	—
Purchase of property, plant and equipment	(796)	(9,716)	(13,967)
Proceeds from disposition of property, plant and equipment	115	2,685	4,037
Collections on notes receivable	6,912	54	—
Net increase in investments and other assets	(334)	(594)	(7,794)

Net cash used in investing activities	(200,422)	(7,571)	(970,039)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt	165,806	—	1,068,138
Payments on long-term debt	(6,412)	(40,224)	(287,233)
Net proceeds from issuance of common stock	—	—	90,258
Proceeds from exercise of options and warrants	5,384	2,140	8,120
Employee stock purchases	340	712	944
Purchase of common stock for the treasury	(1,188)	—	—

Net cash provided by (used in) financing activities	163,930	(37,372)	880,227

Net increase in cash and cash equivalents	6,285	11,448	2,119
Cash and cash equivalents, beginning of year	999	7,284	18,732

Cash and cash equivalents, end of year	$7,284	$18,732	$20,851

Supplemental schedule of non-cash investing and financing activities:
Purchase of variable interest in solid alternative fuel facility in exchange for commitment to make future payments	$—	$—	$7,500
Issuance of restricted stock	—	—	1,432
Common stock issued in connection with acquisition of Industrial Services Group, Inc.	32,718	—	—
Common stock issued in connection with acquisition of Hydrocarbon Technologies, Inc.	2,823	—	—
Cancellation of treasury stock	(1,087)	—	—
Supplemental disclosure of cash flow information:
Cash paid for interest	$39	$10,054	$11,063
Cash paid for income taxes	322	19,356	35,622

See accompanying notes.

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004

1.	Organization and Description of Business

Headwaters Incorporated is incorporated in Delaware. Headwaters owns 100% of the following subsidiaries: Headwaters Resources, Inc. and Headwaters Construction Materials, Inc. (the two of which combined were formerly Industrial Services Group, Inc., a Utah-based company acquired by Headwaters in September 2002) (“ISG”); Headwaters Technology Innovation Group, Inc. (formerly Hydrocarbon Technologies, Inc., a New Jersey company acquired in August 2001) (“HTI”); VFL Technology Corporation, a Pennsylvania company acquired in April 2004 (“VFL”); Eldorado Stone, LLC, a Delaware company acquired in June 2004 (“Eldorado”); Southwest Concrete Products, L.P., a Texas company acquired in July 2004 (“SCP”); and Tapco Holdings, Inc., a Michigan company acquired in September 2004 (“Tapco”) (see Note 3). Headwaters’ fiscal year ends on September 30 and unless otherwise noted, future references to years refer to Headwaters’ fiscal year rather than a calendar year.

Headwaters’ focus is on enhancing the value of energy resources in an environmentally responsible manner; promoting the expanded use of coal combustion products (“CCPs”); and expanding Headwaters’ construction materials business, including opportunities to utilize products from other Headwaters operations in the production of construction materials. Headwaters currently generates revenue from licensing its chemical technologies to produce solid alternative fuel, from managing CCPs, and from the sale of construction materials. Headwaters intends to continue to expand its business through growth of existing operations, commercialization of technologies currently being developed, and strategic acquisitions of entities that operate in adjacent industries.

Through its proprietary Covol Fuels process, Headwaters adds value to the production of coal-based solid alternative fuels primarily for use in electric power generation plants. Headwaters currently licenses its technologies to the owners of 28 of a company-estimated 75 coal-based solid alternative fuel facilities in the United States. Through its wholly-owned subsidiary HTI, Headwaters conducts research and development activities directed at catalyst technologies to convert coal and heavy oil into environmentally-friendly, high-value liquid fuels. In addition, HTI has developed a unique process to custom design nanocatalysts that could be used in multiple industrial applications.

ISG’s CCP operations and VFL (together referred to as Headwaters’ Resources, Inc., or “Resources”) represent the nation’s largest provider of CCP management and marketing services to the electric utility industry, serving more than 100 coal-fired electric power generation plants nationwide. Through its distribution network of over 110 locations, Resources is the leading provider of high quality fly ash to the building products and ready mix concrete industries in the United States. Resources also develops and deploys technologies for maintaining and improving fly ash quality.

Headwaters’ construction materials segment develops, manufactures and distributes value-added bagged concrete, stucco, mortar and block products that utilize fly ash, and with the acquisitions of Eldorado and SCP, manufactured stone and expanded concrete block products. Tapco is a leading designer, manufacturer and marketer of building products used in exterior residential home improvement and construction.

2.	Summary of Significant Accounting Policies

Principles of Consolidation—The consolidated financial statements include the accounts of Headwaters, all of its subsidiaries and other entities in which Headwaters has a controlling financial interest. In accordance with Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities,” as revised, Headwaters will consolidate any variable interest entities for which it is the primary beneficiary;

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

however as of September 30, 2004, there are none. For investments in companies in which Headwaters has a significant influence over operating and financial decisions (generally defined as owning a voting or economic interest of 20% to 50%), Headwaters applies the equity method of accounting. In instances where Headwaters’ investment is less than 20% and significant influence does not exist, investments are carried at cost. All significant intercompany transactions and accounts are eliminated in consolidation.

Headwaters acquired ISG on September 19, 2002 and accordingly, ISG’s results of operations for the period from September 19, 2002 through September 30, 2004 have been consolidated with Headwaters’ 2002 through 2004 results. ISG’s results of operations up to September 18, 2002 have not been included in Headwaters’ consolidated results for any period. Headwaters acquired VFL on April 9, 2004, Eldorado Stone on June 2, 2004, SCP on July 2, 2004, and Tapco on September 8, 2004. These entities’ results of operations for the periods from the acquisition dates through September 30, 2004 have been consolidated with Headwaters’ 2004 results and their operations up to the dates of acquisition have not been included in Headwaters’ consolidated results for any period.

Due to the time required to obtain accurate financial information related to HTI’s foreign contracts, for financial reporting purposes HTI’s financial statements have historically been consolidated with Headwaters’ financial statements using a one-month lag. Effective October 1, 2003, Headwaters eliminated this one-month lag because of the decreased significance of HTI’s foreign contracts. Accordingly, 13 months of HTI’s results of operations have been included in the consolidated statement of income for 2004.

Use of Estimates—The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

Segment Reporting, Major Customers and Other Concentrations of Risk—Until Headwaters acquired ISG in September 2002, Headwaters operated in and reported as a single industry segment, alternative energy. Since the acquisition of ISG, Headwaters has operated in three business segments, alternative energy, CCPs, and construction materials. VFL operates in the CCP segment and all of the other businesses acquired by Headwaters in 2004 operate in the construction materials segment. Additional information about segments is presented in Note 4. The following table presents revenues for all customers that accounted for over 10% of total revenue during 2002, 2003 or 2004. All of these revenues are attributable to the alternative energy segment.

	2002	2003	2004
	(in thousands)
Pace Carbon Fuels, L.L.C. affiliates	Less than 10%	Less than 10%	$57,602
DTE Energy Services, Inc. affiliates	$19,660	$42,013	Less than 10%
TECO Coal Corporation affiliates	20,292	Less than 10%	Less than 10%
Marriott International, Inc. affiliates	19,105	Less than 10%	Less than 10%
AIG Financial Products Corp. affiliates	16,900	Less than 10%	Less than 10%

At September 30, 2004, Headwaters had trade receivable balances totaling approximately $2,873,000 from Pace Carbon Fuels, L.L.C. affiliates. Substantially all of Headwaters’ revenues were generated from sales in the United States. Headwaters purchases all of the chemical reagent that is sold to licensees and other customers from a single large international chemical company and Tapco purchases all of the polypropylene used in its

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

building products from a single supplier. Management believes that if necessary, the chemical reagent and polypropylene could be obtained from other suppliers. Headwaters has no other significant unusual credit risks or concentrations.

Revenue Recognition—Alternative Energy Segment.    Headwaters currently licenses its technologies to the owners of 28 coal-based solid alternative fuel facilities from which Headwaters earns license fees and/or profits from the sales of chemical reagents. Non-refundable advance license fees and royalty payments have been received from certain licensees under various terms and conditions. These non-refundable license fees and royalties have been deferred and are being recognized on a straight-line basis through December 31, 2007, the period covered by the related license and royalty agreements. Recurring license fees or royalty payments are recognized in the period when earned, which coincides with the sale of alternative fuel by Headwaters’ licensees. In certain instances, Headwaters is required to pay to third parties a portion of license fees received or cash proceeds from the sale of chemical reagents. In such cases, Headwaters records the net proceeds as revenue. Revenues from the sales of chemical reagents are recognized upon delivery of product and assumption of the risk of loss by the licensee or non-licensee customer.

HTI’s revenue consists of license fees, contract services for businesses and U.S. government agencies and is included in the caption “Other revenues” in the consolidated statements of income. HTI’s costs related to this revenue are included in “Other operating costs.” In accounting for long-term contracts, HTI uses the percentage of completion method of accounting, on the basis of the relationship between effort expended and total estimated effort for the contract. If estimates of costs to complete a contract indicate a loss, a provision is made for the total anticipated loss at that time.

CCP and Construction Materials Segments.    Revenue from the sale of CCPs and construction materials is recognized upon passage of title to the customer, which coincides with physical delivery and assumption of the risk of loss by the customer. Estimated sales rebates, discounts and allowances are provided for at the time of sale and are based upon established policies and historical experience. Revenues include transportation charges and shipping and handling fees associated with delivering material and products to customers when the transportation or shipping and handling is contractually provided for between the customer and Headwaters.

CCP service revenues include revenues earned under long-term contracts to dispose of residual materials created by coal-fired electric power generation and revenues earned in connection with certain construction-related projects that are incidental to Resources’ primary business. Service revenues under long-term contracts are recognized concurrently with the removal of material and are based on the number of tons of material removed at an established price per ton. Construction-related projects are billed on a time and materials basis; therefore, the revenues and related costs are recognized when the time is incurred and the materials are consumed.

The cost of CCPs sold primarily represents amounts paid to utility companies to purchase product together with storage and transportation costs to deliver the product to customers. In accordance with certain utility company contracts, the cost of CCPs purchased from those utilities is based on a percentage of the “net revenues” from the sale of the CCPs purchased. Cost of services sold includes landfill fees and transportation charges to deliver non-marketable CCPs to the landfill. Cost of construction materials sold includes shipping and handling fees.

Cash and Cash Equivalents—Headwaters considers all short-term highly liquid investments with an original maturity of three months or less to be cash equivalents. Certain cash and cash equivalents are deposited with financial institutions, and at times such amounts may exceed insured depository limits.

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

Short-term Investments—Short-term investments consist of mortgage- and other asset-backed securities, corporate bonds, U.S. government securities and equity securities. By policy, Headwaters invests primarily in U.S. government securities or securities backed by the U.S. government. All investments are defined as trading securities and are stated at market value as determined by the most recently traded price of each security at the balance sheet date. Unrealized gains and losses are included in earnings. Approximately $285,000 of investment gains in 2002, $7,000 of investment losses in 2003, and $19,000 of investment gains in 2004 related to securities held at September 30, 2002, 2003, and 2004, respectively.

Receivables—Allowances are provided for uncollectible accounts and notes when deemed necessary. Such allowances are based on an account-by-account analysis of collectibility or impairment plus a provision for non-customer specific defaults based upon historical collection experience. Collateral is not required for trade receivables, but Headwaters performs periodic credit evaluations of its customers. Collateral is generally required for notes receivable.

Inventories—Inventories are stated at the lower of cost or market (net realizable value). Cost includes direct material, direct labor and allocations of manufacturing overhead costs and is determined primarily using the first-in, first-out method.

Property, Plant and Equipment—Property, plant and equipment are recorded at cost. For significant self-constructed assets, cost includes direct labor and interest. Expenditures for major improvements are capitalized; expenditures for maintenance, repairs and minor improvements are charged to expense as incurred. Assets are depreciated using the straight-line method over their estimated useful lives, limited to the lease terms for improvements to leased assets. Upon the sale or retirement of property, plant and equipment, any gain or loss on disposition is reflected in results of operations, and the related asset cost and accumulated depreciation are removed from the respective accounts.

Intangible Assets and Goodwill—Intangible assets consist primarily of identifiable intangible assets obtained in connection with acquisitions (see Note 3). Intangible assets are amortized using the straight-line method over their estimated useful lives. Goodwill consists of the excess of the purchase price for businesses acquired over the fair value of identified assets acquired, net of liabilities assumed. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Accounting for Goodwill and Intangible Assets,” goodwill is not amortized, but is tested at least annually for impairment. Goodwill is normally tested as of June 30, using a two-step process that begins with an estimation of the fair value of the reporting unit giving rise to the goodwill (see Note 8).

Valuation of Long-Lived Assets—Headwaters evaluates the carrying value of long-lived assets, including intangible assets and goodwill, as well as the related amortization periods, to determine whether adjustments to these amounts or to the useful lives are required based on current events and circumstances. The carrying value of a long-lived asset is considered impaired when the anticipated cumulative undiscounted cash flow from that asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. There were no impairment losses recorded for long-lived assets in any of the years presented.

Debt Issue Costs—Debt issue costs represent direct costs incurred related to the issuance of long-term debt. These costs are amortized to interest expense over the lives of the respective debt issues using the effective interest method. When debt is repaid early, the portion of unamortized debt issue costs related to the early principal repayment is written off and included in interest expense in the consolidated statements of income.

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

Financial Instruments—Derivatives are recorded in the consolidated balance sheets at fair value, as required by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (“SFAS No. 133”). For all periods presented, the fair value of derivatives is $0. Accounting for changes in the fair value of a derivative depends on the intended use of the derivative, which is established at inception.

For derivatives designated as cash flow hedges and which meet the effectiveness guidelines of SFAS No. 133, changes in fair value, to the extent effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in fair value of a derivative resulting from ineffectiveness, or an excluded component of the gain or loss, is recognized immediately and is recorded with interest expense in the consolidated statements of income.

Headwaters formally documents all hedge transactions at inception of the contract, including identification of the hedging instruments and the hedged items, as well as its risk management objectives and strategies for undertaking the hedge transaction. This process includes linking the derivatives that are designated as hedges to specific assets, liabilities, firm commitments or forecasted transactions. Headwaters also formally assesses the effectiveness of its hedging relationships on an ongoing basis. As described in more detail in Note 9, Headwaters entered into hedge agreements in September 2004 to limit its exposure for interest rate movements, but has not entered into any other hedge transactions.

Income Taxes—Headwaters accounts for income taxes using the asset and liability approach. Headwaters recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred income tax assets or liabilities are determined based upon the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply when the differences are expected to be settled or realized. Deferred income tax assets are reviewed periodically based on changing events for recoverability and valuation allowances are provided as necessary. Headwaters files a consolidated federal income tax return with its subsidiaries.

Research and Development Costs—Research and development costs consist primarily of personnel-related costs and are expensed as incurred.

Advertising Costs—Advertising costs are expensed as incurred, except for the cost of certain materials which are capitalized and amortized to expense as the materials are distributed.

Warranty Costs—Provision is made for warranty costs at the time of sale, based upon established policies and historical experience.

Contingencies—In accounting for legal matters and other contingencies, Headwaters follows the guidance in SFAS No. 5, “Accounting for Contingencies,” under which loss contingencies are accounted for based upon the likelihood of an impairment of an asset or the incurrence of a liability. If a loss contingency is “probable” and the amount of loss can be reasonably estimated, it is accrued. If a loss contingency is “probable,” but the amount of loss cannot be reasonably estimated, disclosure is made. If a loss contingency is “reasonably possible,” an accrual is made for the most likely amount of loss, if determinable, and disclosure is made of the potential range of loss. Loss contingencies that are “remote” are neither accounted for nor disclosed. Gain contingencies are given no accounting recognition, but are disclosed if material.

Common Stock Options and Restricted Stock Grants—Headwaters has elected to continue to apply the intrinsic value method as prescribed by APB 25 in accounting for options and restricted stock grants to

HEADWATERS INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

employees, officers and directors and does not currently plan to change to the fair value method unless required by changes in accounting standards. The alternative fair value method of accounting prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), requires the use of option valuation models that were developed for use in valuing traded stock options, as discussed below. Under APB 25, no compensation expense is recognized for stock options and restricted stock grants to employees, officers and directors when the exercise price of stock options or restricted stock equals or exceeds the market price of Headwaters’ common stock on the date of grant.

In years prior to 1998, certain options were granted with terms considered compensatory. In addition, in 2004, Headwaters issued restricted stock to certain officers and employees, also with terms considered compensatory, because the restricted stock was issued at no cost to the recipients. In such instances, compensation cost is amortized to expense over the applicable vesting period on a straight-line basis. If the fair value provision of SFAS No. 123 would have been applied to all options and restricted stock grants, net income and earnings per share would have been changed to the pro forma amounts shown in the following table.

	2002	2003	2004
	(in thousands, except per-share data)
Reported net income	$24,286	$36,631	$64,317
Add actual amortization expense included in reported net income	93	91	289
Deduct expense determined under fair value provision of SFAS No. 123	(2,479)	(4,097)	(4,090)

Pro forma net income	$21,900	$32,625	$60,516

Basic earnings per share—as reported	$1.00	$1.35	$2.02
—pro forma	$0.90	$1.20	$1.90
Diluted earnings per share—as reported	$0.94	$1.30	$1.95
—pro forma	$0.85	$1.16	$1.83

The fair values of stock option grants for the years presented were determined using the Black-Scholes option pricing model and the following assumptions: expected stock price volatility of 40% to 90%, risk-free interest rates ranging from 1.3% to 5.0%, weighted average expected option lives of 3 to 5 years, and no dividend yield. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and that are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because Headwaters’ stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect their fair value, in management’s opinion, the existing models do not necessarily provide a reliable measure of the fair value of stock options and restricted stock.

Earnings per Share Calculation—Earnings per share (“EPS”) has been computed based on the weighted-average number of common shares outstanding. Diluted EPS computations reflect the increase in weighted-average common shares outstanding that would result from the assumed exercise of outstanding stock options and warrants, calculated using the treasury stock method, and the assumed conversion of convertible securities, using the if-converted method, when such options, warrants, and convertible securities are dilutive.

Recent Accounting Pronouncements—In September 2004, the Emerging Issues Task Force (“EITF”) reached a consensus requiring the inclusion of contingently convertible instruments in diluted EPS calculations. This consensus (EITF Issue 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per

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Share”) will be effective for periods ending after December 15, 2004 and will require Headwaters to include in its diluted EPS calculation, on an if-converted basis, the additional shares issuable under the terms of Headwaters’ outstanding convertible senior subordinated notes described in Note 9. The EITF consensus, when implemented, must be applied to all applicable prior periods, which for Headwaters will be the quarters ended June 30, 2004 and September 30, 2004. See Note 13 for more information on the expected effect on Headwaters’ EPS of implementing the EITF consensus.

Headwaters has reviewed all other recently issued accounting standards, which have not yet been adopted in order to determine their potential effect, if any, on the results of operations or financial position of Headwaters. Based on that review, Headwaters does not currently believe that any of these recent accounting pronouncements will have a significant effect on its current or future financial position, results of operations, cash flows or disclosures.

Reclassifications—Certain prior year amounts have been reclassified to conform to the current year’s presentation. The reclassifications had no effect on net income or total assets.

3.	Acquisitions

As described in the following paragraphs, Headwaters acquired four companies in 2004 and one company in 2002.

VFL—On April 9, 2004, Headwaters acquired 100% of the common stock of VFL and assumed all of VFL’s outstanding debt. VFL is based in West Chester, Pennsylvania and manages approximately two million tons of CCPs annually. In addition, VFL has operating knowledge relating to the use of low value CCPs in value-added applications. The acquisition of VFL broadens the scope of services that Headwaters’ CCP segment offers, as well as its client base, principally on the East coast of the United States and in the Ohio River Valley. VFL’s results of operations have been included in Headwaters’ consolidated statement of income since April 9, 2004. In connection with the VFL acquisition, Headwaters issued $19,000,000 of notes payable to the VFL stockholders, all of which were repaid in 2004.

The following table sets forth the total consideration paid to acquire VFL, as preliminarily determined and previously reported, and as finally determined.

	Preliminary	Final
	(in thousands)
Cash paid to VFL stockholders	$3,326	$3,982
Notes payable issued to VFL stockholders	19,000	19,000
VFL debt assumed by Headwaters	6,749	6,749
Costs directly related to acquisition	225	225

	$29,300	$29,956

The VFL acquisition was accounted for using the purchase method of accounting as required by SFAS No. 141, “Business Combinations.” The consideration Headwaters paid for VFL was negotiated at arms length and assets acquired and liabilities assumed were recorded at their estimated fair values as of April 9, 2004. Approximately $11,290,000 of the purchase price was allocated to identifiable intangible assets consisting of contracts with utility companies, industrial clients and municipalities. This amount is being amortized over an estimated average useful life of eight years. The remaining purchase price not attributable to the tangible and

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identifiable intangible assets was allocated to goodwill, all of which is expected to be tax deductible. All of the intangible assets and goodwill have been allocated to Headwaters’ CCP segment.

The following table sets forth the preliminary and final allocations of the total consideration to the tangible and intangible assets acquired and liabilities assumed.

	Preliminary	Final
	(in thousands)
Cash	$36	$36
Trade receivables, net	4,287	4,287
Other assets	860	860
Property, plant and equipment	8,443	8,808
Intangible assets acquired – contracts (8 years)	11,290	11,290
Goodwill	7,604	8,125
Accounts payable and accrued liabilities	(3,220)	(3,450)

Net assets acquired	$29,300	$29,956

Eldorado—On June 2, 2004, Headwaters acquired 100% of the ownership interests of Eldorado Stone LLC (“Eldorado”) and paid off all of Eldorado’s outstanding debt. Eldorado is based in San Marcos, California and is a leading manufacturer of architectural manufactured stone. With over 700 distributors, Eldorado provides Headwaters with a national platform for expanded marketing of “green” building products, such as mortar and stucco made with reclaimed fly ash from coal combustion. Headwaters expects Eldorado, which is included in its construction materials segment, to provide critical mass and improved margins in Headwaters’ efforts to expand the use of fly ash in building products. Eldorado’s results of operations have been included in Headwaters’ consolidated statement of income since June 2, 2004.

In connection with the Eldorado acquisition, Headwaters issued $172,500,000 of convertible senior subordinated debt and also borrowed funds under its senior secured revolving credit arrangement and an arrangement with an investment company, the latter two of which were repaid in 2004. Headwaters incurred approximately $6,200,000 of debt issue costs in connection with the issuance of the convertible senior subordinated debt, all of which is described in more detail in Note 9.

The following table sets forth the total consideration paid to acquire Eldorado.

(in thousands)
Cash paid to Eldorado owners	$136,982
Cash paid to retire Eldorado debt and related accrued interest	69,650
Costs directly related to acquisition	3,800

$210,432

The Eldorado acquisition was accounted for using the purchase method of accounting. The consideration Headwaters paid for Eldorado was negotiated at arms length and assets acquired and liabilities assumed were recorded at their estimated fair values as of June 2, 2004. Eldorado has experienced significant growth over the last two years. Eldorado sells its products through an extensive distribution network. In addition, Eldorado employs a group of talented artists who create the molds used to produce the manufactured stone product. The quality of these molds adds significant value to the end product. Eldorado’s manufacturing process, market presence and the quality of its product, including product design and product breadth, are major elements

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contributing to Eldorado’s high value and related purchase price. These items, combined with Eldorado’s high growth and extensive distribution network are not separable and, accordingly, contribute to a significant amount of goodwill. Approximately $9,034,000 of the purchase price was allocated to identifiable intangible assets, consisting primarily of non-compete agreements. The intangible assets are being amortized over estimated useful lives ranging from three to ten years, with a combined weighted average life of approximately four years. The remaining purchase price not attributable to the tangible and identifiable intangible assets was allocated to goodwill, most of which is expected to be tax deductible. All of the intangible assets and goodwill have been allocated to Headwaters’ construction materials segment.

The following table sets forth the preliminary and most recent allocations of the total consideration to the tangible and intangible assets acquired and liabilities assumed.

	Preliminary	Most Recent
	(in thousands)
Cash	$662	$662
Trade receivables, net	16,051	16,650
Inventories	17,209	16,610
Other assets	3,069	2,553
Property, plant and equipment	23,040	23,367
Intangible assets acquired:
Non-competition agreements (3 – 3 ½ years)	6,252	6,252
Other (5 – 10 years)	1,901	2,782
Goodwill	160,921	160,263
Accounts payable and accrued liabilities	(18,673)	(18,707)

Net assets acquired	$210,432	$210,432

The determination of the final purchase price is subject to potential adjustments, including final agreement with the seller of the working capital acquired at closing. In addition, the purchase price allocation will likely differ from that reflected above after final asset valuation reports are received and a detailed review of all assets and liabilities, including income taxes, has been completed. Pre-acquisition contingencies, which are not material, are included in the value of liabilities assumed as of June 2, 2004 and any change from the recorded amounts is expected to be immaterial. The final purchase price allocation is expected to be completed by March 31, 2005. Any changes to the purchase price allocation are not expected to materially increase or decrease depreciation and amortization expense, but may have a material effect on the amount of recorded goodwill.

SCP—On July 2, 2004, Headwaters acquired certain assets of SCP and assumed all of SCP’s outstanding debt. SCP is based in Alleyton, Texas and is a leading manufacturer of concrete blocks in South Texas, complementing Headwaters’ similar operations in Dallas and East Texas. SCP provides Headwaters with modern concrete-based manufacturing facilities and the opportunity to increase the use of CCPs in the manufacture of block and brick. SCP also has an experienced management team and the president of SCP subsequently assumed responsibility for all of Headwaters’ construction materials operations other than for Eldorado and Tapco. SCP’s results of operations have been included in Headwaters’ consolidated statement of income since July 2, 2004.

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The following table sets forth the total consideration paid to acquire SCP.

(in thousands)
Cash paid to SCP owners	$25,210
SCP debt assumed by Headwaters	9,787
Costs directly related to acquisition	300

$35,297

Headwaters also agreed to pay an earn-out to the sellers if certain earnings targets are exceeded during the 12 months ending December 31, 2005 (the “earn-out period”). The additional earn-out consideration will be the product of 5.7 times the amount, if any, that earnings before interest, taxes, depreciation and amortization (“EBITDA”) of SCP exceeds $5,500,000 during the earn-out period. If any earn-out consideration is paid, which will not occur until 2006, goodwill will be increased accordingly.

The SCP acquisition was accounted for using the purchase method of accounting. The consideration Headwaters paid for SCP was negotiated at arms length and assets acquired and liabilities assumed were recorded at their estimated fair values as of July 2, 2004. Approximately $6,890,000 of the purchase price was allocated to identifiable intangible assets, consisting primarily of customer relationships. The intangible assets are being amortized over estimated useful lives ranging from two to ten years, with a combined weighted average life of approximately seven years. The remaining purchase price not attributable to the tangible and identifiable intangible assets was allocated to goodwill, substantially all of which is expected to be tax deductible. All of the intangible assets and goodwill have been allocated to Headwaters’ construction materials segment.

The following table sets forth the allocation of the total consideration to the tangible and intangible assets acquired and liabilities assumed.

(in thousands)
Cash	$819
Trade receivables, net	4,247
Inventories and other assets	3,772
Property, plant and equipment	13,500
Intangible assets acquired:
Customer relationships (7 ½ years)	5,450
Other (2 – 10 years)	1,440
Goodwill	7,629
Accounts payable and accrued liabilities	(1,560)

Net assets acquired	$35,297

Tapco—On September 8, 2004, Headwaters acquired 100% of the ownership interests of Tapco and paid off all of Tapco’s outstanding debt. Tapco is headquartered in Wixom, Michigan and is a leading designer, manufacturer and marketer of specialty building products used in exterior residential home improvement and construction throughout the United States and Canada. Headwaters expects the Tapco acquisition to further diversify Headwaters’ cash flow stream away from its historical reliance on alternative energy. Tapco brings economy of scale and manufacturing expertise that results in some of the lowest manufacturing costs in the siding accessory industry, which is expected to improve margins in Headwaters’ construction materials segment. Headwaters may also be able to leverage Tapco’s distribution networks to accelerate sales of Headwaters’

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diverse construction materials product portfolio. Tapco’s results of operations have been included in Headwaters’ consolidated statement of income beginning September 8, 2004.

In order to obtain the cash necessary to acquire Tapco, retire the Tapco debt and preferred stock, and repay Headwaters’ existing senior debt, Headwaters borrowed $790,000,000 of debt consisting of $640,000,000 of senior secured debt under a first lien with a six and one-half-year term and a floating interest rate, and $150,000,000 of senior secured debt under a second lien with an eight-year term, also with a floating interest rate. The senior secured first lien credit arrangement also includes a $60,000,000 revolver available to Headwaters which carries a 0.75% commitment fee on unused amounts and a floating interest rate on actual borrowings. Headwaters incurred approximately $18,000,000 of debt issue costs in connection with the issuance of the new senior debt, all of which is described in more detail in Note 9.

The following table sets forth the consideration paid to acquire Tapco.

(in thousands)
Cash paid to Tapco stockholders	$388,297
Cash paid to retire Tapco debt, preferred stock and related accrued interest	326,703
Costs directly related to acquisition	9,000

$724,000

The Tapco acquisition was accounted for using the purchase method of accounting. The consideration Headwaters paid for Tapco was negotiated at arms length and assets acquired and liabilities assumed were recorded at their estimated fair values as of September 8, 2004. Tapco has a leading market share in most of its product lines with some lines having a market share greater than 75%. Tapco has the ability to deliver its products within a few days of receiving the order which is appealing to architects, contractors and end users of the product. Tapco also offers wide-ranging product choices delivered through an extensive distribution network throughout the United States. Tapco’s products, manufacturing process and distributors are currently substantially different than those utilized by Headwaters’ other business units and a substantial amount of sales relate to the remodeling industry. As such, Tapco may further mitigate the cyclical nature of Headwaters’ construction materials business in the future. Tapco’s primary value, therefore, is due to its significant market presence and manufacturing efficiencies. These values are largely the result of Tapco’s manufacturing and distribution capacities, product breadth and workforce which are not separable and, accordingly, contribute to a significant amount of goodwill.

Approximately $167,300,000 of the estimated purchase price was allocated to estimated identifiable intangible assets consisting primarily of customer relationships, trade names, and patents. The estimated intangible assets have estimated average useful lives ranging from two to twenty years, with a combined weighted average life of approximately 15 years. The remaining purchase price not attributable to the tangible and identifiable intangible assets was allocated to goodwill, which is not expected to be tax deductible. All of the intangible assets and goodwill have been allocated to Headwaters’ construction materials segment.

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September 30, 2004

The following table sets forth a preliminary allocation of the total consideration to the tangible and intangible assets acquired and liabilities assumed.

(in thousands)
Cash	$10,317
Trade receivables, net	41,696
Inventories	16,835
Other assets	1,232
Net property, plant and equipment	61,376
Intangible assets acquired:
Customer relationships (15 years)	62,000
Trade names (20 years)	62,000
Patents (10 years)	40,000
Non-competition agreements (2 years)	3,300
Goodwill	527,248
Accounts payable and accrued liabilities	(33,237)
Net deferred income tax liabilities	(68,767)

Net assets acquired	$724,000

The final purchase price and the allocation thereof will differ from that reflected above after final fixed asset and intangible asset valuation reports are received and a detailed review of all assets and liabilities, including income taxes, has been completed. The final purchase price allocation is expected to be completed by June 30, 2005. The final purchase price allocation is not expected to materially increase or decrease depreciation and amortization expense from the amounts recorded in 2004 and the amounts expected to be recorded in future periods, nor is it expected to have a material effect on the identified assets or liabilities, including goodwill.

Pro Forma Information for 2004 Acquisitions—The following unaudited pro forma financial information for 2003 and 2004 assumes the 2004 acquisitions occurred as of the beginning of the respective years. The pro forma combined results for 2003 combine Headwaters’ historical results for the year ended September 30, 2003 with VFL’s, Eldorado’s, and SCP’s historical results for their respective fiscal years ended December 31, 2003 and Tapco’s historical results for its fiscal year ended October 31, 2003, after giving effect to certain adjustments, including interest expense and the amortization of intangible assets.

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The pro forma combined results for 2004 combine Headwaters’ historical results for the year ended September 30, 2004 with VFL’s, Eldorado’s, SCP’s and Tapco’s historical results from October 1, 2003 to their respective acquisition dates, after giving effect to necessary adjustments. Accordingly, VFL’s, Eldorado’s and SCP’s historical results for the three-month period from October 1, 2003 to December 31, 2003 and Tapco’s historical results for the one-month period from October 1, 2003 to October 31, 2003 are included in both the pro forma combined results for the year ended September 30, 2003 and the pro forma combined results for the year ended September 30, 2004. Revenues and net income for VFL, Eldorado, SCP and Tapco which are included in both the 2003 and 2004 pro forma results were approximately $67,021,000 and $850,000, respectively.

	Unaudited Pro Forma Results
	2003	2004
	(in thousands, except per-share data)
Total revenue	$764,316	$892,140
Net income	38,818	72,876
Basic earnings per share	1.43	2.29
Diluted earnings per share	1.38	2.21

The pro forma results have been prepared for illustrative purposes only. Such information does not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on the dates indicated, nor is it indicative of the results that may be expected in future periods.

Deferred Acquisition Costs—In 2004, Headwaters expensed approximately $848,000 of deferred acquisition costs related to acquisition projects that were abandoned.

ISG Acquisition—On September 19, 2002, Headwaters acquired 100% of the common stock of ISG, assumed or paid off all of ISG’s outstanding debt and redeemed all of ISG’s outstanding preferred stock. ISG is the leading provider of high quality fly ash to the building products and ready mix concrete industries in the United States. ISG also develops, manufactures and distributes value-added bagged concrete, stucco, mortar and block products that utilize fly ash through its construction materials segment. Headwaters’ historical focus has been on using technology to add value to fossil fuels, particularly coal. The acquisition of ISG provided Headwaters with a significant position in the last phase of the coal value chain due to ISG’s competencies in managing CCPs. The acquisition of ISG also brought to Headwaters substantial management depth, comprehensive corporate infrastructure and critical mass in revenues and operating income.

In order to obtain the cash necessary to acquire ISG and retire the ISG debt, Headwaters issued $175,000,000 of new debt consisting of $155,000,000 of senior secured debt with a five-year term and a variable interest rate and $20,000,000 of subordinated debt with an approximate five-year term and a fixed interest rate. ISG management participated in one-half, or $10,000,000, of the subordinated debt. Total cash proceeds from the issuance of new debt, net of debt discounts, was $169,950,000. Headwaters also incurred approximately $6,200,000 of debt issue costs to place the new debt, which had an initial combined effective weighted-average interest rate of approximately 9.0%.

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The following table sets forth the total consideration paid to acquire ISG.

(in thousands, except per-share amount)
Fair value of Headwaters stock (2,100 shares at $15.58 per share)	$32,718
Cash paid to ISG stockholders	32,700
Cash paid to retire ISG debt and related accrued interest	184,638
Costs directly related to acquisition	7,800

$257,856

The value of Headwaters’ 2,100,000 shares of common stock issued was determined using the average market price of Headwaters’ stock over a five-day period, consisting of the day the terms of acquisition were agreed to and announced and two days prior to and two days subsequent to that day.

The ISG acquisition was accounted for using the purchase method of accounting. Assets acquired and liabilities assumed were recorded at their estimated fair values as of September 19, 2002. An adjusted allocation of the purchase price, which was not materially different from the preliminary allocation, was completed in 2003. The adjustments made related primarily to the completion of property, plant and equipment valuations, income tax returns for ISG for the period ended September 18, 2002 and certain valuations of other liabilities acquired. Approximately $109,164,000 of the purchase price was allocated to identifiable intangible assets consisting primarily of contracts with coal-fired electric power generation plants and patents. This amount is being amortized over the estimated combined useful life of approximately 20 years. The remaining purchase price not attributable to the tangible and identifiable intangible assets was allocated to goodwill, none of which is tax deductible. All of the intangible assets and all of the goodwill were allocated to the CCP segment.

The following table sets forth the allocation of the total consideration to the tangible and intangible assets acquired and liabilities assumed.

(in thousands)
Cash	$19,238
Trade receivables, net	33,820
Inventories and other assets	11,794
Property, plant and equipment	48,981
Intangible assets acquired:
Contracts (20 years)	106,400
Patents (7½ years)	2,764
Goodwill	107,873
Accounts payable and accrued liabilities	(24,294)
Net deferred income tax liabilities	(48,720)

Net assets acquired	$257,856

4.	Segment Reporting

Until Headwaters acquired ISG in September 2002, Headwaters operated in and reported as a single industry segment, alternative energy. Since the acquisition of ISG, Headwaters has operated in three business segments, alternative energy, CCPs, and construction materials. VFL operates in the CCP segment and all of the other businesses acquired by Headwaters in 2004 operate in the construction materials segment. These segments

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are managed and evaluated separately by management based on fundamental differences in their operations, products and services.

The alternative energy segment includes Headwaters’ traditional coal-based solid alternative fuels business and HTI’s business of developing catalyst technologies to convert coal and heavy oil into environmentally-friendly, higher-value liquid fuels, as well as nanocatalyst processes and applications. Revenues for this segment primarily include sales of chemical reagents and license fees.

The CCP segment markets coal combustion products such as fly ash and bottom ash, known as CCPs, to the building products and ready mix concrete industries. Headwaters markets CCPs to replace manufactured or mined materials, such as portland cement, lime, agricultural gypsum, fired lightweight aggregate, granite aggregate and limestone. Headwaters has long-term contracts, primarily with coal-fired electric power generation plants pursuant to which it manages the post-combustion operations for the utilities. CCP revenues consist primarily of product sales with a smaller amount of service revenue.

Prior to 2004, the businesses in the construction materials segment manufactured and distributed value-added bagged concrete, stucco, mortar and block products. The acquisition of SCP expanded Headwaters’ concrete block business and the acquisition of Eldorado added manufactured architectural stone to the construction materials product line. Tapco is a leading designer, manufacturer and marketer of building products used in exterior residential home improvement and construction. Revenues for the construction materials segment consist of product sales to wholesale and retail distributors, contractors and other users of building products and construction materials.

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The following segment information for has been prepared in accordance with SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information.” The accounting policies of the segments are the same as those described in Note 2. Performance of the segments is evaluated primarily on operating income. Intersegment sales are immaterial. Segment costs and expenses considered in deriving segment operating income include cost of revenues, depreciation and amortization, research and development, and segment-specific selling, general and administrative expenses. Amounts included in the “Corporate” column represent expenses not specifically attributable to any segment and include administrative departmental costs and general corporate overhead. Segment assets reflect those specifically attributable to individual segments and primarily include accounts receivable, inventories, property, plant and equipment, intangible assets and goodwill. Other assets are included in the “Corporate” column. Segment information for CCPs and construction materials for 2002 represents ISG’s results for 12 days. Segment information for CCPs for 2004 includes VFL’s results for six months. Segment information for construction materials for 2004 includes Eldorado’s results for four months, SCP’s results for three months and Tapco’s results for 23 days.

	2002
	Alternative Energy	CCPs	Construction Materials	Corporate	Totals
	(in thousands)
Segment revenue	$110,753	$6,818	$1,774	$—	$119,345

Depreciation and amortization	$(1,265)	$(380)	$(32)	$(83)	$(1,760)

Operating income (loss)	$48,348	$1,514	$118	$(8,946)	$41,034

Net interest income					447
Other income (expense), net					(1,245)
Income tax provision					(15,950)

Net income					$24,286

Capital expenditures	$546	$236	$—	$14	$796

Segment assets	$36,060	$286,002	$21,869	$28,926	$372,857

	2003
	Alternative Energy	CCPs	Construction Materials	Corporate	Totals
	(in thousands)
Segment revenue	$168,342	$169,938	$49,350	$—	$387,630

Depreciation and amortization	$(1,254)	$(10,822)	$(624)	$(282)	$(12,982)

Operating income (loss)	$65,002	$21,521	$4,734	$(14,138)	$77,119

Net interest expense					(15,377)
Other income (expense), net					(1,661)
Income tax provision					(23,450)

Net income					$36,631

Capital expenditures	$166	$8,297	$732	$521	$9,716

Segment assets	$34,959	$283,916	$22,341	$32,059	$373,275

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	2004
	Alternative Energy	CCPs	Construction Materials	Corporate	Totals
	(in thousands)
Segment revenue	$209,773	$210,155	$134,027	$—	$553,955

Depreciation and amortization	$(1,373)	$(12,617)	$(6,227)	$(331)	$(20,548)

Operating income (loss)	$98,995	$30,386	$17,261	$(18,885)	$127,757

Net interest expense					(18,509)
Other income (expense), net					(4,141)
Income tax provision					(40,790)

Net income					$64,317

Capital expenditures	$745	$6,037	$7,036	$149	$13,967

Segment assets	$44,156	$316,982	$1,104,980	$74,661	$1,540,779

5.	Receivables

Activity in the trade receivables allowance account was as follows.

	Balance at beginning of period	Charged to expense or revenue	Additions from acquisitions	Accounts written off	Balance at end of period
	(in thousands)
Fiscal year ended September 30, 2002	$0	$—	$412	$—	$412
Fiscal year ended September 30, 2003	412	516	—	(351)	577
Fiscal year ended September 30, 2004	577	2,393	3,131	(998)	5,103

Notes receivable generally relate to nonoperating activities and accordingly, losses are included in other expense in the consolidated statements of income. Net losses recognized on notes receivable were approximately $743,000 in 2002, $2,142,000 in 2003 and $2,622,000 in 2004.

6.	Inventories

Inventories consisted of the following at September 30:

	2003	2004
	(in thousands)
Raw materials	$1,059	$8,517
Work in process	—	187
Finished goods	6,768	35,108

	$7,827	$43,812

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7.	Property, Plant and Equipment

Property, plant and equipment consisted of the following at September 30:

	Estimated useful lives	2003	2004
	(in thousands)
Land and improvements	8—30 years	$10,428	$14,041
Buildings and improvements	3—40 years	10,128	34,269
Equipment and vehicles	2—30 years	31,090	88,791
Dies and molds	1½—10 years	—	28,986
Construction in progress		7,793	8,052

		59,439	174,139
Less accumulated depreciation		(6,696)	(16,528)

Net property, plant and equipment		$52,743	$157,611

Depreciation expense was approximately $669,000 in 2002, $6,387,000 in 2003 and $11,035,000 in 2004.

8.	Intangible Assets and Goodwill

Intangible Assets—With the exception of certain disclosures that were not permitted to be early implemented, Headwaters implemented SFAS No. 142 effective with the acquisitions of HTI in August 2001 and ISG in September 2002. Effective October 1, 2002, Headwaters fully implemented SFAS No. 142, which mandates the following disclosures. Headwaters has no identified intangible assets that are not being amortized.

The following table summarizes the gross carrying amounts and the related accumulated amortization of all amortizable intangible assets as of September 30:

		2003		2004
	Estimated useful lives	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(in thousands)
CCP contracts	8—20 years	$106,400	$5,499	$117,690	$11,524
Customer relationships	7½—15 years	—	—	68,331	452
Trade names	5—20 years	—	—	63,657	268
Patents and patented technologies	7½—15 years	12,464	1,666	52,464	2,969
Non-competition agreements	2—3½ years	—	—	10,422	867
Other	9—17¼ years	1,522	807	3,382	1,063

		$120,386	$7,972	$315,946	$17,143

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

Total amortization expense related to intangible assets was approximately $998,000 in 2002, $6,504,000 in 2003 and $9,171,000 in 2004. Total estimated annual amortization expense for fiscal years 2005 through 2009 is shown in the following table.

Year ending September 30:
(in thousands)
2005	$24,449
2006	24,244
2007	21,899
2008	20,350
2009	20,138

Goodwill—The changes in the carrying amount of goodwill, by segment, are as follows.

	Alternative Energy	CCPs	Construction Materials	Total
	(in thousands)
Balances as of September 30, 2002	$4,258	$109,109	$—	$113,367
Adjustment to previously recorded purchase price	—	(1,236)	—	(1,236)

Balances as of September 30, 2003	4,258	107,873	—	112,131
Goodwill acquired during the year	—	8,125	695,140	703,265

Balances as of September 30, 2004	$4,258	$115,998	$695,140	$815,396

In accordance with the requirements of SFAS No. 142, Headwaters does not amortize goodwill, all of which relates to acquisitions that occurred from 2001 through 2004. SFAS No. 142 requires Headwaters to periodically perform tests for goodwill impairment. Step 1 of the initial impairment test was required to be performed no later than March 31, 2003; thereafter impairment testing is required to be performed no less often than annually, or sooner if evidence of possible impairment arises. Impairment testing is performed at the reporting unit level and Headwaters has identified four reporting units: (i) Headwaters Energy Services (formerly Covol Fuels division) and (ii) HTI (which together comprise the alternative energy segment), (iii) CCPs and (iv) construction materials. Currently, goodwill exists in the HTI, CCPs and construction materials reporting units.

Step 1 of impairment testing consists of determining and comparing the fair values of the reporting units to the carrying values of those reporting units. If step 1 were to be failed for any of the reporting units, indicating a potential impairment, Headwaters would be required to complete step 2, which is a more detailed test to calculate the implied fair value of goodwill, and compare that value to the carrying value of the goodwill. If the carrying value of the goodwill exceeds the implied fair value of the goodwill, an impairment loss is required to be recorded.

Headwaters performed step 1 impairment tests of the recorded goodwill in the HTI and CCPs reporting units as of October 1, 2002, the beginning of fiscal year 2003. Headwaters performed its annual, recurring tests for potential impairment using the dates of June 30, 2003 and 2004. The tests indicated that the fair values of the reporting units exceeded their carrying values at October 1, 2002, June 30, 2003 and June 30, 2004. Accordingly, step 2 of the impairment tests was not required to be performed, and no impairment charge was necessary.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

9.	Liabilities

Other Accrued Liabilities—Other accrued liabilities consisted of the following at September 30:

	2003	2004
	(in thousands)
Acquisition-related accruals	$—	$24,676
Cost of product not yet invoiced	5,520	10,763
Unamortized non-refundable license fees	3,865	7,227
Other	11,002	30,186

	$20,387	$72,852

Long-term Debt—Long-term debt consisted of the following at September 30:

	2003	2004
	(in thousands)
Senior secured debt	$—	$790,000
Convertible senior subordinated notes	—	172,500
Notes payable to a bank	—	9,787
Senior secured debt with a face amount totaling $114,851	111,766	—
Senior subordinated debentures with a face amount totaling $20,000	19,682	—
Other	71	227

	131,519	972,514
Less: current portion	(27,475)	(57,873)

Total long-term debt	$104,044	$914,641

New 2004 Senior Secured Credit Agreements—In September 2004 and as amended in October 2004, Headwaters entered into two credit agreements with a syndication of lenders under which a total of $790,000,000 was borrowed under term loan arrangements and which provide for $60,000,000 to be borrowed under a revolving credit arrangement. The proceeds were used to acquire Tapco and repay in full the remaining balance due under Headwaters’ former 2004 senior secured credit agreement obtained in March 2004 (see below). The $790,000,000 of term loan borrowings consisted of a first lien term loan in the amount of $640,000,000 and a second lien term loan in the amount of $150,000,000. Both term loans are secured by all assets of Headwaters and are senior in priority to all other debt.

The first lien term loan bears interest, at Headwaters’ option, at either i) the London Interbank Offered Rate (“LIBOR”) plus 3.0%, if the “total leverage ratio,” as defined, is less than or equal to 3.75:1.0, and if not, at LIBOR plus 3.25%, or ii) the “base rate” plus 2.0%, if the total leverage ratio is less than or equal to 3.75:1.0, and if not, at the base rate plus 2.25%. Base rate is defined as the higher of the rate announced by Morgan Stanley Senior Funding and the overnight rate charged by the Federal Reserve Bank of New York plus 0.5%. The initial interest rate on the first lien debt was set at 6.5%, but was subsequently reduced to approximately 5.4% in October 2004 pursuant to the terms of the agreement. The second lien term loan bears interest, also at Headwaters’ option, at either LIBOR plus 5.5%, or the “base rate” plus 4.5%. The initial interest rate on the second lien debt was set at 9.75%, but was subsequently reduced to approximately 8.15% in October 2004 pursuant to the terms of the agreement. Headwaters can lock in new rates for both the first lien and second lien loans for one, two, three or six months. The next rate change will occur in January 2005.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

The first lien term loan is repayable in quarterly installments of principal and interest, with minimum required quarterly principal repayments of $12,000,000 commencing in November 2004 through August 2007, then $4,000,000 through August 2010, with three repayments of approximately $149,333,000 through April 2011, the termination date of the first lien loan agreement. The second lien term loan is due September 2012, with no required principal repayments prior to that time. Interest is generally due on a quarterly basis. There are mandatory prepayments of the first lien term loan in the event of certain asset sales and debt and equity issuances and from “excess cash flow,” as defined. Optional prepayments of the first lien term loan are permitted without penalty or premium. Optional prepayments of the second lien term loan are permissible only to the extent Headwaters issues new equity securities and then are further limited to a maximum of $50,000,000, so long as the first lien term loan remains outstanding. Any optional prepayments of the second lien term loan bear a penalty of 3% of prepayments made in the first year, 2% of prepayments made in the second year, and 1% of prepayments made in the third year. Once repaid in full or in part, no further reborrowings under either of the term loan arrangements can be made. In October 2004, Headwaters repaid a total of $24,000,000 of the first lien term loan, which amount otherwise would have been due in November 2004 and February 2005.

Borrowings under the revolving credit arrangement are generally subject to the terms of the first lien loan agreement and bear interest at either LIBOR plus 1.75% to 2.5%, or the base rate plus 0.75% to 1.5%. Borrowings and reborrowings of any available portion of the $60,000,000 revolver can be made at any time through September 2009, at which time all loans must be repaid and the revolving credit arrangement terminates. The fees for the unused portion of the revolving credit arrangement range from 0.5% to 0.75%. Finally, the credit agreement allows for the issuance of letters of credit, provided there is capacity under the revolving credit arrangement. As of September 30, 2004, three letters of credit totaling $2,070,000 were outstanding, with expiration dates ranging from October 2004 to June 2005.

The credit agreements contain restrictions and covenants common to such agreements, including limitations on the incurrence of additional debt, investments, merger and acquisition activity, asset sales and liens, capital expenditures in excess of $50,000,000 in any fiscal year (increasing to $60,000,000 in 2011) and the payment of dividends, among others. In addition, Headwaters must maintain certain leverage and fixed charge coverage ratios, as those terms are defined in the agreements. Under the most restrictive covenants, contained in the first lien agreement, Headwaters must maintain i) a total leverage ratio of 5.0:1.0 or less, declining periodically to 3.5:1.0 in 2010; ii) a maximum ratio of consolidated senior funded indebtedness minus subordinated indebtedness to EBITDA of 4.0:1.0, declining periodically to 2.5:1.0 in 2010; and iii) a minimum ratio of EBITDA plus rent payments for the four preceding fiscal quarters to scheduled payments of principal and interest on all indebtedness for the next four fiscal quarters of 1.10:1.0 through September 30, 2006, and 1.25:1.0 thereafter. Headwaters is in compliance with all debt covenants as of September 30, 2004.

As required by the new senior secured credit facility, Headwaters entered into certain other agreements to limit its exposure to interest rate increases. The first set of agreements established the maximum LIBOR rate for $300,000,000 of the senior secured debt at 5.0% through September 8, 2005. The second set of agreements sets the LIBOR rate at 3.71% for $300,000,000 of this debt for the period commencing September 8, 2005 through September 8, 2007. Headwaters accounts for these agreements as cash flow hedges, and accordingly, the fair market value of the hedges is reflected in the consolidated balance sheet as either other assets or other liabilities. The hedges had a fair market value of $0 at September 30, 2004.

Former 2004 Senior Secured Credit Agreement—In March 2004, Headwaters entered into a credit agreement with a group of banks under which a total of $50,000,000 was borrowed under a term loan arrangement and which, as amended in June 2004, provided for an additional $75,000,000 to be borrowed under

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

a revolving credit arrangement. The initial $50,000,000 of proceeds were used to repay in full the remaining balance due under Headwaters’ former 2002 senior secured credit agreement (see below). Debt issuance costs of approximately $1,300,000 were incurred in issuing this debt, all of which was expensed in 2004.

The term loan was secured by all assets of Headwaters, bore interest at a variable rate linked to the Eurodollar rate or the lenders’ base rate, both as defined in the agreement, and was repayable in quarterly installments of $1,250,000 through September 2007, with a final payment of $32,500,000 due November 2007. In connection with the purchase of Eldorado in June 2004, a total of $44,000,000 was borrowed under the revolving credit arrangement, all of which was repaid in June 2004. In connection with the purchase of SCP in July 2004, a total of $20,000,000 was borrowed under the revolving credit arrangement, all of which was repaid in September 2004. Also in September 2004, the remaining balance outstanding under the term loan was repaid in full using proceeds from the new 2004 senior secured credit facility described above.

Convertible Senior Subordinated Notes—In connection with the Eldorado acquisition, Headwaters issued $172,500,000 of 2 7/8% convertible senior subordinated notes due 2016. These notes are subordinate to the new 2004 senior secured debt described above. Holders of the notes may convert the notes into shares of Headwaters’ common stock at a conversion rate of 33.3333 shares per $1,000 principal amount ($30 conversion price), or approximately 5,750,000 aggregate shares of common stock, contingent upon certain events. The conversion rate adjusts for events related to Headwaters’ common stock, including common stock issued as a dividend, rights or warrants to purchase common stock issued to all holders of Headwaters’ common stock, and other similar rights or events that apply to all holders of common stock.

The notes are convertible if any of the following five criteria are met: 1) satisfaction of a market price condition which becomes operative if the common stock trading price reaches $39 per share for a certain period of time prior to June 1, 2011 and at any time after that date; 2) a credit rating, if any, assigned to the notes is three or more rating subcategories below the initial rating, if any; 3) the notes trade at 98% of the product of the common stock trading price and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes, except this provision is not available if the closing common stock price is between 100% and 130% of the current conversion price of the notes; 4) Headwaters calls the notes for redemption; and 5) certain corporate transactions occur, including distribution of rights or warrants to all common stockholders entitling them to purchase common stock at less than the current market price or distribution of common stock, cash or other assets, debt securities or certain rights to purchase securities where the distribution has a per share value exceeding 5% of the closing common stock price on the day immediately preceding the declaration date for such distribution. In addition, the notes are convertible if Headwaters enters into an agreement pursuant to which Headwaters’ common stock would be converted into cash, securities or other property.

Headwaters may call the notes for redemption at any time on or after June 1, 2007 and prior to June 4, 2011 if the closing common stock price exceeds 130% of the conversion price for 20 trading days in any consecutive 30-day trading period (in which case Headwaters must provide a “make whole” payment of the present value of all remaining interest payments on the redeemed notes through June 1, 2011). In addition, the holder of the notes has the right to require Headwaters to repurchase all or a portion of the notes on June 1, 2011 or if a fundamental change in common stock has occurred, including termination of trading. Subsequent to June 1, 2011, the notes require an additional interest payment equal to 0.40% of the average trading price of the notes if the trading price equals 120% or more of the principal amount of the notes.

Headwaters has not included the additional shares of common stock contingently issuable under the notes in its 2004 diluted EPS as none of the contingencies have been met. However, as explained in more detail in Note

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

13, implementation of EITF 04-08 in December 2004 will require Headwaters to include in its diluted EPS calculation, on an if-converted basis, the additional shares issuable under the notes.

Former 2002 Senior Secured Credit Agreement—In connection with the ISG acquisition in 2002, Headwaters entered into a $175,000,000 senior secured credit agreement with a syndication of lenders, under which a total of $155,000,000 was borrowed as a term loan on the acquisition date. The credit agreement also allowed up to $20,000,000 to be borrowed under a revolving credit arrangement. The debt was issued at a 3% discount and Headwaters received net cash proceeds of $150,350,000. The original issue discount was accreted using the effective interest method and the accretion was recorded as interest expense. The debt was secured by all assets of Headwaters, bore interest at a variable rate linked to the Eurodollar rate or the lenders’ base rate, both as defined in the agreement (approximately 5.4% at September 30, 2003) and was repayable in quarterly installments through August 30, 2007.

During the December 2003 quarter, principal repayments totaling $39,714,000 were made, including $33,471,000 of optional prepayments. During the March 2004 quarter, the remaining balance was repaid in full using available cash and $50,000,000 of proceeds from the former 2004 senior secured credit facility described above. In connection with the full repayment of this debt, non cash interest expense totaling approximately $5,023,000 was recognized in the March 2004 quarter, representing amortization of all of the remaining debt discount and debt issue costs related to this debt.

Senior Subordinated Debentures—In connection with the ISG acquisition, Headwaters also entered into a $20,000,000 subordinated loan agreement, under which senior subordinated debentures were issued at a 2% discount, with Headwaters receiving net cash proceeds of $19,600,000. The original issue discount was accreted using the effective interest method and the accretion was recorded as interest expense. ISG management participated in one-half, or $10,000,000, of the $20,000,000 of debt issued. The other half was issued to a corporation. The debentures bore interest at 18% and were due in 2007; however, in December 2003, the debentures were repaid in full, including a 4%, or $400,000, prepayment charge paid to the corporation holding $10,000,000 of the debentures. This charge, along with all remaining unamortized debt discount and debt issue costs, is included in interest expense in the consolidated statement of income.

Notes Payable to a Bank—In connection with the acquisition of SCP, Headwaters assumed SCP’s obligations under its notes payable to a bank. The notes require monthly interest and quarterly principal payments and are repayable from April 2007 through April 2015. Two of the notes bear interest at LIBOR plus 0.5%, subject to an interest rate floor of 4.5% (4.5% at September 30, 2004), and the remaining note (in the amount of $1,100,000) bears interest at 0.5% below the bank’s base rate (4.25% at September 30, 2004). Because the notes are callable by the bank, Headwaters has included the outstanding balance in current portion of long-term debt in the consolidated balance sheet. The notes are collateralized by certain assets of SCP and contain financial covenants, the most restrictive of which specifies a minimum fixed charge coverage ratio. Headwaters was in compliance with all debt covenants at September 30, 2004.

Notes Payable to Former VFL Stockholders—In connection with the VFL acquisition, Headwaters issued $19,000,000 of notes payable to the VFL stockholders, $13,000,000 of which was repaid in June 2004 and $6,000,000 of which was repaid in July 2004. The interest rate on $16,000,000 of the notes was 9% and the interest rate on the remaining $3,000,000 of notes was variable.

Short-term Borrowings with an Investment Bank—Headwaters had an arrangement with an investment bank under which Headwaters could borrow up to 90% of the value of the portfolio of Headwaters’ short-term investments with the investment bank, limited to a maximum amount of $20,000,000. Headwaters borrowed

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

$10,000,000 under this arrangement during June 2004, all of which was repaid in June 2004. In July 2004, Headwaters borrowed $6,000,000 under this arrangement, all of which was repaid in July 2004. This arrangement is no longer active.

Interest Rates and Debt Maturities—The weighted-average interest rate on the face amount of outstanding long-term debt, disregarding amortization of debt issue costs and debt discount, was approximately 7.2% at September 30, 2003 and 6.3% at September 30, 2004. Future maturities of long-term debt as of September 30, 2004 were as follows:

Year ending September 30,	(in thousands)
2005	$57,873
2006	48,089
2007	48,051
2008	16,001
2009	16,000
Thereafter	786,500

Total long-term debt	$972,514

Interest Costs—During 2002, Headwaters incurred total interest costs of approximately $553,000, including approximately $136,000 of non-cash interest expense. No interest costs were capitalized in 2002. During 2003, Headwaters incurred total interest costs of approximately $15,917,000, including approximately $3,857,000 of non-cash interest expense and approximately $230,000 of interest costs that were capitalized. During 2004, Headwaters incurred total interest costs of approximately $19,888,000, including approximately $6,031,000 of non-cash interest expense and approximately $435,000 of interest costs that were capitalized.

10.	Fair Value of Financial Instruments

Headwaters’ financial instruments consist primarily of cash and cash equivalents, short-term trading investments, trade and notes receivable, accounts payable and long-term debt. All of these financial instruments except long-term debt are either carried at fair value in the balance sheet or are of a short-term nature. Accordingly, the carrying values for those financial instruments as reflected in the consolidated balance sheets closely approximated their fair values.

If all of Headwaters’ debt outstanding as of September 30, 2003 carried an average interest rate of 7%, management’s estimate of the market interest rate as of September 30, 2003, the fair value of Headwaters’ total long-term debt at September 30, 2003 would be approximately $131,500,000. With the exception of the 2 7/8% convertible senior subordinated notes due 2016, substantially all of Headwaters’ debt outstanding as of September 30, 2004 consisted of variable-rate debt. Using a market interest rate for the convertible senior subordinated notes of approximately 2.3%, the fair value of all outstanding long-term debt as of September 30, 2004 would be approximately $978,892,000. The market interest rate for the convertible senior subordinated notes decreased to approximately 2.3% during the period June 2004 to September 2004 due primarily to the increase in Headwaters’ common stock price during the period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

11.	Income Taxes

Headwaters recorded income tax provisions with an effective tax rate of approximately 40%, 39% and 39% in 2002, 2003 and 2004, respectively. The income tax provision consisted of the following for the years ended September 30:

	2002	2003	2004
	(in thousands)
Current tax provision:
Federal	$3,490	$20,726	$38,374
State	920	3,602	3,699

Total current tax provision	4,410	24,328	42,073

Deferred tax provision (benefit):
Federal	9,720	(774)	(1,273)
State	1,820	(104)	(10)

Total deferred tax provision (benefit)	11,540	(878)	(1,283)

Total income tax provision	$15,950	$23,450	$40,790

As of September 30, 2003, Headwaters had deferred tax assets related to federal and state net operating loss (“NOL”) carryforwards of approximately $424,000. During 2004, Headwaters utilized its remaining federal NOL carryforwards and as of September 30, 2004, has a deferred tax asset related to state NOL carryforwards of approximately $40,000.

The provision for income taxes differs from the statutory federal income tax rate due to the following.

	2002	2003	2004
	(in thousands)
Tax provision at U.S. statutory rate	$14,083	$21,028	$36,787
State income taxes, net of federal tax effect	1,780	2,352	2,901
Nondeductible expenses	59	302	764
Other	28	(232)	338

Income tax provision	$15,950	$23,450	$40,790

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

Headwaters’ deferred income tax assets and liabilities, in particular deferred tax liabilities related to intangible assets and property, plant and equipment, changed significantly during 2004 due to the 2004 acquisitions. The components of Headwaters’ deferred income tax assets and liabilities were as follows as of September 30:

	2003	2004
	(in thousands)
Deferred tax assets:
Estimated liabilities	$1,430	$3,933
Unamortized non-refundable license fees	1,885	3,672
Write-down of notes receivable	1,606	2,124
Trade receivable allowances	224	1,136
Federal and state net operating loss carryforwards	424	40
Other	225	453

Total deferred tax assets	5,794	11,358

Deferred tax liabilities:
Intangible asset basis differences	(44,439)	(101,042)
Property, plant and equipment basis differences	(7,679)	(21,387)
Interest on convertible senior subordinated notes	—	(1,081)
Other	(3,628)	(5,284)

Total deferred tax liabilities	(55,746)	(128,794)

Net deferred tax liability	$(49,952)	$(117,436)

12.	Stockholders’ Equity

Preferred Stock—Headwaters has 10,000,000 shares of authorized preferred stock, none of which was issued or outstanding as of September 30, 2003 or 2004.

Issuance of Common Stock—Headwaters has an effective universal shelf registration statement on file with the SEC that can be used for the sale of common stock, preferred stock, convertible debt and other securities. In December 2003, Headwaters filed a prospectus supplement to the shelf registration statement and issued 4,750,000 shares of common stock under this shelf registration statement in an underwritten public offering. In January 2004, an additional 208,457 shares of common stock were issued upon exercise of the underwriters’ over-allotment option. In total, proceeds of $90,258,000 were received, net of offering costs of $6,432,000. Following these issuances of common stock, approximately $53,000,000 remains available for future offerings of securities under the shelf registration statement. A prospectus supplement describing the terms of any additional securities to be issued is required to be filed before any future offering would commence under the registration statement.

Restricted Stock Awards—In 2004, Headwaters issued approximately 61,000 shares of restricted common stock to officers and employees, all under terms of the 2003 Stock Incentive Plan. The restricted stock was issued at no cost to the recipients and vests over five years. The weighted average grant date fair value of the restricted stock awards was $23.57 per share. Headwaters amortizes the expense related to the restricted stock awards over the vesting period using the straight-line method, which expense totaled approximately $136,000 in 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

Stock Incentive Plans—In March 2004, Headwaters’ stockholders approved an increase in the number of shares available for award grants under Headwaters’ 2003 Stock Incentive Plan by 1,500,000. As of September 30, 2004, Headwaters had three stock incentive plans (the “Incentive Plans”) under which a total of 5,750,000 shares of common stock were reserved for ultimate issuance. As of September 30, 2004, options or other awards for approximately 1,163,000 shares of common stock could be granted under the Plans.

A committee of Headwaters’ Board of Directors, or in its absence, the Board (the “Committee”), administers and interprets the Incentive Plans. This Committee is authorized to grant options and other awards both under the Incentive Plans and outside of any Incentive Plan to eligible employees, officers, directors, and consultants of Headwaters. Two of the Incentive Plans provide for the granting of both incentive stock options and non-statutory stock options, as well as other stock awards; the other Incentive Plan provides only for the granting of non-statutory stock options. Terms of options and other awards granted under the Incentive Plans, including vesting requirements, are determined by the Committee. Options granted under the Incentive Plans vest over periods ranging up to ten years, expire ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. Incentive stock option grants must meet the requirements of the Internal Revenue Code.

Stock Options—The following table is a summary of activity for all of Headwaters’ stock options, including options not granted under the Incentive Plans, for the years ended September 30:

	2002		2003		2004
	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price	Shares	Weighted- average exercise price
	(in thousands)
Outstanding at beginning of year	3,283	$5.80	2,990	$7.56	3,615	$10.88
Granted	611	13.38	1,188	16.45	1,162	26.07
Exercised	(852)	5.02	(514)	4.05	(826)	9.70
Canceled	(52)	6.60	(49)	14.48	(153)	15.80

Outstanding at end of year	2,990	$7.56	3,615	$10.88	3,798	$15.53

Exercisable at end of year	1,898	$6.08	1,992	$7.51	1,821	$8.90

Weighted-average fair value of options granted during the year below market		none		none		none
Weighted-average fair value of options granted during the year at market		$7.35		$7.16		$11.21
Weighted-average fair value of options granted during the year above market		none		none		none

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

The following table summarizes information about all stock options outstanding at September 30, 2004.

	Outstanding options			Exercisable options
Range of exercise prices	Number outstanding at September 30, 2004	Weighted-average remaining contractual life in years	Weighted- average exercise price	Number exercisable at September 30, 2004	Weighted- average exercise price
	(in thousands)
$ 0.01 to $ 5.88	873	2.7	$3.90	858	$3.94
$ 8.25 to $13.85	838	6.2	12.33	668	12.07
$14.05 to $16.97	963	8.4	16.35	295	16.17
$21.29 to $25.76	502	9.6	23.55	—	—
$28.31 to $28.49	622	10.0	28.40	—	—

	3,798			1,821

Stockholder Approval of Options—The following table presents information related to stockholder approval of equity compensation plans, which information currently represents only stock options, as of September 30, 2004.

Plan Category	Shares to be issued upon exercise of options	Weighted-average exercise price of outstanding options	Shares remaining available for future issuance under existing equity compensation plans
	(in thousands)
Plans approved by stockholders	2,559	$14.96	1,048
Plans not approved by stockholders	1,239	16.70	115

Total	3,798	$15.53	1,163

As discussed above, Headwaters has three Incentive Plans under which options have been granted. Headwaters has also issued options not covered by any Plan. Stockholders have approved two of the three Incentive Plans. The amounts included in the caption “not approved by stockholders” in the above table represent amounts applicable under the Incentive Plan not approved by stockholders plus all stock options granted outside of any Incentive Plan.

Common Stock Warrants—As of September 30, 2003, there were warrants outstanding for the purchase of approximately 56,000 shares of common stock at a price of $1.56 per share. The warrants were exercised in 2004 and as of September 30, 2004, there were no warrants outstanding.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

13.	Earnings per Share

The following table sets forth the computation of basic and diluted EPS for the years ended September 30:

	2002	2003	2004
	(in thousands, except per-share data)
Numerator—net income	$24,286	$36,631	$64,317

Denominator:
Denominator for basic earnings per share—weighted-average shares outstanding	24,234	27,083	31,774
Effect of dilutive securities—shares issuable upon exercise of options and warrants	1,491	1,112	1,245

Denominator for diluted earnings per share—weighted-average shares outstanding after assumed exercises	25,725	28,195	33,019

Basic earnings per share	$1.00	$1.35	$2.02

Diluted earnings per share	$0.94	$1.30	$1.95

During all periods presented, Headwaters’ potentially dilutive securities consisted of options and warrants for the purchase of common stock. Anti-dilutive securities not considered in the diluted EPS calculation totaled approximately 210,000 shares in 2002, 655,000 shares in 2003 and 30,000 shares in 2004. In addition, for 2004, 5,750,000 shares issuable upon conversion of Headwaters’ convertible senior subordinated notes represent potentially dilutive securities; however, these shares were not included in the diluted calculation for 2004.

In September 2004, the EITF reached a consensus requiring the inclusion in diluted EPS calculations of contingently convertible instruments (EITF Issue 04-08). This consensus will be effective for periods ending after December 15, 2004 and will require Headwaters to include in its diluted EPS calculation, on an if-converted basis, the additional shares issuable under terms of Headwaters’ outstanding convertible senior subordinated notes described in Note 9. The EITF consensus, when implemented, must be applied to all applicable prior periods, which for Headwaters will be the quarters ended June 30, 2004 and September 30, 2004. Had Headwaters included the shares issuable upon conversion of the convertible senior subordinated notes in the 2004 EPS calculation using the if-converted method, for the period the notes were outstanding, diluted EPS would have been reduced by $0.07 per share to $1.88 per share. The implementation of EITF Issue 04-08 is expected to have a more significant effect on 2005 and future years’ diluted EPS calculations than for 2004 because the convertible senior subordinated notes were outstanding for only four months in 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

14.	Commitments and Contingencies

Commitments and contingencies as of September 30, 2004 not disclosed elsewhere, are as follows.

Leases—Rental expense was approximately $720,000 in 2002, $11,999,000 in 2003 and $14,618,000 in 2004. Headwaters has noncancellable operating leases for certain facilities and equipment. Most of these leases have renewal terms and expire in various years through 2017. As of September 30, 2004, minimum rental payments due under these leases are as follows.

Year ending September 30:
(in thousands)
2005	$14,787
2006	11,210
2007	9,284
2008	5,507
2009	2,904
Thereafter	4,092

$47,784

Sale, Purchase and Royalty Commitments—Certain CCP contracts with its customers require Headwaters to make minimum sales. Certain other CCP contracts with suppliers require Headwaters to make minimum purchases. Actual sales and purchases under contracts with minimum requirements were $895,000 and $11,446,000, respectively, for 2003 and $1,021,000 and $12,498,000, respectively, for 2004. As of September 30, 2004, these minimum requirements are as follows.

Year ending September 30:	Minimum sales	Minimum purchases
	(in thousands)
2005	$615	$13,459
2006	515	11,790
2007	375	8,981
2008	375	7,427
2009	375	7,211
Thereafter	63	14,650

	$2,318	$63,518

Headwaters currently pays a minimum royalty totaling $500,000 per year on certain net sales. If Headwaters terminates the royalty agreement, a one-time payment of $500,000 is required.

Eldorado entered into an agreement with an entity which provides for that entity to manufacture and sell product to Eldorado. The agreement contains minimum purchase requirements during the initial term, which runs through October 2007, which aggregate approximately $1,918,000 at September 30, 2004. Amounts purchased under this agreement for the four months ended September 30, 2004 totaled approximately $105,000. The agreement includes both a buy-out option and a put option which become operable under certain conditions.

Employee Benefit Plans—Headwaters’ Board of Directors has approved three employee benefit plans that were operative during 2002, 2003 and 2004: the Headwaters Incorporated 401(k) Profit Sharing Plan, the 2000 Employee Stock Purchase Plan, and the Headwaters Incorporated Incentive Bonus Plan. Headwaters’ Board of Directors also approved a General Employee Bonus Plan that was in place for 2004.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

Substantially all employees of Headwaters are eligible to participate in the 401(k) and Stock Purchase Plans after meeting length of employment requirements. Only designated employees are eligible to participate in the Incentive Bonus Plan. The General Employee Bonus Plan covers substantially all employees not otherwise eligible to participate in any other performance-based bonus compensation arrangement (including the Incentive Bonus Plan and sales commission arrangements). Subsequent to September 30, 2004, Headwaters’ Board of Directors also approved a Deferred Compensation Plan for certain designated employees, which plan will be effective as of January 1, 2005.

401(k) Plan.    Under the terms of the 401(k) Plan, eligible employees may elect to make tax-deferred contributions of up to 50% of their compensation, subject to statutory limitations. Headwaters matches employee contributions up to a designated maximum rate and these matching contributions vest after a three-year period. Headwaters is not required to be profitable to make matching contributions.

Stock Purchase Plan.    The 2000 Employee Stock Purchase Plan provides eligible employees with an opportunity to increase their proprietary interest in Headwaters by purchasing Headwaters common stock on favorable terms and to pay for such purchases through payroll deductions. A total of 500,000 shares of common stock were initially reserved for issuance under the Plan, and approximately 307,000 shares are available for future issuance as of September 30, 2004. Under the Plan, employees purchase shares of stock directly from Headwaters, which shares are made available from treasury shares repurchased on the open market. The Plan is intended to comply with Section 423 of the Internal Revenue Code, but is not subject to the requirements of ERISA. Employees purchase stock through payroll deductions of 1% to 10% of cash compensation, subject to certain limitations. The stock is purchased in a series of quarterly offerings. The cost per share to the employee is 85% of the lesser of the fair market value at the beginning or the end of the offering period.

Incentive Bonus Plan.    The Incentive Bonus Plan, approved annually by the Compensation Committee of the Board of Directors, provides for annual cash bonuses to be paid if Headwaters accomplishes certain financial goals and if participating employees meet individual goals. A participant’s cash bonus is based on Headwaters’ success in meeting specified financial performance targets approved by the Compensation Committee of the Board of Directors, the employee’s base pay, and individual performance during the year. Headwaters’ financial goals are based upon an economic value added concept (“EVA”) that purports to more closely align with a company’s share price performance than other measurements of performance.

General Bonus Plan.    Under terms of the General Employee Bonus Plan, a participant’s cash bonus is based on the employee’s base pay, individual performance during the year and / or the performance of the employee’s work unit.

Acquired Subsidiaries’ Benefit Plans.    In addition to the plans described above, certain of the subsidiaries acquired by Headwaters in 2004 have or had employee benefit plan obligations. With the exception of Tapco’s 401(k) Profit Sharing Plan, which will continue to operate through calendar 2005, all of these acquired subsidiaries’ employee benefit plans have been or will be discontinued in the near future. Under the terms of Tapco’s Profit Sharing Plan, Tapco has agreed to pay a certain percentage of most employees’ salary into the Profit Sharing Plan on behalf of those employees.

Total expense for all of Headwaters’ benefit plans combined was approximately $3,300,000 in 2002, $5,768,000 in 2003 and $14,862,000 in 2004.

Medical Insurance—Effective January 1, 2003, Headwaters adopted a self-insured medical insurance plan for its employees and the employees of all of its subsidiaries existing at that time. For the plan year ending

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

December 31, 2004, there is stop-loss coverage for amounts in excess of $100,000 per individual and approximately $7,500,000 in the aggregate. Headwaters has contracted with a third-party administrator to assist in the payment and administration of claims. Insurance claims are recognized as expenses when incurred and include an estimate of costs for claims incurred but not reported at the balance sheet date. As of September 30, 2004, approximately $900,000 is accrued for claims incurred from January through September 30, 2004 that have not been paid or reported.

Tapco also has a self-insured medical insurance plan covering substantially all of its employees. This plan is administered by a third party and has stop-loss coverage for amounts in excess of $125,000 per individual per year. As of September 30, 2004, approximately $662,000 is accrued for claims incurred that have not been paid or reported.

Employment Agreements—Headwaters and its subsidiaries have entered into long-term employment agreements with its Chief Executive Officer and 24 other officers and employees. The agreements have original terms ranging from two to five years and are generally renewable by Headwaters, usually for one-year terms. They provide for annual salaries currently ranging from approximately $67,000 to $400,000 annually per person. The annual commitment under all agreements combined is currently approximately $3,715,000. Generally, the agreements provide for termination benefits, ranging from six months’ salary up to a maximum period equal to the remaining term of the agreement.

Incentive Agreements with ISG Principals—In January 2003, Headwaters executed incentive agreements with three of the former stockholders and officers of ISG, all of whom were officers of either Headwaters or ISG following the ISG acquisition. The agreements called for contingent payments totaling up to $5,000,000 in the event of (i) a change in control, as defined, or (ii) continuing employment through September 2004 and an average stock price for Headwaters’ common stock for any calendar quarter exceeding $20 per share. The maximum payments would have been required if there had been a change in control prior to October 2004, or if the officers remained employed through September 2004 and the average stock price for any calendar quarter reached $25 per share or more. During 2004, two of the three officers resigned their positions and Headwaters recorded an expense for $1,500,000 related to the obligation to the remaining officer.

Property, Plant and Equipment—As of September 30, 2004, Headwaters was committed to spend approximately $11,000,000 to complete capital projects that were in various stages of completion.

Solid Alternative Fuel Facility—In September 2004, Headwaters purchased a 9% variable interest in an entity that owns and operates a coal-based solid alternative fuel production facility, where Headwaters is not the primary beneficiary. Headwaters’ minority interest was acquired in exchange for an initial cash payment of $250,000 and an obligation to pay $7,500,000 in monthly installments from October 2004 through December 2007. This obligation, recorded in other accrued liabilities and other long-term liabilities in the consolidated balance sheet, bears interest at an 8% rate. Headwaters also has agreed to make additional payments to the seller based on a pro-rata allocation of the tax credits generated by the facility, and its pro-rata share of operating expenses, also through December 2007. The alternative fuel produced at the facility through December 2007 qualifies for tax credits pursuant to Section 29 of the Internal Revenue Code, and Headwaters is entitled to receive its pro-rata share of such tax credits generated.

Headwaters has also agreed to purchase an additional 10% interest in the entity upon the earlier of receipt of a private letter ruling for the facility from the IRS, or June 17, 2005. At such time, Headwaters will be required to make an additional cash payment of $250,000 and pay an additional $7,500,000, plus interest, through December 2007, along with other related payments, all as described above. At the time Headwaters purchases the additional

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

10% interest, Headwaters’ pro-rata share of the tax credits will also increase. Headwaters has the ability, under certain conditions, to limit its liability under the fixed payment obligations of $7,500,000 (increasing to $15,000,000); therefore, Headwaters’ obligation to support the facility’s future operations and make all of the above-described payments is effectively limited to the tax benefits Headwaters receives.

Joint Venture Obligations—In September 2004, Headwaters entered into an agreement with an international chemical company, based in Germany, to jointly develop and commercialize a process for the direct synthesis of hydrogen peroxide. Under terms of the joint venture agreement, Headwaters paid $1,245,000 for its investment in the joint venture and is further obligated to pay an additional $1,000,000 in 2005 and $1,000,000 in 2006. Headwaters has also committed to fund 50% of the joint venture’s research and development expenditures, currently limited to €3,000,000 (approximately $3,700,000 at September 30, 2004), through September 2007. Although there is no legal obligation to do so, the joint venture partners currently have long-range plans to eventually invest in large-scale hydrogen peroxide plants using the process for direct synthesis of hydrogen peroxide.

Legal or Contractual Matters—Headwaters has ongoing litigation and claims incurred during the normal course of business, including the items discussed below. Headwaters intends to vigorously defend or resolve these matters by settlement, as appropriate. Management does not currently believe that the outcome of these matters will have a material adverse effect on Headwaters’ operations, cash flows or financial position.

In 2004, Headwaters accrued approximately $1,400,000 of reserves for legal matters because it concluded that claims and damages sought by claimants in excess of that amount were not probable. Our outside counsel believe that unfavorable outcomes are neither probable nor remote and declined to express opinions concerning the likely outcomes or liability of Headwaters. The reserves represent the amounts Headwaters would be willing to pay to reach a settlement. However, these cases raise difficult and complex legal and factual issues, and the resolution of these issues is subject to many uncertainties, including the facts and circumstances of each case, the jurisdiction in which each case is brought, and the future decisions of juries, judges, and arbitrators. Therefore, although management believes that the claims asserted against Headwaters in the named cases lack merit, there is a possibility of material losses in excess of the amounts accrued if one or more of the cases were to be determined adversely against Headwaters for a substantial amount of the damages asserted. Headwaters believes the range of potential loss is from $1,400,000 up to the amounts sought by claimants. It is possible that a change in the estimates of probable liability could occur, and the changes could be significant. Additionally, as with any litigation, these proceedings require that Headwaters incur substantial costs, including attorneys’ fees, managerial time, and other personnel resources and costs in pursuing resolution. Costs paid to outside legal counsel for litigation, which comprise the majority of Headwaters’ litigation-related costs, totaled approximately $1,700,000 in 2002, $3,000,000 in 2003, and $3,800,000 in 2004. It is not possible to estimate what these costs will be in future periods.

Boynton.    In October 1998, Headwaters entered into a technology purchase agreement with James G. Davidson and Adtech, Inc. The transaction transferred certain patent and royalty rights to Headwaters related to a synthetic fuel technology invented by Davidson. (This technology is distinct from the technology developed by Headwaters.) This action is factually related to an earlier action brought by certain purported officers and directors of Adtech, Inc. That action was dismissed by the United States District Court for the Western District of Tennessee and the District Court’s order of dismissal was affirmed on appeal. In the current action, the allegations arise from the same facts, but the claims are asserted by certain purported stockholders of Adtech. In June 2002, Headwaters received a summons and complaint from the United States District Court for the Western District of Tennessee alleging, among other things, fraud, conspiracy, constructive trust, conversion, patent

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

infringement and interference with contract arising out of the 1998 technology purchase agreement entered into between Davidson and Adtech on the one hand, and Headwaters on the other. The plaintiffs seek declaratory relief and compensatory damages in the approximate amount of between $15,000,000 and $25,000,000 and punitive damages. The District Court has dismissed all claims against Headwaters except conspiracy and constructive trust. The Court has scheduled trial for April 2005. Because the resolution of the litigation is uncertain, legal counsel cannot express an opinion as to the ultimate amount, if any, of Headwaters’ liability.

AGTC.    In March 1996, Headwaters entered into an agreement with AGTC and its associates for certain services related to the identification and selection of synthetic fuel projects. In March 2002, AGTC filed an arbitration demand in Salt Lake City, Utah claiming that it is owed commissions under the 1996 agreement for 8% of the revenues received by Headwaters from the Port Hodder project. AGTC is seeking approximate damages in the arbitration between $520,000 and $14,300,000. Headwaters asserts that AGTC did not perform under the agreement and that the agreement was terminated and the disputes were settled in July 1996. Headwaters filed an answer in the arbitration, denying AGTC’s claims and asserting counterclaims against AGTC. The arbitrator conducted hearings during July and August of 2004 and has received a post-arbitration briefing but has not yet issued a decision. Because the resolution of the arbitration is uncertain, legal counsel cannot express an opinion as to the ultimate amount, if any, of Headwaters’ liability.

AJG.    In December 1996, Headwaters entered into a technology license and proprietary chemical reagent sale agreement with AJG Financial Services, Inc. The agreement called for AJG to pay royalties and to purchase proprietary chemical reagent material from Headwaters. In October 2000, Headwaters filed a complaint in the Fourth District Court for the State of Utah against AJG alleging that it had failed to make payments and to perform other obligations under the agreement. Headwaters asserts claims including breach of contract, declaratory judgment, unjust enrichment and accounting and seeks money damages as well as other relief. AJG’s answer to the complaint denied Headwaters’ claims and asserted counter-claims based upon allegations of misrepresentation and breach of contract. AJG seeks compensatory damages in the approximate amount of $71,000,000 and punitive damages. Headwaters has denied the allegations of AJG’s counter-claims. The court has scheduled trial for January 2005. Because the resolution of the litigation is uncertain, legal counsel cannot express an opinion as to the ultimate amount of recovery or liability.

McEwan.    In 1995, Headwaters granted stock options to a member of its board of directors, Lloyd McEwan. The director resigned from the board in 1996. Headwaters has declined McEwan’s attempts to exercise most of the options on grounds that the options terminated. In June 2004, McEwan filed a complaint in the Fourth District Court for the State of Utah against Headwaters alleging breach of contract, breach of implied covenant of good faith and fair dealing, fraud, and misrepresentation. McEwan seeks declaratory relief as well as compensatory damages in the approximate amount of $2,750,000 and punitive damages. Headwaters has filed an answer denying McEwan’s claims and has asserted counterclaims against McEwan. Because resolution of the litigation is uncertain, legal counsel cannot express an opinion as to the ultimate amount of liability or recovery.

Headwaters Construction Materials Matters.    There are litigation and pending and threatened claims made against certain subsidiaries of Headwaters Construction Materials with respect to several types of exterior finish systems manufactured and sold by its subsidiaries for application by contractors on residential and commercial buildings. Typically, litigation and these claims are controlled by such subsidiaries’ insurance carriers. The plaintiffs or claimants in these matters have alleged that the structures have suffered damage from latent or progressive water penetration due to some alleged failure of the building product or wall system. The most prevalent type of claim involves alleged defects associated with components of an Exterior Insulation and Finish System (“EIFS”) which was produced for a limited time (through 1997) by Best Masonry & Tool Supply and Don’s Building Supply. There is a 10-year projected claim period following discontinuation of the product.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

Typically, the claims cite damages for alleged personal injuries and punitive damages for alleged unfair business practices in addition to asserting more conventional damage claims for alleged economic loss and damage to property. To date, claims made against such subsidiaries have been paid by their insurers, with the exception of minor deductibles, although such insurance carriers typically have issued “reservation of rights” letters to Headwaters Resources. None of the cases has gone to trial, and while two such cases involve 100 and 800 homes, respectively, none of the cases includes any claims formally asserted on behalf of a class. While, to date, none of these proceedings have required that Headwaters Resources incur substantial costs, there is no guarantee of insurance coverage or continuing coverage. These and future proceedings may result in substantial costs to Headwaters Resources, including attorneys’ fees, managerial time and other personnel resources and costs. Adverse resolution of these proceedings could have a materially negative effect on Headwaters Resources’ business, financial condition, and results of operation, and its ability to meet its financial obligations. Although Headwaters Resources carries general and product liability insurance, Headwaters Resources cannot assure that such insurance coverage will remain available, that Headwaters Resources’ insurance carrier will remain viable, or that the insured amounts will cover all future claims in excess of Headwaters Resources’ uninsured retention. Future rate increases may also make such insurance uneconomical for Headwaters Resources to maintain. In addition, the insurance policies maintained by Headwaters Resources exclude claims for damages resulting from exterior insulating finish systems, or EIFS, that have manifested after March 2003. Because resolution of the litigation and claims is uncertain, legal counsel cannot express an opinion as to the ultimate amount, if any, of Headwaters Resources’ liability.

Other.    Headwaters and its subsidiaries are also involved in other legal proceedings that have arisen in the normal course of business.

Section 29 Matters (Unaudited)—Headwaters Energy Services’ license fees and revenues from sales of chemical reagents depend on the ability of licensees and customers to manufacture and sell qualified synthetic fuels that generate tax credits under Section 29 of the Internal Revenue Code. From time to time, issues arise as to the availability of tax credits, including the items discussed below.

Legislation.    Under current law, Section 29 tax credits for synthetic fuel produced from coal expire on December 31, 2007. In addition, there have been initiatives from time to time to consider the early repeal or modification of Section 29. For example, during 2004, a bill was introduced in the United States House of Representatives that would repeal the Section 29 credit for synthetic fuel produced from coal. Although it is unlikely that the bill will pass Congress in 2004, the bill could be reintroduced in 2005. If Section 29 expires at the end of 2007 or if it is repealed or adversely modified, synthetic fuel facilities would probably either close or substantially curtail production. At this time, given current prices of coal and costs of synthetic fuel production, Headwaters does not believe that production of synthetic fuel will be profitable absent the tax credits. In addition, if Headwaters’ licensees close their facilities or materially reduce production activities (whether after 2007, upon earlier repeal or adverse modification of Section 29 or for any other reason), it would have a material adverse effect on the revenues and net income of Headwaters.

Phase-Out.    Section 29 tax credits are subject to phase-out after the average annual wellhead domestic oil price (“reference price”) reaches a beginning phase-out threshold price, and is eliminated entirely if the reference price reaches the full phase-out price. For 2003, the reference price was $27.56 per barrel and the phase-out range began at $50.14 and would have fully phased out tax credits at $62.94 per barrel. For 2004, an estimated partial year reference price (through September) is $40.48 per barrel, and an estimate of the phase-out range (using 2% inflation) begins at $51.14 and completes phase-out at $64.20 per barrel. The NYMEX one-day futures trading price on December 1, 2004 was $45.49 per barrel.

IRS Audits.    Licensees are subject to audit by the IRS. The IRS may challenge whether Headwaters Energy Services’ licensees satisfy the requirements of Section 29, or applicable Private Letter Rulings, including placed-in-service requirements, or may attempt to disallow Section 29 tax credits for some other reason. The IRS has initiated audits of certain licensee-taxpayers who claimed Section 29 tax credits, and the outcome of any such audit is uncertain. In 2004, a licensee announced that IRS field auditors had issued a notice of proposed adjustment challenging the placed-in-service date of three of its synthetic fuel facilities. The licensee believes that the facilities meet the placed-in-service requirement, however, the timing and final results of the audit are unknown. The inability of a licensee to claim Section 29 tax credits would reduce Headwaters’ future income from the licensee.

Senate Permanent Subcommittee on Investigations.    On October 29, 2003, the Permanent Subcommittee on Investigations of the Government Affairs Committee of the United States Senate issued a notification of pending investigations. The notification listed the synthetic fuel tax credit as a new item. In March 2004, the Subcommittee described its investigation as follows: “The Subcommittee is continuing its investigation [of] tax credits claimed under Section 29 of the Internal Revenue Code for the sale of coal-based synthetic fuels. This investigation is examining the utilization of these tax credits, the nature of the technologies and fuels created, the use of these fuels, and others [sic] aspects of Section 29. The investigation will also address the IRS’ administration of Section 29 tax credits.” The Subcommittee conducted numerous interviews and received large volumes of data between December 2003 and March 2004. Since that time, to Headwaters’ knowledge, there has been little activity regarding the investigation. Headwaters cannot make any assurances as to the timing or ultimate outcome of the Subcommittee investigation, nor can Headwaters predict whether Congress or others may conduct investigations of Section 29 tax credits in the future. The Subcommittee investigation may have a material adverse effect on the willingness of buyers to engage in transactions to purchase synthetic fuel facilities or on the willingness of current owners to operate their facilities, and may materially adversely affect Headwaters’ revenues and net income.

License Fees—Pursuant to the contractual terms of an agreement with a certain licensee, the license fees owed to Headwaters, which accumulated during a period of approximately two and a half years, were placed in escrow for the benefit of Headwaters, pending resolution of an audit of the licensee by the IRS.

Prior to December 31, 2003, certain accounting rules governing revenue recognition, requiring that the seller’s price to the buyer be “fixed or determinable” as well as reasonably certain of collection, appeared to preclude revenue recognition for the amounts placed in escrow because they were potentially subject to adjustment based on the outcome of the IRS audit. Accordingly, none of the escrowed amounts were recognized as revenue in the consolidated statements of income through December 31, 2003. During the March 2004 quarter, the fieldwork for the tax audit of the licensee was completed and there were no proposed adjustments to the tax credits claimed by the licensee. As a result, in March 2004 Headwaters recognized revenue, net of the amount Headwaters was required to pay to a third party, relating to the funds deposited in the escrow account totaling approximately $27,900,000. Approximately $3,000,000 of this amount related to revenue recorded in the March 2004 quarter and approximately $25,000,000 was recorded as revenue related to prior periods. Interest income of approximately $164,000 was also recognized. During the June 2004 quarter, the IRS completed its administrative review of the licensee’s tax audit and the escrowed amounts were disbursed from the escrow account and paid to Headwaters.

In addition to the escrowed amounts, this same licensee has also set aside substantial amounts for working capital and other operational contingencies as provided for in the contractual agreements. These amounts may eventually be paid out to various parties having an interest in the cash flows from the licensee’s operations, including Headwaters, if they are not used for working capital and other operational contingencies. As a result, Headwaters currently expects to receive at some future date a portion of those reserves, the amount of which is not currently determinable and therefore, not recognizable.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, continued

September 30, 2004

15.	Related Party Transactions

In addition to transactions disclosed elsewhere, Headwaters was involved in the following related party transactions during 2002, 2003 and 2004. Headwaters purchases certain insurance benefits for its employees from various insurance companies for which a director of Headwaters acts as a broker or agent. Gross payments to those insurance companies totaled approximately $532,000 in 2002, $510,000 in 2003 and $1,215,000 in 2004.

Eldorado purchases product from an entity located in Mexico in which an officer of Eldorado has a minority ownership interest. Costs incurred for materials purchased from this entity were approximately $2,712,000 in 2004. A majority of SCP’s transportation costs are paid to a company, two of the principals of which are related to an officer of SCP. Costs incurred in 2004 totaled approximately $970,000.

16.	Quarterly Financial Data (unaudited)

Summarized unaudited quarterly financial data for 2003 and 2004 is as follows.

	2003
	First quarter	Second quarter	Third quarter	Fourth quarter(2)	Full year
	(in thousands, except per-share data)
Net revenue	$88,709	$86,053	$106,396	$106,472	$387,630
Gross profit(1)	30,733	29,394	34,974	34,284	129,385
Net income(2)	8,052	6,789	10,544	11,246	36,631
Basic earnings per share	0.30	0.25	0.39	0.41	1.35
Diluted earnings per share	0.29	0.24	0.37	0.40	1.30
	2004
	First quarter	Second quarter(3)	Third quarter(3)	Fourth quarter(3)	Full year
	(in thousands, except per-share data)
Net revenue	$101,469	$119,521	$134,318	$198,647	$553,955
Gross profit(1)	37,098	57,706	46,446	70,498	211,748
Net income(3)	10,092	18,627	16,060	19,538	64,317
Basic earnings per share	0.36	0.57	0.48	0.59	2.02
Diluted earnings per share	0.35	0.55	0.47	0.57	1.95

(1)	Gross profit is derived by subtracting cost of revenues and industry segment depreciation expense from total revenue.
(2)

In the fourth quarter of 2003, revenue and net income were negatively affected by IRS actions which caused certain licensees to temporarily reduce or stop solid alternative fuel production, which caused a decline in license fees and sales of chemical reagents. Also in the fourth quarter of 2003, Headwaters recorded income tax expense at an effective income tax rate of approximately 37%, compared to an effective income tax rate of approximately 40% for the first nine months of the year. The lower rate for the fourth quarter was required to reduce the effective income tax rate for the year to approximately 39%. This reduction was primarily a result of lower expected state income tax expense.

(3)

In the second quarter of 2004 Headwaters recognized revenue relating to funds deposited in an escrow account totaling approximately $27,900,000, most of which related to prior periods (see Note 14). In addition, revenue and net income for the third and fourth quarters of 2004 were materially affected by the 2004 acquisitions (see Note 3).

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2004	December 31, 2004
	(in thousands, except per-share data)
ASSETS

Current assets:
Cash and cash equivalents	$20,851	$—
Short-term trading investments	6,735	—
Trade receivables, net	129,899	108,831
Inventories	43,812	45,778
Current and deferred income taxes	15,933	4,549
Other current assets	13,333	13,381

Total current assets	230,563	172,539

Property, plant and equipment, net	157,611	161,579

Other assets:
Intangible assets, net	298,803	292,686
Goodwill	815,396	815,396
Debt issue costs and other assets	38,406	46,242

Total other assets	1,152,605	1,154,324

Total assets	$1,540,779	$1,488,442

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$29,238	$26,004
Accrued personnel costs	26,213	18,470
Other accrued liabilities	72,852	59,845
Current portion of long-term debt	57,873	19,682

Total current liabilities	186,176	124,001

Long-term liabilities:
Long-term debt	914,641	902,623
Deferred income taxes	121,469	121,469
Other long-term liabilities	10,338	15,511

Total long-term liabilities	1,046,448	1,039,603

Total liabilities	1,232,624	1,163,604

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; authorized 50,000 shares; issued and outstanding: 33,775 shares at September 30, 2004 (including 414 shares held in treasury) and 33,988 shares at December 31, 2004 (including 399 shares held in treasury)	34	34
Capital in excess of par value	235,581	239,127
Retained earnings	76,530	89,538
Treasury stock, at cost	(2,610)	(2,564)
Other	(1,380)	(1,297)

Total stockholders’ equity	308,155	324,838

Total liabilities and stockholders’ equity	$1,540,779	$1,488,442

See accompanying notes.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended December 31,
	2003	2004
	(in thousands, except per-share data)

Revenue:
Sales of chemical reagents	$30,881	$36,777
License fees	9,555	14,598
Coal combustion products revenues	45,100	53,052
Sales of construction materials	11,933	113,729
Other revenues	4,000	260

Total revenue	101,469	218,416

Operating costs and expenses:
Cost of chemical reagents sold	21,261	24,558
Cost of coal combustion products revenues	33,396	40,995
Cost of construction materials sold	9,394	76,468
Other operating costs	65	97
Amortization	1,720	6,181
Research and development	2,073	2,286
Selling, general and administrative	11,511	30,100

Total operating costs and expenses	79,420	180,685

Operating income	22,049	37,731

Other income (expense):
Interest and net investment income	48	59
Interest expense	(5,340)	(15,864)
Loss on note receivable	(534)	—
Other, net	29	(1,918)

Total other income (expense), net	(5,797)	(17,723)

Income before income taxes	16,252	20,008
Income tax provision	(6,160)	(7,000)

Net income	$10,092	$13,008

Basic earnings per share	$0.36	$0.39

Diluted earnings per share	$0.35	$0.34

See accompanying notes.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

For the Three Months Ended December 31, 2004

	Common stock		Capital in excess of par value	Retained earnings	Treasury stock, at cost	Other	Total stockholders’ equity
	Shares	Amount
	(in thousands)
Balances as of September 30, 2004	33,775	$34	$235,581	$76,530	$(2,610)	$(1,380)	$308,155
Exercise of stock options	213	—	1,177				1,177
Tax benefit from exercise of stock options			2,020				2,020
15 shares of treasury stock transferred to employee stock purchase plan, at cost			349		46		395
Amortization of deferred compensation from stock options and restricted stock						83	83
Net income for the three months ended December 31, 2004				13,008			13,008

Balances as of December 31, 2004	33,988	$34	$239,127	$89,538	$(2,564)	$(1,297)	$324,838

See accompanying notes.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended December 31,
	2003	2004
	(in thousands)

Cash flows from operating activities:
Net income	$10,092	$13,008
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,302	13,670
Non cash interest expense related to amortization of debt discount and debt issue costs	2,588	1,941
Income tax benefit from exercise of stock options	570	2,020
Net loss on disposition of property, plant and equipment	213	139
Write-down of note receivable	534	—
Decrease (increase) in short-term trading investments	(31,711)	6,735
Other changes in operating assets and liabilities, net	(8,472)	4,275

Net cash provided by (used in) operating activities	(22,884)	41,788

Cash flows from investing activities:
Purchase of property, plant and equipment	(3,106)	(11,900)
Net increase in investments and other assets	—	(1,820)
Proceeds from disposition of property, plant and equipment	24	—

Net cash used in investing activities	(3,082)	(13,720)

Cash flows from financing activities:
Net proceeds from issuance of long-term debt	—	718
Payments on long-term debt	(60,106)	(51,209)
Proceeds from exercise of options	2,228	1,177
Employee stock purchases	274	395
Net proceeds from issuance of common stock	86,438	—

Net cash provided by (used in) financing activities	28,834	(48,919)

Net increase (decrease) in cash and cash equivalents	2,868	(20,851)
Cash and cash equivalents, beginning of period	18,732	20,851

Cash and cash equivalents, end of period	$21,600	$—

Supplemental schedule of non-cash investing and financing activities—Purchase of variable interest in solid alternative fuel facility in exchange for commitment to make future payments	$—	$7,500

See accompanying notes.

HEADWATERS INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Unaudited)

1.	Nature of Operations and Basis of Presentation

Organization and Description of Business—Headwaters Incorporated is incorporated in Delaware. Headwaters owns 100% of the following subsidiaries: Headwaters Resources, Inc. and Headwaters Construction Materials, Inc. (the two of which combined were formerly Industrial Services Group, Inc., a Utah-based company acquired by Headwaters in September 2002) (“ISG”); Headwaters Technology Innovation Group, Inc. (formerly Hydrocarbon Technologies, Inc., a New Jersey company acquired in August 2001) (“HTI”); VFL Technology Corporation, a Pennsylvania company acquired in April 2004 (“VFL”); Eldorado Stone, LLC, a Delaware company acquired in June 2004 (“Eldorado”); Southwest Concrete Products, L.P., a Texas company acquired in July 2004 (“SCP”); and Tapco Holdings, Inc., a Michigan company acquired in September 2004 (“Tapco”).

Headwaters’ focus is on enhancing the value of energy resources in an environmentally responsible manner; promoting the expanded use of coal combustion products (“CCPs”); developing HTI’s energy and nanocatalysis technologies; and expanding Headwaters’ construction materials business, including opportunities to utilize products from other Headwaters operations in the production of construction materials. Headwaters currently generates revenue from licensing its chemical technologies to produce solid alternative fuel, from marketing CCPs, and from the sale of construction materials. Headwaters intends to continue to expand its business through growth of existing operations, commercialization of technologies currently being developed, and strategic acquisitions of entities that operate in adjacent industries.

Through its proprietary Covol Fuels process, Headwaters adds value to the production of coal-based solid alternative fuels primarily for use in electric power generation plants. Headwaters currently licenses its technologies to the owners of 28 of a company-estimated 75 coal-based solid alternative fuel facilities in the United States. Through its wholly-owned subsidiary HTI, Headwaters conducts research and development activities directed at catalyst technologies to convert coal and heavy oil into environmentally-friendly, high-value liquid fuels. In addition, HTI has developed a unique process to custom design nanocatalysts that could be used in multiple industrial applications.

ISG’s CCP operations and VFL (together referred to as Headwaters’ Resources, Inc., or “Resources”) represent the nation’s largest provider of CCP management and marketing services to the electric utility industry, serving more than 100 coal-fired electric power generation plants nationwide. Through its distribution network of over 110 locations, Resources is the leading provider of high quality fly ash to the building products and ready mix concrete industries in the United States. Resources also develops and deploys technologies for maintaining and improving fly ash quality.

Headwaters’ construction materials segment develops, manufactures and distributes value-added bagged concrete, stucco, mortar and block products that utilize fly ash, and with the acquisitions of Eldorado and SCP, manufactured stone and expanded concrete block products. Tapco is a leading designer, manufacturer and marketer of building products used in exterior residential home improvement and construction.

Basis of Presentation—The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) for quarterly reports on Form 10-Q. In the opinion of management, all adjustments considered necessary for a fair presentation have been included, and consist of normal recurring adjustments. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Headwaters’ Annual Report on Form 10-K for the year ended September 30, 2004 (“Form 10-K”).

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, continued

December 31, 2004

(Unaudited)

Headwaters’ fiscal year ends on September 30 and unless otherwise noted, future references to 2003 refer to Headwaters’ fiscal quarter ended December 31, 2003, and references to 2004 refer to Headwaters’ fiscal quarter ended December 31, 2004. The consolidated financial statements include the accounts of Headwaters, all of its subsidiaries and other entities in which Headwaters has a controlling financial interest. All significant intercompany transactions and accounts are eliminated in consolidation. Due to the time required to obtain accurate financial information related to HTI’s foreign contracts, for financial reporting purposes HTI’s financial statements have historically been consolidated with Headwaters’ financial statements using a one-month lag. Effective October 1, 2003, Headwaters eliminated this one-month lag because of the decreased significance of HTI’s foreign contracts. Accordingly, four months of HTI’s results of operations have been included in the consolidated statement of income for 2003. Due to the seasonality of the operations of the CCP and construction materials segments and other factors, Headwaters’ consolidated results of operations for 2004 are not indicative of the results to be expected for the full fiscal 2005 year.

Common Stock Options and Restricted Stock Grants—Headwaters has elected to continue to apply the intrinsic value method as prescribed by APB 25 in accounting for options and restricted stock grants to employees, officers and directors and does not currently plan to change to the fair value method until required by changes in accounting standards (see “Recent Accounting Pronouncements” below). The alternative fair value method of accounting prescribed by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), requires the use of option valuation models that were developed for use in valuing traded stock options, as discussed below. Under APB 25, no compensation expense is recognized for stock options and restricted stock grants to employees, officers and directors when the exercise price of stock options or restricted stock equals or exceeds the market price of Headwaters’ common stock on the date of grant.

In years prior to 1998, certain options were granted with terms considered compensatory. In addition, in fiscal 2004, Headwaters issued restricted stock to certain officers and employees, also with terms considered compensatory, because the restricted stock was issued at no cost to the recipients. In such instances, compensation cost is amortized to expense over the applicable vesting period on a straight-line basis. If the fair value provision of SFAS No. 123 would have been applied to all options and restricted stock grants, net income and earnings per share would have been changed to the pro forma amounts shown in the following table.

	Three Months Ended December 31,
	2003	2004
	(in thousands, except per-share data)
Reported net income	$10,092	$13,008
Add actual amortization expense included in reported net income	23	83
Deduct expense determined under fair value provision of SFAS No. 123	(995)	(1,954)

Pro forma net income	$9,120	$11,137

Basic earnings per share—as reported	$0.36	$0.39
—pro forma	$0.33	$0.33
Diluted earnings per share—as reported	$0.35	$0.34
—pro forma	$0.31	$0.30

The fair values of stock option grants for 2003 and 2004 were determined using the Black-Scholes option pricing model and the following assumptions: expected stock price volatility of 40%, risk-free interest rates ranging from 1.3% to 4.5%, weighted average expected option lives of 3 to 4 years, and no dividend yield. The

HEADWATERS INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, continued

December 31, 2004

(Unaudited)

Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and that are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including expected stock price volatility. Because Headwaters’ stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect their fair value, in management’s opinion, the existing models do not necessarily provide a reliable measure of the fair value of stock options and restricted stock.

Recent Accounting Pronouncements—In September 2004, the Emerging Issues Task Force (“EITF”) reached a consensus requiring the inclusion of contingently convertible securities in diluted earnings per share (“EPS”) calculations. This consensus (EITF Issue 04-08, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share”) is effective for periods ending after December 15, 2004 and required Headwaters to include in its 2004 diluted EPS calculation, on an if-converted basis, the additional shares issuable under the terms of Headwaters’ outstanding convertible senior subordinated notes described in Note 6. The EITF consensus must be applied to all applicable prior periods, which for Headwaters will be the quarters ended June 30, 2004 and September 30, 2004. See Note 8 for more information on the effect on Headwaters’ EPS of implementing the EITF consensus.

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123R”), which is effective for interim periods beginning after June 15, 2005. SFAS No. 123R revises SFAS No. 123 and supersedes APB 25 and requires companies to expense the value of employee stock options and similar awards. Pro forma disclosure will not be an alternative. SFAS No. 123R also amends SFAS No. 95, Statement of Cash Flows, to require tax benefits from share-based payments to be reported as a financing cash flow rather than an operating cash flow, as required under current literature.

Headwaters is studying the implications of SFAS No. 123R and currently expects it to have a material effect on Headwaters’ reported financial results of operations, beginning with the quarter ending September 30, 2005, the quarter Headwaters expects to adopt the new standard. SFAS No. 123R permits companies to adopt its requirements using one of two methods: i) a “modified prospective” method in which compensation cost is recognized beginning with the effective date based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date, plus compensation cost under the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date; or ii) a “modified retrospective” method which includes the requirements of the modified prospective method, but also permits companies to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures for either all prior periods, or by restating only the prior interim periods of the year of adoption. Headwaters has not yet determined which method will be used when SFAS No. 123R is adopted.

The impact of adoption of SFAS No. 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had Headwaters adopted SFAS No. 123R in prior periods, the impact of this standard would have approximated the impact of SFAS No. 123 as described above in the disclosure of pro forma net income and earnings per share. Adoption of SFAS No. 123R will also reduce net cash flow from operating activities and increase net cash flow from financing activities. While Headwaters cannot estimate what those amounts will be in the future, the amounts for 2003 and 2004 were $570,000 and $2,020,000, respectively.

Headwaters has reviewed all other recently issued accounting standards, which have not yet been adopted in order to determine their potential effect, if any, on the results of operations or financial position of Headwaters. Based on that review, Headwaters does not currently believe that any of these other recent accounting

HEADWATERS INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, continued

December 31, 2004

(Unaudited)

pronouncements will have a significant effect on its current or future financial position, results of operations, cash flows or disclosures.

Reclassifications—Certain prior period amounts have been reclassified to conform to the current period’s presentation. The reclassifications had no effect on net income or total assets.

2.	Segment Reporting

The following segment information has been prepared in accordance with SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information.” The accounting policies of the segments are the same as those described in the notes to the financial statements in Headwaters’ Form 10-K. Performance of the segments is evaluated primarily on operating income. Intersegment sales are immaterial. Segment costs and expenses considered in deriving segment operating income include cost of revenues, depreciation and amortization, research and development, and segment-specific selling, general and administrative expenses. Amounts included in the “Corporate” column represent expenses not specifically attributable to any segment and include administrative departmental costs and general corporate overhead. Segment assets reflect those specifically attributable to individual segments and primarily include accounts receivable, inventories, property, plant and equipment, intangible assets and goodwill. Other assets are included in the “Corporate” column.

HEADWATERS INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, continued

December 31, 2004

(Unaudited)

Segment information for 2004 includes the results of operations for all of the four fiscal 2004 acquisitions described in the Form 10-K, while the segment information for 2003 includes no such results since none of the acquisitions were consummated prior to December 31, 2003.

	Three Months Ended December 31, 2003
	Alternative Energy	CCPs	Construction Materials	Corporate	Totals
	(in thousands)
Segment revenue	$44,436	$45,100	$11,933	$—	$101,469

Depreciation and amortization	$(367)	$(2,709)	$(167)	$(59)	$(3,302)

Operating income (loss)	$18,536	$6,323	$739	$(3,549)	$22,049

Net interest expense					(5,292)
Other income (expense), net					(505)
Income tax provision					(6,160)

Net income					$10,092

Capital expenditures	$147	$2,561	$386	$12	$3,106

	Three Months Ended December 31, 2004
	Alternative Energy	CCPs	Construction Materials	Corporate	Totals
	(in thousands)
Segment revenue	$51,635	$53,052	$113,729	$—	$218,416

Depreciation and amortization	$(992)	$(3,166)	$(9,415)	$(97)	$(13,670)

Operating income (loss)	$21,436	$5,648	$15,472	$(4,825)	$37,731

Net interest expense					(15,805)
Other income (expense), net					(1,918)
Income tax provision					(7,000)

Net income					$13,008

Capital expenditures	$413	$1,175	$10,175	$137	$11,900

Segment Assets as of December 31, 2004	$54,207	$307,560	$1,092,251	$34,424	$1,488,442

3.	Equity Securities

Authorized Common Stock—In January 2005, Headwaters’ Board of Directors approved an increase in the authorized shares of common stock from 50,000,000 to 100,000,000. This action is subject to stockholder approval and will be voted on at the annual meeting of stockholders on March 1, 2005.

2003 Stock Incentive Plan Awards—During the quarter ended December 31, 2004, Headwaters granted to directors and employees options to purchase approximately 185,000 shares of common stock, all under terms of the 2003 Stock Incentive Plan. The stock options vest over periods ranging from three to five years and have exercise prices ranging from $31.25 to $32.77 per share, the fair market value of Headwaters’ common stock on the grant dates.

HEADWATERS INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, continued

December 31, 2004

(Unaudited)

SEC Shelf Registrations—Headwaters has an effective universal shelf registration statement on file with the SEC that can be used for the sale of common stock, preferred stock, convertible debt and other securities. Approximately $53,000,000 remains available for future offerings of securities under the shelf registration statement. A prospectus supplement describing the terms of any securities to be issued is required to be filed before any future offering would commence under the registration statement. In January 2005, Headwaters filed another Form S-3 shelf registration statement with the SEC that, once declared effective by the SEC and following the issuance of a prospectus supplement, could be used for the sale of up to $175,000,000 of common stock.

4.	Inventories

Inventories consisted of the following at:

	September 30, 2004	December 31, 2004
	(in thousands)
Raw materials	$8,517	$8,484
Work in process	187	207
Finished goods	35,108	37,087

	$43,812	$45,778

5.	Intangible Assets

Intangible Assets—Headwaters has no identified intangible assets that are not being amortized. The following table summarizes the gross carrying amounts and the related accumulated amortization of all amortizable intangible assets as of:

		September 30, 2004		December 31, 2004
	Estimated useful lives	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
	(in thousands)
CCP contracts	8-20 years	$117,690	$11,524	$117,690	$13,208
Customer relationships	7½-15 years	68,331	452	68,331	1,688
Trade names	5-20 years	63,657	268	63,657	1,111
Patents and patented technologies	7½-15 years	52,464	2,969	52,464	4,222
Non-competition agreements	2-3½ years	10,422	867	10,422	1,885
Other	9-17¼ years	3,382	1,063	3,382	1,146

		$315,946	$17,143	$315,946	$23,260

HEADWATERS INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, continued

December 31, 2004

(Unaudited)

Total amortization expense related to intangible assets was approximately $1,679,000 and $6,117,000 for 2003 and 2004, respectively. Total estimated annual amortization expense is as follows for the fiscal years presented.

Year ending September 30,	(in thousands)
2005	$24,449
2006	24,244
2007	21,899
2008	20,350
2009	20,138
2010	19,804

6.	Long-term Debt

Long-term debt consisted of the following at:

	September 30, 2004	December 31, 2004
	(in thousands)
Senior secured debt	$790,000	$740,000
Convertible senior subordinated notes	172,500	172,500
Notes payable to a bank	9,787	9,597
Other	227	208

	972,514	922,305
Less: current portion	(57,873)	(19,682)

Total long-term debt	$914,641	$902,623

Senior Secured Credit Agreements—In September 2004 and as amended in October 2004, Headwaters entered into two credit agreements with a syndication of lenders under which a total of $790,000,000 was borrowed under term loan arrangements and which provide for $60,000,000 to be borrowed under a revolving credit arrangement. The proceeds were used to acquire Tapco and repay in full the remaining balance due under Headwaters’ former senior secured credit agreement obtained in March 2004. The $790,000,000 of term loan borrowings consisted of a first lien term loan in the amount of $640,000,000 and a second lien term loan in the amount of $150,000,000. Both term loans are secured by all assets of Headwaters and are senior in priority to all other debt, with the exception of the specific SCP assets that collateralize the notes payable to banks discussed below.

The first lien term loan bears interest, at Headwaters’ option, at either i) the London Interbank Offered Rate (“LIBOR”) plus 3.0%, if the “total leverage ratio,” as defined, is less than or equal to 3.75:1.0, and if not, at LIBOR plus 3.25%, or ii) the “base rate” plus 2.0%, if the total leverage ratio is less than or equal to 3.75:1.0, and if not, at the base rate plus 2.25%. Base rate is defined as the higher of the rate announced by Morgan Stanley Senior Funding and the overnight rate charged by the Federal Reserve Bank of New York plus 0.5%. The initial interest rate on the first lien debt was set at 6.5%, but was subsequently reduced to approximately 5.4% in 2004 pursuant to the terms of the agreement. The second lien term loan bears interest, also at Headwaters’ option, at either LIBOR plus 5.5%, or the “base rate” plus 4.5%. The initial interest rate on the second lien debt was set at 9.75%, but was subsequently reduced to approximately 7.7% in 2004 pursuant to the terms of the agreement. Headwaters can lock in new rates for both the first lien and second lien loans for one, two, three or six months. The most recent rate change, which did not result in a material change, occurred in January 2005.

HEADWATERS INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, continued

December 31, 2004

(Unaudited)

The first lien term loan is repayable in quarterly installments of principal and interest, with minimum required quarterly principal repayments of $12,000,000 commencing in November 2004 through August 2007, then $4,000,000 through August 2010, with three repayments of approximately $149,333,000 each through April 2011, the termination date of the first lien loan agreement. The second lien term loan is due September 2012, with no required principal repayments prior to that time. Interest is generally due on a quarterly basis. There are mandatory prepayments of the first lien term loan in the event of certain asset sales and debt and equity issuances and from “excess cash flow,” as defined in the agreement. Optional prepayments of the first lien term loan are permitted without penalty or premium. Optional prepayments of the second lien term loan are permissible only to the extent Headwaters issues new equity securities and then are further limited to a maximum of $50,000,000, so long as the first lien term loan remains outstanding. Any optional prepayments of the second lien term loan bear a penalty of 3% of prepayments made in the first year, 2% of prepayments made in the second year, and 1% of prepayments made in the third year. Once repaid in full or in part, no further reborrowings under either of the term loan arrangements can be made. In 2004, Headwaters repaid a total of $50,000,000 of the first lien term loan, which otherwise would have been due during the period from November 2004 through November 2005. As a result of the early repayment of debt, there was an acceleration of amortization of the related debt issue costs totaling approximately $965,000, all of which was charged to interest expense in 2004.

Borrowings under the revolving credit arrangement are generally subject to the terms of the first lien loan agreement and bear interest at either LIBOR plus 1.75% to 2.5%, or the base rate plus 0.75% to 1.5%. Borrowings and reborrowings of any available portion of the $60,000,000 revolver can be made at any time through September 2009, at which time all loans must be repaid and the revolving credit arrangement terminates. The fees for the unused portion of the revolving credit arrangement range from 0.5% to 0.75%. During 2004, Headwaters borrowed $1,000,000 under terms of the revolving credit arrangement, all of which was repaid prior to December 31, 2004. In January 2005, Headwaters borrowed $12,000,000 under terms of the revolving credit arrangement, all of which was outstanding as of January 31, 2005. Finally, the credit agreement allows for the issuance of letters of credit, provided there is capacity under the revolving credit arrangement. As of December 31, 2004, three letters of credit totaling $2,088,000 were outstanding, with expiration dates ranging from February 2005 to June 2005.

The credit agreements contain restrictions and covenants common to such agreements, including limitations on the incurrence of additional debt, investments, merger and acquisition activity, asset sales and liens, capital expenditures in excess of $50,000,000 in any fiscal year (increasing to $60,000,000 in 2011) and the payment of dividends, among others. In addition, Headwaters must maintain certain leverage and fixed charge coverage ratios, as those terms are defined in the agreements. Under the most restrictive covenants, contained in the first lien agreement, Headwaters must maintain i) a total leverage ratio of 5.0:1.0 or less, declining periodically to 3.5:1.0 in 2010; ii) a maximum ratio of consolidated senior funded indebtedness minus subordinated indebtedness to EBITDA of 4.0:1.0, declining periodically to 2.5:1.0 in 2010; and iii) a minimum ratio of EBITDA plus rent payments for the four preceding fiscal quarters to scheduled payments of principal and interest on all indebtedness for the next four fiscal quarters of 1.10:1.0 through September 30, 2006, and 1.25:1.0 thereafter. Headwaters is in compliance with all debt covenants as of December 31, 2004.

As required by the new senior secured credit facility, Headwaters entered into certain other agreements to limit its variable interest rate exposure. The first set of agreements effectively established the maximum LIBOR rate for $300,000,000 of the senior secured debt at 5.0% through September 8, 2005. The second set of agreements effectively sets the LIBOR rate at 3.71% for $300,000,000 of this debt for the period commencing September 8, 2005 through September 8, 2007. Headwaters accounts for these agreements as cash flow hedges,

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, continued

December 31, 2004

(Unaudited)

and accordingly, the fair market value of the hedges is reflected in the consolidated balance sheet as either other assets or other liabilities. The hedges had an immaterial fair market value at December 31, 2004.

Convertible Senior Subordinated Notes—In connection with the Eldorado acquisition, Headwaters issued $172,500,000 of 2 7/8% convertible senior subordinated notes due 2016. These notes are subordinate to the senior secured debt described above. Holders of the notes may convert the notes into shares of Headwaters’ common stock at a conversion rate of 33.3333 shares per $1,000 principal amount ($30 conversion price), or 5,750,000 aggregate shares of common stock, contingent upon certain events. The conversion rate adjusts for events related to Headwaters’ common stock, including common stock issued as a dividend, rights or warrants to purchase common stock issued to all holders of Headwaters’ common stock, and other similar rights or events that apply to all holders of common stock.

The notes are convertible if any of the following five criteria are met: 1) satisfaction of a market price condition which becomes operative if the common stock trading price reaches $39 per share for a certain period of time prior to June 1, 2011 and at any time after that date; 2) a credit rating, if any, assigned to the notes is three or more rating subcategories below the initial rating, if any; 3) the notes trade at 98% of the product of the common stock trading price and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes, except this provision is not available if the closing common stock price is between 100% and 130% of the current conversion price of the notes; 4) Headwaters calls the notes for redemption; and 5) certain corporate transactions occur, including distribution of rights or warrants to all common stockholders entitling them to purchase common stock at less than the current market price or distribution of common stock, cash or other assets, debt securities or certain rights to purchase securities where the distribution has a per share value exceeding 5% of the closing common stock price on the day immediately preceding the declaration date for such distribution. In addition, the notes are convertible if Headwaters enters into an agreement pursuant to which Headwaters’ common stock would be converted into cash, securities or other property.

Headwaters may call the notes for redemption at any time on or after June 1, 2007 and prior to June 4, 2011 if the closing common stock price exceeds 130% of the conversion price for 20 trading days in any consecutive 30-day trading period (in which case Headwaters must provide a “make whole” payment of the present value of all remaining interest payments on the redeemed notes through June 1, 2011). In addition, the holder of the notes has the right to require Headwaters to repurchase all or a portion of the notes on June 1, 2011 or if a fundamental change in common stock has occurred, including termination of trading. Subsequent to June 1, 2011, the notes require an additional interest payment equal to 0.40% of the average trading price of the notes if the trading price equals 120% or more of the principal amount of the notes.

Headwaters has included the additional shares of common stock contingently issuable under the notes in its 2004 diluted EPS calculation, on an if-converted basis, in accordance with the new requirements of EITF 04-08 (see Note 8).

Notes Payable to a Bank—In connection with the acquisition of SCP in July 2004, Headwaters assumed SCP’s obligations under its notes payable to a bank. The notes require monthly interest and quarterly principal payments. Two of the notes bear interest at LIBOR plus 0.5%, subject to an interest rate floor of 4.5% (4.5% at December 31, 2004), and the remaining note (in the amount of $3,000,000) bears interest at 0.5% below the bank’s base rate (4.75% at December 31, 2004). Because the notes are callable by the bank, Headwaters has included the outstanding balance in current portion of long-term debt in the consolidated balance sheet. The notes are collateralized by certain assets of SCP and contain financial covenants specific to SCP, including a minimum fixed charge coverage ratio, a leverage ratio requirement, and limitations on capital expenditures. Headwaters was in compliance with all debt covenants as of December 31, 2004.

HEADWATERS INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS, continued

December 31, 2004

(Unaudited)

Interest Costs—During 2003 and 2004, Headwaters incurred total interest costs of approximately $5,501,000 and $15,991,000, respectively, including approximately $2,588,000 and $1,941,000, respectively, of non-cash interest expense and approximately $161,000 and $127,000, respectively, of interest costs that were capitalized. The weighted-average interest rate on the face amount of outstanding long-term debt, disregarding amortization of debt issue costs, was approximately 6.3% at September 30, 2004 and 5.2% at December 31, 2004.

7.	Income Taxes

Headwaters’ effective income tax rate for 2004 was approximately 35%, the estimated rate for the fiscal year ending September 30, 2005. This compares to an effective tax rate of approximately 38% for 2003. The primary reason for the decrease in the effective tax rate is federal income tax credits available as a result of Headwaters’ investment in an entity that owns and operates a coal-based solid alternative fuel production facility (see Note 9). The alternative fuel produced at the facility through December 2007 qualifies for tax credits pursuant to Section 29 of the Internal Revenue Code. Excluding the effect of the tax credits, Headwaters’ effective tax rate in 2004 would have been approximately 40%.

8.	Earnings per Share

	Three Months Ended December 31,
	2003	2004
	(in thousands, except per-share data)
Numerator:
Numerator for basic earnings per share—net income	$10,092	$13,008
Interest expense related to convertible senior subordinated notes, net of taxes	—	978

Numerator for diluted earnings per share—net income plus interest expense related to convertible notes, net of taxes	$10,092	$13,986

Denominator:
Denominator for basic earnings per share—weighted-average shares outstanding	27,961	33,439
Effect of dilutive securities:
Shares issuable upon exercise of options and warrants	1,121	1,362
Shares issuable upon conversion of convertible senior subordinated notes	—	5,750

Total potential dilutive shares	1,121	7,112

Denominator for diluted earnings per share—weighted-average shares outstanding after assumed exercises and conversions	29,082	40,551

Basic earnings per share	$0.36	$0.39

Diluted earnings per share	$0.35	$0.34

In September 2004, the EITF reached a consensus (EITF Issue 04-08) requiring the inclusion of contingently convertible securities in diluted EPS calculations. This consensus is effective for periods ending after December 15, 2004 and required Headwaters to include in its 2004 diluted EPS calculation, on an if-

HEADWATERS INCORPORATED

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December 31, 2004

(Unaudited)

converted basis, the additional shares issuable under the terms of Headwaters’ outstanding convertible senior subordinated notes described in Note 6. The EITF consensus must be applied to all applicable prior periods, which for Headwaters will be the quarters ended June 30, 2004 and September 30, 2004.

Anti-dilutive securities not considered in the diluted earnings per share calculation, consisting of out-of-the money options, totaled approximately 15,000 and 110,000 shares for 2003 and 2004, respectively.

9.	Commitments and Contingencies

Commitments and contingencies as of December 31, 2004 not disclosed elsewhere, are as follows:

Employee Benefit Plans—In 2004, Headwaters’ Board of Directors approved a Deferred Compensation Plan for certain designated employees, which plan became effective on January 1, 2005. In January 2005, Headwaters’ Board of Directors adopted, subject to stockholder approval, the Headwaters Incorporated Long Term Incentive Compensation Plan (“LTIP”) under which employees of Headwaters selected to participate by the Compensation Committee will be eligible to receive long-term incentive-based compensation. The LTIP will be voted on at the annual meeting of stockholders on March 1, 2005.

Medical Insurance—Effective January 1, 2003, Headwaters adopted a self-insured medical insurance plan for its employees and the employees of all of its subsidiaries existing at that time. For the plan year ended December 31, 2004, there is stop-loss coverage for amounts in excess of $100,000 per individual and approximately $7,500,000 in the aggregate. Headwaters has contracted with a third-party administrator to assist in the payment and administration of claims. Insurance claims are recognized as expenses when incurred and include an estimate of costs for claims incurred but not reported at the balance sheet date. As of December 31, 2004, approximately $869,000 is accrued for claims incurred from January through December 31, 2004 that have not been paid or reported.

Tapco also has a self-insured medical insurance plan covering substantially all of its employees. This plan is administered by a third party and for the plan year ended December 31, 2004 has stop-loss coverage for amounts in excess of $125,000 per individual per year. As of December 31, 2004, approximately $743,000 is accrued for claims incurred that have not been paid or reported.

Property, Plant and Equipment—As of December 31, 2004, Headwaters was committed to spend approximately $12,600,000 to complete capital projects that were in various stages of completion.

Solid Alternative Fuel Facility—In September 2004, Headwaters purchased a 9% variable interest in an entity that owns and operates a coal-based solid alternative fuel production facility, where Headwaters is not the primary beneficiary. In December 2004, Headwaters purchased an additional 10% variable interest in this same entity. Headwaters’ 19% minority interest was acquired in exchange for initial cash payments totaling $500,000 and an obligation to pay $15,000,000 in monthly installments from October 2004 through December 2007. This obligation, recorded in other accrued liabilities and other long-term liabilities in the consolidated balance sheet, bears interest at an 8% rate. Headwaters also has agreed to make additional payments to the seller based on a pro-rata allocation of the tax credits generated by the facility, and its pro-rata share of operating expenses, also through December 2007. These additional payments and operating expenses, along with the amortization of the $15,500,000 investment, are recorded in other expense in the consolidated statement of income.

HEADWATERS INCORPORATED

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(Unaudited)

The alternative fuel produced at the facility through December 2007 qualifies for tax credits pursuant to Section 29 of the Internal Revenue Code, and Headwaters is entitled to receive its pro-rata share of such tax credits generated. Headwaters has the ability, under certain conditions, to limit its liability under the fixed payment obligations of $15,000,000; therefore, Headwaters’ obligation to support the facility’s future operations and make all of the above-described payments is effectively limited to the tax benefits Headwaters receives.

Joint Venture Obligations—In September 2004, Headwaters entered into an agreement with an international chemical company, based in Germany, to jointly develop and commercialize a process for the direct synthesis of hydrogen peroxide. Under terms of the joint venture agreement, Headwaters paid $1,245,000 for its investment in the joint venture and is further obligated to pay an additional $1,000,000 in 2005 and $1,000,000 in 2006. Headwaters has also committed to fund 50% of the joint venture’s research and development expenditures, currently limited to €3,000,000 (approximately $4,100,000 at December 31, 2004), through September 2007. Although there is no legal obligation to do so, the joint venture partners currently have long-range plans to eventually invest in large-scale hydrogen peroxide plants using the process for direct synthesis of hydrogen peroxide.

Legal or Contractual Matters—Headwaters has ongoing litigation and claims incurred during the normal course of business, including the items discussed below. Headwaters intends to vigorously defend or resolve these matters by settlement, as appropriate. Management does not currently believe that the outcome of these matters will have a material adverse effect on Headwaters’ operations, cash flows or financial position.

In fiscal 2004, Headwaters accrued approximately $1,400,000 of reserves for legal matters because it concluded that claims and damages sought by claimants in excess of that amount were not probable. During the quarter ended December 31, 2004, Headwaters expensed $270,000 for legal matters. Our outside counsel believe that unfavorable outcomes are neither probable nor remote and declined to express opinions concerning the likely outcomes or liability of Headwaters. The reserves represent the amounts Headwaters would be willing to pay to reach a settlement. However, these cases raise difficult and complex legal and factual issues, and the resolution of these issues is subject to many uncertainties, including the facts and circumstances of each case, the jurisdiction in which each case is brought, and the future decisions of juries, judges, and arbitrators. Therefore, although management believes that the claims asserted against Headwaters in the named cases lack merit, there is a possibility of material losses in excess of the amounts accrued if one or more of the cases were to be determined adversely against Headwaters for a substantial amount of the damages asserted.

Headwaters currently believes the range of potential loss, excluding costs for outside counsel, is from $520,000 up to the amounts sought by claimants. It is possible that a change in the estimates of probable liability could occur, and the changes could be significant. Additionally, as with any litigation, these proceedings require that Headwaters incur substantial costs, including attorneys’ fees, managerial time, and other personnel resources and costs in pursuing resolution. Costs paid to outside legal counsel for litigation, which comprise the majority of Headwaters’ litigation-related costs, totaled approximately $462,000 in 2003 and $1,609,000 in 2004. It is not possible to estimate what these costs will be in future periods.

Boynton.    In October 1998, Headwaters entered into a technology purchase agreement with James G. Davidson and Adtech, Inc. The transaction transferred certain patent and royalty rights to Headwaters related to a synthetic fuel technology invented by Davidson. (This technology is distinct from the technology developed by Headwaters.) This action is factually related to an earlier action brought by certain purported officers and directors of Adtech, Inc. That action was dismissed by the United States District Court for the Western District of Tennessee and the District Court’s order of dismissal was affirmed on appeal. In the current action, the

HEADWATERS INCORPORATED

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December 31, 2004

(Unaudited)

allegations arise from the same facts, but the claims are asserted by certain purported stockholders of Adtech. In June 2002, Headwaters received a summons and complaint from the United States District Court for the Western District of Tennessee alleging, among other things, fraud, conspiracy, constructive trust, conversion, patent infringement and interference with contract arising out of the 1998 technology purchase agreement entered into between Davidson and Adtech on the one hand, and Headwaters on the other. The plaintiffs seek declaratory relief and compensatory damages in the approximate amount of between $15,000,000 and $25,000,000 and punitive damages. The District Court has dismissed all claims against Headwaters except conspiracy and constructive trust. The Court has scheduled trial for April 2005. Because the resolution of the litigation is uncertain, legal counsel cannot express an opinion as to the ultimate amount, if any, of Headwaters’ liability.

AGTC.    In March 1996, Headwaters entered into an agreement with AGTC and its associates for certain services related to the identification and selection of synthetic fuel projects. In March 2002, AGTC filed an arbitration demand in Salt Lake City, Utah claiming that it is owed commissions under the 1996 agreement for 8% of the revenues received by Headwaters from the Port Hodder project. AGTC is seeking approximate damages in the arbitration between $520,000 and $14,300,000. Headwaters asserts that AGTC did not perform under the agreement and that the agreement was terminated and the disputes were settled in July 1996. Headwaters filed an answer in the arbitration, denying AGTC’s claims and asserting counterclaims against AGTC. The arbitrator conducted hearings during July and August of 2004 and has received a post-arbitration briefing and issued a decision on December 17, 2004. The arbitrator found liability against Headwaters in the amount of $520,000 plus prejudgment interest in the amount of approximately $403,000, all of which was accrued as of December 31, 2004 and paid in January 2005 in full settlement of the matter.

AJG.    In December 1996, Headwaters entered into a technology license and proprietary chemical reagent sale agreement with AJG Financial Services, Inc. The agreement called for AJG to pay royalties and to purchase proprietary chemical reagent material from Headwaters. In October 2000, Headwaters filed a complaint in the Fourth District Court for the State of Utah against AJG alleging that it had failed to make payments and to perform other obligations under the agreement. Headwaters asserts claims including breach of contract, declaratory judgment, unjust enrichment and accounting and seeks money damages as well as other relief. AJG’s answer to the complaint denied Headwaters’ claims and asserted counter-claims based upon allegations of misrepresentation and breach of contract. AJG seeks compensatory damages in the approximate amount of $71,000,000 and punitive damages. Headwaters has denied the allegations of AJG’s counter-claims. This litigation reached the trial phase in January 2005 and is anticipated to conclude in February 2005. Because the resolution of the litigation is uncertain, legal counsel cannot express an opinion as to the ultimate amount of recovery or liability.

McEwan.    In 1995, Headwaters granted stock options to a member of its board of directors, Lloyd McEwan. The director resigned from the board in 1996. Headwaters has declined McEwan’s attempts to exercise most of the options on grounds that the options terminated. In June 2004, McEwan filed a complaint in the Fourth District Court for the State of Utah against Headwaters alleging breach of contract, breach of implied covenant of good faith and fair dealing, fraud, and misrepresentation. McEwan seeks declaratory relief as well as compensatory damages in the approximate amount of $2,750,000 and punitive damages. Headwaters has filed an answer denying McEwan’s claims and has asserted counterclaims against McEwan. Because resolution of the litigation is uncertain, legal counsel cannot express an opinion as to the ultimate amount of liability or recovery.

Headwaters Construction Materials Matters.    There are litigation and pending and threatened claims made against certain subsidiaries of Headwaters Construction Materials with respect to several types of exterior finish systems manufactured and sold by its subsidiaries for application by contractors on residential and commercial

HEADWATERS INCORPORATED

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(Unaudited)

buildings. Typically, litigation and these claims are controlled by such subsidiaries’ insurance carriers. The plaintiffs or claimants in these matters have alleged that the structures have suffered damage from latent or progressive water penetration due to some alleged failure of the building product or wall system. The most prevalent type of claim involves alleged defects associated with components of an Exterior Insulation and Finish System (“EIFS”) which was produced for a limited time (through 1997) by Best Masonry & Tool Supply and Don’s Building Supply. There is a 10-year projected claim period following discontinuation of the product.

Typically, the claims cite damages for alleged personal injuries and punitive damages for alleged unfair business practices in addition to asserting more conventional damage claims for alleged economic loss and damage to property. To date, claims made against such subsidiaries have been paid by their insurers, with the exception of minor deductibles, although such insurance carriers typically have issued “reservation of rights” letters to Headwaters Resources. None of the cases has gone to trial, and while two such cases involve 100 and 800 homes, respectively, none of the cases includes any claims formally asserted on behalf of a class. While, to date, none of these proceedings have required that Headwaters Resources incur substantial costs, there is no guarantee of insurance coverage or continuing coverage. These and future proceedings may result in substantial costs to Headwaters Resources, including attorneys’ fees, managerial time and other personnel resources and costs. Adverse resolution of these proceedings could have a materially negative effect on Headwaters Resources’ business, financial condition, and results of operation, and its ability to meet its financial obligations. Although Headwaters Resources carries general and product liability insurance, Headwaters Resources cannot assure that such insurance coverage will remain available, that Headwaters Resources’ insurance carrier will remain viable, or that the insured amounts will cover all future claims in excess of Headwaters Resources’ uninsured retention. Future rate increases may also make such insurance uneconomical for Headwaters Resources to maintain. In addition, the insurance policies maintained by Headwaters Resources exclude claims for damages resulting from exterior insulating finish systems, or EIFS, that have manifested after March 2003. Because resolution of the litigation and claims is uncertain, legal counsel cannot express an opinion as to the ultimate amount, if any, of Headwaters Resources’ liability.

Other.    Headwaters and its subsidiaries are also involved in other legal proceedings that have arisen in the normal course of business.

Section 29 Matters—Headwaters Energy Services’ license fees and revenues from sales of chemical reagents depend on the ability of licensees and customers to manufacture and sell qualified synthetic fuels that generate tax credits under Section 29 of the Internal Revenue Code. From time to time, issues arise as to the availability of tax credits, including the items discussed below.

Legislation.    Under current law, Section 29 tax credits for synthetic fuel produced from coal expire on December 31, 2007. In addition, there have been initiatives from time to time to consider the early repeal or modification of Section 29. For example, during calendar 2004, a bill was introduced in the United States House of Representatives that would repeal the Section 29 credit for synthetic fuel produced from coal. Although the bill did not pass Congress in calendar 2004, the bill could be reintroduced in 2005. If Section 29 expires at the end of 2007 or if it is repealed or adversely modified, synthetic fuel facilities would probably either close or substantially curtail production. At this time, given current prices of coal and costs of synthetic fuel production, Headwaters does not believe that production of synthetic fuel will be profitable absent the tax credits. In addition, if Headwaters’ licensees close their facilities or materially reduce production activities (whether after 2007, or upon earlier repeal or adverse modification of Section 29, or for any other reason), it would have a material adverse effect on the revenues and net income of Headwaters.

HEADWATERS INCORPORATED

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December 31, 2004

(Unaudited)

Phase-Out.    Section 29 tax credits are subject to phase-out after the average annual wellhead domestic oil price (“reference price”) reaches a beginning phase-out threshold price, and is eliminated entirely if the reference price reaches the full phase-out price. For calendar 2003, the reference price was $27.56 per barrel and the phase-out range began at $50.14 and would have fully phased out tax credits at $62.94 per barrel. For calendar 2004, an estimated partial year reference price (through November 2004) is $36.80 per barrel, and an estimate of the phase-out range (using 2% inflation) begins at $51.14 and completes phase-out at $64.20 per barrel. The one-day cash trading price on January 31, 2005 was $47.76 per barrel.

IRS Audits.    Licensees are subject to audit by the IRS. The IRS may challenge whether Headwaters Energy Services’ licensees satisfy the requirements of Section 29, or applicable Private Letter Rulings, including placed- in-service requirements, or may attempt to disallow Section 29 tax credits for some other reason. The IRS has initiated audits of certain licensee-taxpayers who claimed Section 29 tax credits, and the outcome of any such audit is uncertain. In calendar 2004, a licensee announced that IRS field auditors had issued a notice of proposed adjustment challenging the placed-in-service date of three of its synthetic fuel facilities. The licensee believes that the facilities meet the placed-in-service requirement, however, the timing and final results of the audit are unknown. The inability of a licensee to claim Section 29 tax credits would reduce Headwaters’ future income from the licensee.

Senate Permanent Subcommittee on Investigations.    On October 29, 2003, the Permanent Subcommittee on Investigations of the Government Affairs Committee of the United States Senate issued a notification of pending investigations. The notification listed the synthetic fuel tax credit as a new item. In March 2004, the Subcommittee described its investigation as follows: “The Subcommittee is continuing its investigation [of] tax credits claimed under Section 29 of the Internal Revenue Code for the sale of coal-based synthetic fuels. This investigation is examining the utilization of these tax credits, the nature of the technologies and fuels created, the use of these fuels, and others [sic] aspects of Section 29. The investigation will also address the IRS’ administration of Section 29 tax credits.” The Subcommittee conducted numerous interviews and received large volumes of data between December 2003 and March 2004. Since that time, to Headwaters’ knowledge, there has been little activity regarding the investigation. Headwaters cannot make any assurances as to the timing or ultimate outcome of the Subcommittee investigation, nor can Headwaters predict whether Congress or others may conduct investigations of Section 29 tax credits in the future. The Subcommittee investigation may have a material adverse effect on the willingness of buyers to engage in transactions to purchase synthetic fuel facilities or on the willingness of current owners to operate their facilities, and may materially adversely affect Headwaters’ revenues and net income.

License Fees—Pursuant to the contractual terms of an agreement with a certain licensee, this licensee has set aside substantial amounts for working capital and other operational contingencies as provided for in the contractual agreements. These amounts may eventually be paid out to various parties having an interest in the cash flows from the licensee’s operations, including Headwaters, if they are not used for working capital and other operational contingencies. As a result, Headwaters currently expects to receive at some future date a portion of those reserves, the amount of which is not currently determinable and therefore, not recognizable.

$175,000,000

HEADWATERS INCORPORATED

COMMON STOCK

Headwaters Incorporated may offer from time to time shares of its common stock. This prospectus provides a general description of these securities. We will provide specific information and the terms of the securities being offered in supplements to this prospectus. The supplements may also add, update or change information in this prospectus. Please read this prospectus and any prospectus supplements carefully before investing. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is traded on The Nasdaq National Market under the symbol “HDWR.” On February 4, 2005, the last reported sale price for our common stock on The Nasdaq National Market was $32.00 share.

Our principal executive offices are located at 10653 South River Front Parkway, Suite 300, South Jordan, UT 84095, and our telephone number is (801) 984-9400.

We may offer the common stock directly to investors, through agents, underwriters or dealers. See “Plan of Distribution.” Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

Investing in our common stock involves risks that are described in the “ Risk Factors” section beginning on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 8, 2005.

USE OF PROCEEDS	4
DIVIDEND POLICY	4
DESCRIPTION OF CAPITAL STOCK	4
PLAN OF DISTRIBUTION	6
LEGAL MATTERS	7
EXPERTS	7

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, over approximately the next two years, issue and sell common stock in one or more offerings of common stock with a maximum aggregate offering price of $175,000,000.

This prospectus provides you with a general description of the common stock we may offer. Each time we offer common stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered common stock. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “we,” “us” and “our” refer to Headwaters Incorporated and its subsidiaries.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risk factors contained in our filing on Form 10-K for the year ended September 30, 2004, and all other information contained in and incorporated by reference in this prospectus before making an investment decision. See “Where You Can Find More Information.”

HEADWATERS INCORPORATED

Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Headwaters has grown dramatically over the last several years, both organically and through strategic acquisitions that have allowed us to diversify and pursue growth opportunities. Our revenues have grown from $27.9 million in 2000 to $554.0 million for the fiscal year ended September 30, 2004. Headwaters’ acquisition strategy has concentrated on opportunities that complement existing business lines, command leading market positions, are accretive to earnings and generate significant cash flow.

We conduct our business primarily through the following business units:

Headwaters Resources (formerly known as ISG) is the largest manager and marketer of coal combustion products (“CCPs”) in the United States. We create commercial value for CCPs using CCPs primarily as a replacement for portland cement in a variety of concrete products. CCPs, such as fly ash and bottom ash, are created when coal is burned and have traditionally been an environmental and economic burden for coal-fueled power generators but, when properly managed, can result in additional revenue for the utilities.

Headwaters Construction Materials (formerly known as American Construction Materials) is a market leader in designing, manufacturing and marketing architectural stone veneer under the Eldorado Stone brand acquired in June 2004 and also holds regional market leadership positions in manufacturing and marketing concrete blocks, mortar and stucco materials. In September 2004, we acquired Tapco Holdings, Inc. (“Tapco”), a leading manufacturer of building products accessories (such as window shutters, gable vents and mounting blocks) and professional tools used in exterior residential remodeling and construction. The acquisitions of the Tapco and Eldorado Stone businesses have significantly transformed the Construction Materials business unit

1

and given Headwaters a national presence in the commercial and residential improvement market. With the recent acquisition of Tapco, this business unit has become a market leader in residential exterior building products accessories (such as window shutters, gable vents and mounting blocks) under various Tapco brands.

Headwaters Energy Services (formerly known as Covol Fuels) is the market leader in enhancing the value of coal used in power generation through licensing proprietary technologies and selling chemical reagents that convert coal into a solid alternative fuel.

Headwaters Technology Innovation Group, known as HTI, develops and commercializes proprietary technologies to convert or upgrade fossil fuels into higher-value products and develops nanocatalyst technologies that have multiple industrial and chemical applications. The energy-related technologies developed or under development include direct coal liquefaction, the conversion of gas-to-liquid fuels and the upgrading of heavy oil to lighter materials. HTI has also developed a proprietary nanocatalyst technology that will allow for the custom design of catalysts on an atomic scale for multiple industrial applications, which should reduce costs and increase the efficiency of chemical reactions.

In addition to sharing leadership positions in their respective markets, our business units are linked by a commitment to sustainable business practices and products. We strive to create sustainable products by conserving natural resources, minimizing waste, creating products using less energy, creating products that use less energy, and leading the industries in which we participate to a higher environmental standard.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement incorporates by reference additional information and exhibits. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC, under File No. 0-27808. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede the information that is either contained herein or incorporated by reference herein, and will be considered to be a part of this prospectus from the date such documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended September 30, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2004;

•

our Current Reports on Form 8-K, filed with the SEC on May 25, 2004 (with respect to Item 7(a) only), on September 13, 2004 (with respect to Item 9.01(a) only), on November 10, 2004 (other than with respect to Items 2.02 and 7.01 and Exhibit 99.1 thereto), and on February 7, 2005, and on Form 8-K/A filed with the SEC on December 7 and 13, 2004; and

•	the description of our common stock contained in our amended Annual Report on Form 10-K/A, filed with the SEC on April 24, 1996.

2

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the initial filing date of the registration statement of which this prospectus is a part and before the termination of any offering of securities offered by this prospectus. Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in

•	the prospectus;

•	the accompanying prospectus supplement; or

•	any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Upon your written or oral request of any or all of the documents incorporated by reference but not delivered with this prospectus, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to the Corporate Secretary, Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, UT 84095. Our telephone number is (801) 984-9400.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Forward-looking statements include our expectations as to the managing and marketing of coal combustion products and expansion of their commercial use; operations of facilities utilizing alternative fuel technologies; the marketing of alternative fuels; the availability of tax credits; the availability of feed stocks; the receipt of licensing fees; royalties, and product sales revenues; our ability to leverage our business units’ complementary distribution systems; our ability to integrate acquired companies; our ability to successfully implement improvements in manufacturing systems; the availability of raw materials for our products; the development, commercialization, and financing of new technologies and products and other strategic business opportunities and acquisitions, including, without limitation, other information about our company and each of our business units. Actual results may vary materially from such expectations. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. For a discussion of the factors that could cause actual results to differ from expectations, please see the risk factors contained in our filing on Form 10-K for the year ended September 30, 2004, and all other information contained in and incorporated by reference in this prospectus. There can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the applicable report.

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Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in the prospectus and the prospectus supplement for future acquisitions and general corporate purposes, which may include repayment or redemption of existing indebtedness, additions to working capital, financing of capital expenditures, research and development of new technologies and strategic investment opportunities. A significant portion of the net proceeds from the sale of any securities to be offered by the prospectus and the prospectus supplement may be used to pay off some of the indebtedness incurred in the acquisition of Tapco. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. Pending such uses, we may also invest the net proceeds in interest bearing securities. We may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis to fund our future capital and working capital requirements in excess of internally generated funds.

DIVIDEND POLICY

We have never paid dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. We currently intend to retain any earnings to finance our operations and growth. The terms and conditions of our senior secured credit facilities restrict and limit payments or distributions in respect of our capital stock. Payment of dividends in the future will depend, among other things, upon our debt covenants, ability to generate earnings, need for capital, investment opportunities and overall financial condition.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of the shares of our common stock, par value $0.001 per share and preferred stock, par value $0.001 per share. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our certificate of incorporation and our bylaws as exhibits to the registration statement, of which this prospectus is a part. You should read our certificate of incorporation and our bylaws for additional information before you buy any of our common stock. See “Where You Can Find More Information.”

Common Stock

As of December 31, 2004, our authorized common stock was 50,000,000 shares, of which approximately 33,990,000 shares were issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

4

Preferred Stock

As of December 31, 2004, our authorized preferred stock was 10,000,000 shares, of which none were issued and outstanding.

We may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including but not limited to:

•	the distinctive designation of each series and the number of shares that will constitute such series;

•	the voting rights, if any, of shares of the series and the terms and conditions of such voting rights;

•

the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if such shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

•

the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series may be converted or exchanged into other securities, if such shares are convertible or exchangeable.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

•

before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•

upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

•

at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

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The ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board of directors to issue preferred stock without further stockholder action, including adoption of a stockholders rights plan using preferred stock rights, could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, our bylaws provide that our board of directors is divided into three classes, a separate class to be elected each year, making it more difficult to replace the entire board of directors or remove individual directors. In addition, our bylaws may be amended by action of the board of directors. Certain provisions under consideration for amendment are notice requirements and other procedures with respect to special meetings called by stockholders, stockholder action by written consent and director nominations by stockholders.

Limitation of Liability and Indemnification

Delaware law permits, and our certificate of incorporation contains, provisions eliminating a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law for improper dividends, repurchases or redemptions of stock or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities law. We have put in place agreements with our directors and executive officers containing provisions indemnifying our directors and officers to the fullest extent permitted by Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

PLAN OF DISTRIBUTION

We may sell the securities:

•	through one or more underwriters or dealers in a public offering and sale by them,

•	directly to investors, or

•	through agents.

We may sell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

•	at market prices prevailing at the times of sale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Further, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates,

6

in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We will describe the method of distribution of the securities in the prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our respective purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

All securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of any of the securities may make a market in those securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any of the securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

Selected legal matters with respect to the validity of any securities issued under this prospectus will be passed upon for us by Pillsbury Winthrop LLP, San Francisco, California, and New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 30, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Tapco Holdings, Inc. and subsidiaries incorporated in this prospectus and the registration statement by reference to Headwaters Incorporated’s Current Report on Form 8-K dated September 13, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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The consolidated financial statements of Eldorado Stone LLC and subsidiaries as of December 31, 2002 and 2003, and for the years then ended, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

This prospectus and the registration statement incorporates by reference the audited financial statements of Eldorado Stone LLC and subsidiaries for the year ended December 31, 2001, by reference to Headwaters Incorporated’s Current Report on Form 8-K dated May 25, 2004 in reliance upon the report of Arthur Andersen LLP, independent public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The Arthur Andersen LLP report on the December 31, 2001 consolidated financial statements of Eldorado Stone LLC and subsidiaries, dated March 29, 2002, is a copy of the audit report previously issued by Arthur Andersen LLP in connection with Eldorado Stone LLC and subsidiaries’ financial statements as of and for the year ended December 31, 2001, and has not been reissued by Arthur Andersen LLP because Arthur Andersen LLP has ceased operations.

We have not been able to obtain the written consent of Arthur Andersen LLP to the incorporation by reference of Arthur Andersen LLP’s report in this prospectus and registration statement; therefore, we have dispensed with the requirement to file Arthur Andersen LLP’s consent in reliance on Rule 437a under the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the incorporation by reference of its report in this prospectus and the registration statement, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP that are incorporated by reference into this prospectus and the registration statement or any omissions to state a material fact required to be stated therein.

8

PROSPECTUS

$150,000,000

HEADWATERS INCORPORATED

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

Headwaters Incorporated may offer from time to time debt securities, preferred stock and common stock. This prospectus provides a general description of these securities. We will provide specific information and the terms of the securities being offered in supplements to this prospectus. The supplements may also add, update or change information in this prospectus. Please read this prospectus and any prospectus supplements carefully before investing. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is traded on The Nasdaq National Market under the symbol “HDWR.” On July 22, 2003, the last reported sale price for our common stock on The Nasdaq National Market was $13.25 per share.

Our principal executive offices are located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, and our telephone number is (801) 984-9400.

We may offer these securities directly to investors, through agents, underwriters or dealers. See “Plan of Distribution.” Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

Investing in our securities involves risks that are described in the “Risk Factors” section on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 3, 2003.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	4
DIVIDEND POLICY	4
DESCRIPTION OF CAPITAL STOCK	4
DESCRIPTION OF DEBT SECURITIES	7
PLAN OF DISTRIBUTION	15
LEGAL MATTERS	16
EXPERTS	16

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, over approximately the next two years, issue and sell any combination of common stock, preferred stock or debt securities, either separately or in units, in one or more offerings with a maximum aggregate offering price of $150,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the offered securities. Any prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “we,” “us” and “our” refer to Headwaters Incorporated and its subsidiaries.

RISK FACTORS

An investment in our debt securities, common stock or preferred stock involves a high degree of risk. You should consider carefully the risk factors contained in our filings on Form 8-K dated October 22, 2002 and on Form 10-K for the year ended September 30, 2002, and all other information contained in and incorporated by reference in this prospectus before making an investment decision. See “Where You Can Find More Information.” Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

HEADWATERS INCORPORATED

Headwaters Incorporated is a world leader in developing and deploying alternative energy and related technologies to the marketplace. Headwaters is focused on converting fossil fuels such as gas, coal and heavy oils into alternative energy products.

Company History.    Headwaters was incorporated in Delaware in 1995 under the name Covol Technologies, Inc. In September 2000, the Company’s name was changed to Headwaters Incorporated. Our common stock trades under the Nasdaq symbol HDWR.

Business Strategy.    The future of fossil fuels is at the molecular level. Converting natural gas and refinery off-gas to liquid fuels, coal to gas and clean transportation fuels, and heavy oils to light fuels are all examples of changing the physical nature of the fossil fuel at the molecular level. Broadly speaking, this is the technology that Headwaters has developed. Headwaters has the ability to adjust the composition of the fossil fuel molecules, converting the low value fossil fuel into a higher value product. The conversion from low to high value products also allows Headwaters to extract troublesome elements, like sulfur, nitrogen, and heavy metals, out of the fuel. The result is a higher value clean product.

Through its operating division, Covol Fuels, Headwaters has developed, patented and commercialized an innovative chemical technology that interacts with carbon based feedstock to produce a solid alternative fuel that is eligible for federal tax credits. Since 1996, Headwaters has licensed this technology for royalty payments and also sells its chemical reagent products to its licensees and other customers. To date, this technology has provided Headwaters with most of its revenue.

On September 19, 2002, Headwaters acquired Industrial Services Group, Inc., or ISG. ISG, through its wholly-owned operating subsidiary, ISG Resources, Inc., is the nation’s largest manager and marketer of coal combustion products, known as CCPs, in North America. With the ISG acquisition, Headwaters believes it is in a position to provide a full range of value-added services to the coal-fired electric generating industry, as well as capitalize on opportunities to develop related energy technologies. ISG’s CCPs division is a supplier of post-combustion services and technologies to the coal-fired electric utility industry. ISG manages approximately 20 million tons annually of CCPs for a majority of the nation’s largest coal-fired utilities, as well as for other industrial clients. ISG markets CCPs (primarily fly ash and bottom ash) to replace manufactured or mined materials, such as portland cement, lime, agricultural gypsum, fired lightweight aggregate, granite aggregate and limestone. ISG’s manufactured products division manages the production and sale of masonry mortars, block and stucco materials, as well as some of ISG’s value-added technology products for the construction market. ISG utilizes high volumes of CCPs as ingredients in the mortars, blocks and stuccos that ISG produces.

Additionally, Headwaters’ subsidiary acquired in August 2001, Hydrocarbon Technologies, Inc. (“HTI”), has developed catalyst and nano-catalyst technologies to convert coal to liquid fuels, gas to liquid fuels, and heavy/waste oils to clean light fuels. The development of nano-catalyst technology by HTI places Headwaters at the forefront of applying advanced molecular science to multiple energy and chemical processes.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement incorporates by reference additional information and exhibits. We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as us, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede the information that is either contained herein or incorporated by reference herein, and will be considered to be a part of this prospectus from the date such documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended September 30, 2002, filed with the SEC on December 24, 2002;

•	the description of our common stock contained in our amended Annual Report on Form 10-K/A, filed with the SEC on April 24, 1996;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 28, 2003;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002 and March 31, 2003, filed with the SEC on February 11, 2003 and May 7, 2003, respectively; and

•	our Current Reports on Form 8-K, filed with the SEC on October 4, 2002, October 18, 2002, October 22, 2002 and April 24, 2003.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the initial filing date of the registration statement of which this prospectus is a part and before the termination of any offering of securities offered by this prospectus. Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference into, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in

•	the prospectus;

•	the accompanying prospectus supplement; or

•	any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference into this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon your written or oral request of any or all of the documents incorporated by reference but not delivered with this prospectus, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to the Corporate Secretary, Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095. Our telephone number is (801) 984-9400.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in the sections entitled “About This Prospectus,” “Risk Factors,” “Use of Proceeds,” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, or achievements to be materially different from any future results, levels of activity or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under “Risk Factors” and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in the prospectus and the prospectus supplement for future acquisitions and general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness, financing of capital expenditures, research and development of new technologies and strategic investment opportunities. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. Pending such uses, we may also invest the net proceeds in interest bearing securities. We may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis to fund our future capital and working capital requirements in excess of internally generated funds.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

	Year Ended September 30,					Six Months Ended March 31, 2003
	1998	1999	2000	2001	2002
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	N/A	N/A	2.23	41.53	65.38	3.86

(1)	Earnings for the years ended September 30, 1998 and 1999 were insufficient to cover combined fixed charges and preferred stock dividends by $12,306,000 and $28,402,000, respectively.

For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, (i) fixed charges consist of interest on debt, including capitalized interest, amortization of discount on debt and capitalized expenses related to indebtedness, and a reasonable approximation of interest within rental expense; and (ii) earnings consist of pre-tax income from operations, plus fixed charges (excluding capitalized interest), less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

DIVIDEND POLICY

We have paid no dividends to date on our common stock. We do not intend to pay any cash dividends on our common stock in the foreseeable future. We expect that we will retain any earnings to finance our operations and growth. The terms and conditions of future indebtedness may also restrict and limit payments or distributions in respect of our common stock. Therefore, we do not expect to pay cash dividends in the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of the shares of our common stock, par value $0.001 per share and preferred stock, par value $0.001 per share. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our certificate of incorporation and our bylaws as exhibits to the registration statement, of which this prospectus is a part. You should read our certificate of incorporation and our bylaws for additional information before you buy any of our common stock. See “Where You Can Find More Information.”

Common Stock

As of June 30, 2003, our authorized common stock was 50,000,000 shares, of which 27,778,919 shares were issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

As of June 30, 2003, our authorized preferred stock was 10,000,000 shares, of which none were issued and outstanding.

We may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including but not limited to:

•	the distinctive designation of each series and the number of shares that will constitute such series;

•	the voting rights, if any, of shares of the series and the terms and conditions of such voting rights;

•

the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if such shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

•

the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series may be converted or exchanged into other securities, if such shares are convertible or exchangeable.

The particular terms of any series of preferred stock will be described in a prospectus supplement. Any material United States federal income tax consequences and other special considerations with respect to any preferred stock offered under this prospectus will also be described in the applicable prospectus supplement.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

•

before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•	upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

•

at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board of directors to issue preferred stock without further stockholder action, including adoption of a stockholders rights plan using preferred stock rights, could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, our bylaws provide that our board of directors is divided into three classes, a separate class to be elected each year, making it more difficult to replace the entire board of directors or remove individual directors. In addition, our bylaws may be amended by action of the board of directors. Certain provisions under consideration for amendment are notice requirements and other procedures with respect to special meetings called by stockholders, stockholder action by written consent and director nominations by stockholders.

Limitation of Liability and Indemnification

Delaware law permits, and our certificate of incorporation contains, provisions eliminating a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law for improper dividends, repurchases or redemptions of stock or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities law. We have put in place agreements with our directors and executive officers containing provisions indemnifying our directors and officers to the fullest extent permitted by Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Transfer Agent

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms if and when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of one or a combination of the following: our senior debt, or Senior Debt Securities, our senior subordinated debt, or Senior Subordinated Debt Securities, or our subordinated debt, or Subordinated Debt Securities. We refer to the Subordinated Debt Securities and the Senior Subordinated Debt Securities together as the Subordinated Securities. The debt securities we offer will be issued under an indenture between us and Wilmington Trust Company, acting as trustee, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of debt securities. Debt securities, whether senior, senior subordinated or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. We may, without the consent of the holders of any series, increase the principal amount of securities in that series in the future, on the same terms and conditions and with the same CUSIP numbers as that series. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount”, or OID, because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title and authorized denominations of the series of debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	whether such debt securities will be issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•

the place or places where and the manner in which principal, premium or interest, if any, will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, under which any debt securities will rank junior to any of our other debt;

•	whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

•

if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

•	the nature and terms of any security for any secured debt securities; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will present United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Senior Debt Securities

Payment of the principal of, premium and interest, if any, on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including Senior Debt Securities and any credit facility. We will state in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We also will state in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

Payment of the principal of, premium and interest, if any, on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, including our Senior Debt Securities and Senior Subordinated Debt Securities. We will state in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We also will state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities, including, for example, shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (1) we will be the continuing corporation or (2) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The term “Event of Default,” when used in the indenture, unless otherwise indicated, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments when due;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	events in bankruptcy, insolvency or reorganization relating to us; or

•	any other Event of Default provided in the applicable officer’s certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default with respect to any series of Senior Debt Securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of Senior Debt Securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of Senior Debt Securities of equal ranking (or, if any of such Senior Debt Securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of such equal ranking and not the holders of the debt securities of any one of such series of Senior Debt Securities.

If an Event of Default with respect to any series of Subordinated Securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of Subordinated Securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of Subordinated Securities of equal ranking (or, if any of such Subordinated Securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of equal ranking and not the holders of the debt securities of any one of such series of Subordinated Securities.

The holders of not less than a majority in aggregate principal amount of the debt securities of all affected series of equal ranking may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization of us occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of such default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series of equal ranking have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series of equal ranking.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and may be represented by one or more fully registered global securities or in unregistered form with or without coupons. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for registered debt securities:

•

ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•

upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities represented by a registered global security will designate the accounts to be credited; and

•

ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of us, the trustee or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a common depositary for Euroclear System and Cedel Bank, Société Anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within sixty (60) days. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium and interest, if any, on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium and interest, if any, on all outstanding debt securities of the series;

•

we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium and interest, if any, payments on the series of debt securities; and

•

in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium and interest, if any, on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on such date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities and provide the terms and conditions for the release or substitution of the security;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	add any additional events of default;

•	cure any ambiguity or correct any inconsistency or defect in the indenture;

•

add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	establish the forms or terms of debt securities of any series;

•	eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

•

evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee; and

•

make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of Senior Debt Securities or of Subordinated Securities of equal ranking, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	extend the final maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption or impair or affect any right of redemption at the option of the holder of the debt security;

•	change the currency in which the principal, premium or interest, if any, is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	alter provisions of the relevant indenture relating to the debt securities not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any and all affected series of equal ranking, by notice to the relevant trustee, may on behalf of the holders of the debt securities of any and all such series of equal ranking waive any default and its consequences under the indenture except:

•	a continuing default in the payment of interest on, premium, if any, or principal of, any such debt security held by a nonconsenting holder; or

•	a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Concerning the Trustee

The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium and interest, if any, on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee in New York, New York.

If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

The holders of a majority in aggregate principal amount of any and all affected series of debt securities of equal ranking then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, provided that the direction:

•	would not conflict with any rule of law or with the relevant indenture;

•	would not be unduly prejudicial to the rights of another holder of the debt securities; and

•	would not involve any trustee in personal liability.

The indenture provides that in case an Event of Default shall occur, not be cured and be known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director of ours or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the securities separately or together:

•	through one or more underwriters or dealers in a public offering and sale by them,

•	directly to investors, or

•	through agents.

We may sell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

•	at market prices prevailing at the times of sale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

We will describe the method of distribution of the securities in the prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our respective purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

All securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of any of the securities may make a market in those securities. However, they are not obligated to make a market and may discontinue market making activity at any time. No assurance can be given as to the liquidity of the trading market for any of the securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

Selected legal matters with respect to the validity of any securities issued under this prospectus will be passed upon for us by Pillsbury Winthrop LLP, San Francisco, California and New York, New York.

EXPERTS

Ernst & Young LLP, independent auditors, have audited our consolidated financial statements as of and for the year ended September 30, 2002, included in our annual report on Form 10-K for the year ended September 30, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Ernst & Young LLP also have audited the consolidated financial statements of Industrial Services Group, Inc. and Subsidiaries at December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 as set forth in their report included in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2002. We have incorporated these consolidated financial statements by reference in this prospectus in reliance upon Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The financial statements for each of the two years ended September 30, 2001 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Headwaters Incorporated for the year ended September 30, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Headwaters' North American Capabilities and Infrastructure

HEADWATERS
INCORPORATED
Headwaters Resources
Headwaters Construction Materials
Corporate Headquarters
Headwaters Technology Innovation Group
Headwaters Energy Services